Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
among
TROY PARENTCO LLC,
TROY MERGER SUB INC.,
and
TXNM ENERGY, INC.
Dated as of May 18, 2025

KE 101146486

Page
-i-

(continued)
Page
-ii-

(continued)
Page

-iii-

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER, dated as of May 18, 2025 (this “Agreement”), is entered into among Troy ParentCo LLC, a Delaware limited liability company (“Parent”), Troy Merger Sub Inc., a New Mexico corporation and a direct subsidiary of Parent (“Merger Sub”), and TXNM Energy, Inc., a New Mexico corporation (the “Company” and, together with Parent and Merger Sub, the “Parties” and each, a “Party”).
RECITALS
WHEREAS, the board of directors of the Company (the “Company Board of Directors”), at a meeting duly called and held, has unanimously (a) determined, in good faith, that this Agreement and the transactions contemplated by this Agreement, including the merger of Merger Sub with and into the Company (the “Merger”), are fair to, and in the best interests of, the Company and its shareholders, (b) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Merger, (c) declared this Agreement and the transactions contemplated by this Agreement, including the Merger, advisable, consistent with and in furtherance of the Company’s business strategies and in the best interests of the Company and its shareholders, (d) resolved to recommend the approval of this Agreement and the transactions contemplated hereby, including the Merger, by the shareholders of the Company, and (e) directed that this Agreement and the transactions contemplated hereby, including the Merger, be submitted to the shareholders of the Company for their approval;
WHEREAS, the manager of Parent has (a) determined, in good faith, that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable to and in the best interests of Parent and its sole member and (b) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the Delaware Limited Liability Company Act;
WHEREAS, the board of directors of Merger Sub has (a) determined, in good faith, that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, Merger Sub and its sole shareholder, (b) approved and authorized this Agreement and the transactions contemplated by this Agreement, including the Merger and declared this Agreement and the transactions contemplated by this Agreement, including the Merger, advisable and in the best interests of Merger Sub and its sole shareholder, and (c) resolved to recommend the approval of this Agreement and the transactions contemplated hereby, including the Merger, to Parent, as the sole shareholder of Merger Sub, and directed that this Agreement and the transactions contemplated hereby, including the Merger, be submitted to Parent, as the sole shareholder of Merger Sub, for approval in accordance with the NMBCA;
WHEREAS, Parent has approved this Agreement and the transactions contemplated hereby, including the Merger, by written consent in its capacity as the sole shareholder of Merger Sub;
WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, Blackstone Infrastructure Partners L.P., a Delaware limited partnership and an Affiliate of Parent and Merger Sub (“Sponsor”), has entered into (a) that certain Equity Commitment Letter, dated as of the date hereof (the “Equity Commitment Letter”), pursuant to which Sponsor has agreed to provide funding to Parent in the amount and circumstances set forth therein (the “Equity Financing”) and (b) that certain Limited Guarantee in favor of the Company (the “Guarantee”) with respect to certain obligations of Parent and Merger Sub under this Agreement;
WHEREAS, the Company and Troy TopCo LP, a Delaware limited partnership (“Purchaser”) that, directly or indirectly, wholly owns Parent, simultaneously with the execution of this Agreement, are entering into a Stock Purchase Agreement (the “Stock Purchase Agreement”), pursuant to which the Company will issue and sell, and Purchaser will purchase, subject to the terms and conditions set forth therein, 8,000,000 shares of Company Common Stock (as hereinafter defined) for aggregate consideration to the Company of $400,000,000; and
WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.
NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I

THE MERGER
SECTION 1.1     Definitions. The following terms have the meanings set forth in the following sections of this Agreement:
2014 PEP    Section 3.3(b)(iii)
2023 PEP    Section 3.3(b)(iii)
Acceptable Confidentiality Agreement    Section 9.3(a)
Acquisition Proposal    Section 6.1(e)(i)
Affiliate    Section 9.3(b)
Agreement    Preamble
Anti-Corruption Laws    Section 9.3(c)
Antitrust Authorities    Section 6.4(c)(i)
Applicable Date    Section 3.6
Articles of Merger    Section 1.4
Backstop Facilities    Section 3.24
Bankruptcy and Equity Exception    Section 3.4(a)
Book-Entry Share    Section 2.1(a)
Business Day    Section 9.3(d)
Cancelled Shares    Section 2.1(a)
Certificate    Section 2.1(a)
Closing    Section 1.3
Closing Date    Section 1.3
Code    Section 9.3(e)

Company    Preamble
Company Articles of Incorporation    Section 3.2
Company Board of Directors    Recitals
Company Bylaws    Section 3.2
Company Capitalization Date    Section 3.3(b)
Company Change of Recommendation    Section 6.1(c)
Company Collective Bargaining Agreements    Section 3.12(a)
Company Common Stock    Section 3.3(a)
Company Contact    Section 6.15(b)
Company Cure Period    Section 8.1(e)(i)
Company Disclosure Schedule    Article III
Company Employees    Section 3.11(a)
Company Financial Advisor    Section 3.18
Company Material Adverse Effect    Section 9.3(f)
Company Material Contract    Section 3.8(a)(viii)
Company Material Real Property    Section 3.14(a)
Company Notice    Section 6.1(d)
Company Parties    Section 9.3(g)
Company Plan    Section 3.11(a)
Company Preferred Stock    Section 3.3(a)
Company Recommendation    Section 3.4(b)
Company Regulatory Approvals    Section 7.1(c)
Company Requisite Vote    Section 3.4(a)
Company Risk Management Guidelines    Section 3.22
Company SEC Reports    Section 3.7(a)
Company Securities    Section 3.3(c)
Company Share    Section 2.1(a)
Company Shareholders Meeting    Section 6.3
Company Stock Plans    Section 3.3(b)(iii)
Company Termination Fee    Section 8.2(b)(i)
Confidentiality Agreement    Section 6.6(b)
Consent    Section 3.5(b)
Consent Solicitations     Section 6.17(d)
Continuing Employee(s)    Section 6.9(a)
Contract    Section 9.3(h)
Control    Section 9.3(i)
Controlled Group Liability    Section 3.11(d)
Convertible Notes    Section 3.3(b)(iii)
Convertible Notes Indenture    Section 6.17(i)
Credit Facilities    Section 9.3(j)
Definitive Agreement    Section 6.18(d)
Derivative Product    Section 9.3(k)
Designated Person    Section 9.3(l)
Direct Plan    Section 2.2(c)
Directors Deferred Plan    Section 2.2(d)
Dissenting Shares    Section 2.3

D&O Insurance    Section 6.10(d)
Earned Performance Shares    Section 2.2(b)
Easement    Section 3.14(c)
Effective Time    Section 1.4
End Date    Section 8.1(c)
Environmental Law    Section 3.17
Equity Commitment Letter    Recitals
Equity Financing    Recitals
Equity Securities    Section 9.3(m)
ERISA    Section 3.11(a)
ERISA Affiliate    Section 9.3(n)
ESP II    Section 9.3(o)
Ex-Im Laws    Section 9.3(p)
Exchange Act    Section 9.3(q)
Exchange Agent    Section 2.4(a)
Exchange Fund    Section 2.4(a)
Existing Credit Facility    Section 6.17(a)
Existing Lenders    Section 6.17(a)
Existing Loan Consent    Section 6.17(a)
Existing Loan Notice    Section 6.17(a)
Extended End Date    Section 8.1(c)
FERC    Section 9.3(r)
Filing    Section 3.5(b)
Final Order    Section 9.3(s)
Final Quarterly Dividend    Section 6.14
Financing Conditions    Section 4.12(b)
FPA    Section 9.3(t)
GAAP    Section 9.3(u)
Governmental Entity    Section 9.3(w)
Governmental Official    Section 9.3(v)
Guarantee    Recitals
Hazardous Substance    Section 3.17
HSR Act    Section 9.3(x)
Indemnified Party    Section 6.10(a)
Insolvent    Section 9.3(y)
Intellectual Property    Section 9.3(z)
Interim Period    Section 5.1
Intervening Event    Section 9.3(aa)
IRS    Section 3.11(b)
Joint Venture    Section 9.3(bb)
Judgment    Section 9.3(cc)
knowledge    Section 9.3(dd)
Law    Section 9.3(ee)
Legal Restraint    Section 7.1(b)
Liability Limitation    Section 9.3(ff)
Licenses    Section 3.6

Liens    Section 3.14(a)
Merger    Recitals
Merger Sub    Preamble
New Mexico Secretary of State    Section 1.4
NMBCA    Section 9.3(gg)
NMPRC    Section 6.6(a)
Notional Units    Section 9.3(hh)
Notice Period    Section 6.1(d)
NYSE    Section 9.3(ii)
Offers to Purchase    Section 6.17(d)
Organizational Documents    Section 9.3(jj)
Parent    Preamble
Parent Alternative Financing    Section 6.18(g)
Parent Contact    Section 6.15(b)
Parent Cure Period    Section 8.1(d)(i)
Parent Debt Commitment Letter    Section 4.12(d)
Parent Debt Financing    Section 4.12(d)
Parent Debt Financing Entities    Section 9.3(kk)
Parent Debt Financing Sources    Section 9.3(ll)
Parent Disclosure Schedule    Article IV
Parent Material Adverse Effect    Section 9.3(mm)
Parent Regulatory Approvals    Section 7.1(c)
Parent Termination Fee    Section 8.2(c)
Parties    Preamble
Party    Preamble
Per Share Merger Consideration    Section 2.1(a)
Performance Shares    Section 2.2(b)
Permitted Liens    Section 3.14(a)
Permitted Permanent Bond Replacement Financing    Section 9.3(nn)
Permitted Replacement Backstop Facility    Section 9.3(oo)
Person    Section 9.3(pp)
Personal Information    Section 9.3(qq)
PNM    Section 3.7(a)
Privacy Rules and Policies    Section 9.3(rr)
Proceeding    Section 6.10(a)
Prohibited Modifications    Section 6.18(f)
Proxy Statement    Section 6.2(a)
PUCT    Section 6.6(a)
PUHCA    Section 3.19(a)
Purchaser    Recitals
Regulated Operating Subsidiaries    Section 3.19(a)
Regulatory Proceeding    Section 9.3(ss)
Representatives    Section 6.1(a)
Required Amount    Section 4.12(a)
Required Financial Information    Section 9.3(uu)
Required Regulatory Approvals    Section 7.1(c)

Restricted Stock Rights    Section 2.2(a)
Retention Program    Section 6.9(c)
Sanctioned Country    Section 9.3(vv)
Sanctions    Section 9.3(ww)
Sanctions List    Section 9.3(xx)
Sarbanes-Oxley Act    Section 3.7(a)
Satisfaction Notice    Section 8.1(d)(iii)
SEC    Section 3.7(a)
Section 53-15-4    Section 2.3
Securities Act    Section 3.7(a)
Significant Subsidiary    Section 9.3(yy)
SPA Guarantee    Section 9.3(zz)
Sponsor    Recitals
Stock Purchase Agreement     Recitals
subsidiary    Section 9.3(aaa)
Superior Proposal    Section 6.1(e)(ii)
Surviving Corporation    Section 1.2
Surviving Corporation Bylaws    Section 1.5(c)
Surviving Corporation Charter    Section 1.5(b)
Tax Return    Section 9.3(bbb)
Taxes    Section 9.3(ccc)
Taxing Authority    Section 9.3(ddd)
TNMP    Section 3.7(a)
TNMP Backstop Facility    Section 3.24
TNMP Bonds    Section 9.3(eee)
TNMP Mortgage Indenture    Section 9.3(fff)
Transaction Litigation    Section 6.11
Transition Committee    Section 6.15(b)
Treasury Regulations    Section 9.3(ggg)
TXNM Backstop Facility    Section 3.24
WARN Act    Section 3.12(b)
Willful Breach    Section 9.3(hhh)
SECTION 1.2    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving entity in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and a direct subsidiary of Parent, and the separate corporate existence of the Company, with all of its properties, rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, subject to Article II. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all of the properties, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Company as the Surviving Corporation and all claims, obligations, debts, liabilities and duties of the Company and Merger Sub shall become the claims, obligations, debts, liabilities and duties of the Company as the Surviving Corporation. The Merger shall have the effects set forth in this Agreement and specified in the NMBCA.
SECTION 1.3    Closing. The closing for the Merger (the “Closing”) shall take place at the offices of Troutman Pepper Locke LLP, 875 Third Avenue, New York, New York 10022, at 9:00 a.m., New York City time, on the tenth (10th) Business Day following the day on which the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or (to the extent permitted by applicable Law) waiver of those conditions at the Closing) have been satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement or at such other time and place as the Company and Parent may agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”.
SECTION 1.4    Effective Time. At the Closing, the Company and Merger Sub will cause the Merger to be consummated by filing with the Secretary of State of the State of New Mexico (the “New Mexico Secretary of State”) articles of merger (the “Articles of Merger”), to be executed, acknowledged and filed with the New Mexico Secretary of State as provided in Section 53-14-4 of the NMBCA. The Merger shall become effective at the time when the Articles of Merger have been duly filed with the New Mexico Secretary of State or at such later time as may be agreed by the Parties in writing and specified in the Articles of Merger (the “Effective Time”).
SECTION 1.5    Articles of Incorporation; Bylaws.
(a)    The name of the Surviving Corporation shall be the name of the Company.
(b)    The articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation (except that the name of the Surviving Corporation shall be the name of the Company) (the “Surviving Corporation Charter”), until thereafter amended as provided therein or by applicable Law, in each case, subject to the obligations set forth in Section 6.10.
(c)    The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation (except that the name of the Surviving Corporation shall be the name of the Company) (the “Surviving Corporation Bylaws”), until thereafter amended as provided therein or by applicable Law, in each case subject to the obligations set forth in Section 6.10.
SECTION 1.6    Directors and Officers.
(a)    The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Charter and the Surviving Corporation Bylaws.
(b)    The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Charter and the Surviving Corporation Bylaws.
ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS
SECTION 2.1    Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of Company Common Stock or the capital stock of Merger Sub or limited liability company interests of Parent:
(a)    Merger Consideration. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (each, a “Company Share”) (other than (i) Company Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned subsidiary of Parent and (ii) Company Shares owned by the Company or any of its wholly-owned subsidiaries as treasury stock or otherwise, and in each case, not held on behalf of third parties (collectively, the “Cancelled Shares”), which shall be treated in accordance with Section 2.1(b), and the Dissenting Shares, which shall be treated in accordance with Section 2.3), shall be automatically converted, in accordance with the procedures set forth in this Agreement, into the right to receive an amount equal to $61.25 per Company Share in cash, without interest (the “Per Share Merger Consideration”). At the Effective Time, all of the Company Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Company Shares (other than Cancelled Shares and Dissenting Shares) and each non-certificated Company Share represented by book-entry (a “Book-Entry Share”) (other than Cancelled Shares and Dissenting Shares) shall, in each case, thereafter represent only the right to receive the Per Share Merger Consideration, in each case without interest and subject to compliance with the procedures for surrender as set forth in Section 2.4.
(b)    Cancellation of Cancelled Shares. Each Cancelled Share shall automatically, and without any action on the part of the Company, Parent or Merger Sub, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.
(c)    Surviving Corporation Shares. Each share of common stock, no par value per share, of Merger Sub, issued and outstanding immediately prior to the Effective Time, shall be converted into one (1) share of common stock, no par value per share, of the Surviving Corporation.
SECTION 2.2    Treatment of Restricted Stock Rights and Performance Shares.
(a)    Treatment of Restricted Stock Rights. Immediately prior to the Effective Time, each outstanding award of restricted stock rights (“Restricted Stock Rights”) granted under any Company Stock Plan or otherwise, shall, automatically and without any required action on the part of the holder thereof, cease to relate to or represent any right to receive any Company Common Stock and shall be converted, immediately prior to the Effective Time, into the right of the holder of such Restricted Stock Right to receive, from the Surviving Corporation or Parent (on behalf of the Surviving Corporation), an amount in cash (rounded down to the nearest cent) equal to the product of (i) the total number of shares of Company Common Stock subject to such Restricted Stock Right immediately prior to the Effective Time multiplied by (ii) the Per Share Merger Consideration, plus interest at the rate of six percent (6%), compounded semi-annually, from the Effective Time until the date of payment less applicable Taxes required to be withheld with respect to such payment. Such cash amount shall be payable to the holder of such converted award on the same terms and conditions as were applicable to the corresponding converted Restricted Stock Rights, including any applicable vesting, acceleration and payment timing provisions and subject to any prior deferral election by the holder with respect to the corresponding converted Restricted Stock Rights, as adjusted hereby, but excluding any terms rendered inoperative by reason of the consummation of the Merger and subject to such other administrative or ministerial changes as are reasonable and appropriate to conform the converted award, in each case through the Company’s regular payroll processes applicable to such holder. For the avoidance of doubt, such cash amount will be paid only if and to the extent (and at the same time as) the corresponding Restricted Stock Right would have vested and been paid in accordance with the terms thereof. The intent is for the Surviving Corporation or Parent (on behalf of the Surviving Corporation) to pay, or cause to be paid, such amount only at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to the corresponding Restricted Stock Right such that no Tax or penalty under Section 409A of the Code will be triggered as a result of the conversion of the Restricted Stock Right.
(b)    Treatment of Performance Shares. Immediately prior to the Effective Time, each outstanding award of performance shares (“Performance Shares”) granted under any Company Stock Plan or otherwise, shall, automatically and without any required action on the part of the holder thereof, be deemed to have been earned at the higher of (i) the target level of performance or (ii) the actual level of performance achieved, determined on a goal-by-goal basis, as of the last day of the last month ending at least thirty (30) days before the Effective Time, with such actual level of performance determined in the good faith judgment of the Company’s compensation committee as constituted immediately prior to the Effective Time in accordance with the applicable Company Stock Plan (the “Earned Performance Shares”). Immediately thereafter, each Earned Performance Share shall, automatically and without any required action on the part of the holder thereof, cease to relate to or represent any right to receive any Company Common Stock and shall be converted into the right of the holder of such Earned Performance Share to receive, from the Surviving Corporation or Parent (on behalf of the Surviving Corporation), an amount in cash equal to the product of (A) the number of shares of Company Common Stock subject to such Earned Performance Share immediately prior to the Effective Time multiplied by (B) the Per Share Merger Consideration, plus interest at the rate of six percent (6%), compounded semi-annually, from the Effective Time until the date of payment less applicable Taxes required to be withheld with respect to such payment. Such cash amount shall be payable to the holder of such converted award on the same service-based vesting terms and conditions as were applicable to the corresponding converted Earned Performance Share, including any applicable service-based vesting, acceleration and payment timing provisions but excluding any terms rendered inoperative by reason of the consummation of the Merger and subject to such other administrative or ministerial changes as are reasonable and appropriate to conform the converted award, in each case through the Company’s regular payroll processes applicable to such holder. For the avoidance of doubt, such cash amount will be paid only if and to the extent (and at the same time as) the corresponding cancelled Earned Performance Share would have vested and been paid in accordance with the service-based terms thereof. The intent is for the Surviving Corporation or Parent (on behalf of the Surviving Corporation) to pay, or cause to be paid, such amounts only at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to the corresponding Earned Performance Share, so that no Tax or penalty under Section 409A of the Code will be triggered as a result of the conversion of the Performance Share.
(c)    Direct Plan. In accordance with the terms of the Third Amended and Restated PNM Resources, Inc. Direct Plan (as amended, the “Direct Plan”), the Company shall take all actions reasonably necessary to ensure that the Direct Plan shall terminate immediately following the Effective Time; provided, that such termination shall be contingent upon the occurrence of the Effective Time. The Company shall provide timely notice to participants of the termination of the Direct Plan in accordance with the Direct Plan.
(d)    Director Deferred Restricted Stock Rights Program. As of the Effective Time, in accordance with the terms of the Company’s Director Deferred Restricted Stock Rights Program, effective as of December 1, 2017 and amended as of February 28, 2025 (the “Directors Deferred Plan”), the Company shall take all actions reasonably necessary and in accordance with the Directors Deferred Plan to ensure that (i) the Directors Deferred Plan is terminated as of the Effective Time, (ii) no Nonemployee Director (as defined in the Directors Deferred Plan) will be eligible to participate in the Directors Deferred Plan after the Effective Time, except with respect to any outstanding Restricted Stock Rights granted to a Nonemployee Director with respect to which the Nonemployee Director, prior to the Effective Time, has made a deferral election pursuant to the Directors Deferred Plan, which Restricted Stock Rights shall be deferred into the Directors Deferred Plan in accordance with the applicable deferral election, (iii) each share of Company Common Stock distributable under the Directors Deferred Plan shall be automatically converted, in accordance with the procedures set forth in this Agreement, into the right to receive the Per Share Merger Consideration, and (iv) the Company will distribute to each participant the amounts credited to his or her account in the Directors Deferred Plan as soon as administratively practicable (and no later than thirty (30) days) after the Effective Time to the extent permitted by Section 409A of the Code (any amounts credited to the director’s account in the Directors Deferred Plan after the Effective Time shall be distributed to the participant as soon as administratively practicable (and no later than thirty (30) days) after the amounts are credited to the director’s account in the Directors Deferred Plan and in no event later than one (1) year after the Effective Time); provided, however, that such termination and all of the related foregoing actions shall be contingent upon the occurrence of the Effective Time, and provided, further, that nothing herein shall preclude a Nonemployee Director whose account in the Directors Deferred Plan is not paid as soon as administratively practicable (and no later than thirty (30) days) after the Effective Time from directing the deemed investment in such account to investments other than Company Common Stock pursuant to the terms of the Directors Deferred Plan.
(e)    Treatment of Company Stock Plans. As of the Effective Time, no further Restricted Stock Rights, Performance Shares, or other rights with respect to shares of Company Common Stock shall be granted under the Company Stock Plans or otherwise, and the Company Stock Plans, other than the ESP II and the TXNM Energy, Inc. Retirement Savings Plan, shall terminate automatically upon the occurrence of the Effective Time such that, following the

Effective Time, there shall be no outstanding Restricted Stock Rights or Performance Shares (in each case, whether vested or unvested) or any Company Common Stock or stock-based awards of the Company, the Surviving Corporation or any of their respective subsidiaries, under the terminated Company Stock Plans; provided, however, that the converted Restricted Stock Rights and the converted Earned Performance Shares shall remain subject to the applicable terms and conditions of the Company Stock Plans and the treatment described in this Section 2.2.
(f)    No Right to Acquire Shares. The Company shall take all actions reasonably necessary to ensure that, from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver shares of Company Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of Restricted Stock Rights or Performance Shares that are subject to the provisions set forth in this Section 2.2 or any other rights with respect to shares of Company Common Stock granted under the Company Stock Plans.
(g)    Corporate Actions. At or prior to the Effective Time, the Company, the Company Board of Directors or the compensation committee of the Company Board of Directors, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to effectuate the provisions of this Section 2.2 (including the satisfaction of the requirements of Rule 16b-3(e) promulgated under the Exchange Act); provided, that such actions shall expressly be conditioned upon the consummation of the Merger and shall be of no effect if this Agreement is terminated without consummation of the Merger. The Company and the Company Board of Directors shall not take any action to apply the provisions of Section 11.5 of the 2014 PEP or Section 10.5 of the 2023 PEP to the transactions contemplated by this Agreement.
SECTION 2.3    Dissenting Shares. Notwithstanding Section 2.1, Company Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing who is entitled to, and who has demanded, payment for fair value of such Company Shares (“Dissenting Shares”) in accordance with Section 53-15-4 of the NMBCA (“Section 53-15-4”) shall not be converted into the right to receive the Per Share Merger Consideration for each such Dissenting Share, unless and until such holder fails to perfect or effectively withdraws or otherwise loses the right to receive payment of fair value for such holder’s Dissenting Shares in accordance with Section 53-15-4. Any such holder shall instead be entitled only to receive payment of the fair value of such holder’s Dissenting Shares in accordance with the provisions of Section 53-15-4 less any applicable Taxes required to be withheld in accordance with Section 2.4(e) with respect to such payment. At the Effective Time, the Dissenting Shares shall no longer be outstanding, and each holder of a Certificate or Book-Entry Share that immediately prior to the Effective Time represented Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 53-15-4. If, after the Effective Time, such holder fails to perfect or effectively withdraws or otherwise loses the right to receive payment of the fair value of such holder’s Dissenting Shares in accordance with the provisions of Section 53-15-4 (or had not properly demanded payment under Section 53-15-4), then each such Dissenting Share shall be treated as if such Dissenting Share had been converted as of the Effective Time into the right to receive the Per Share Merger Consideration, without interest thereon. The Company will give Parent (a) prompt written notice of any demand for payment of fair value of any Company Shares in accordance with Section 53-15-4, any withdrawals of such demands, and any other communications received by the Company or any of its Representatives in respect of the demand, withdrawal, or perfection of any rights under Section 53-15-4 and (b) the opportunity to conduct jointly with the Company all negotiations and proceedings with respect to such demands related to any Company Shares under Section 53-15-4. The Company will not, except with the prior written consent of Parent, voluntarily make any payment with respect to any Dissenting Shares or settle or offer to settle any such demands.
SECTION 2.4    Surrender of Company Shares.
(a)    Exchange Agent. Prior to the Effective Time, the Company and Parent shall enter into an agreement in form and substance reasonably acceptable to the Company and Parent with an exchange agent selected by Parent with the Company’s prior approval, which approval shall not be unreasonably conditioned, withheld or delayed (the “Exchange Agent”), for the purpose of delivering or causing to be delivered to each holder of Company Shares (other than Cancelled Shares or Dissenting Shares) the aggregate Per Share Merger Consideration to which the shareholders of the Company shall become entitled in respect of their Company Shares pursuant to this Article II. Parent shall deposit, or cause to be deposited, with the Exchange Agent, (i) at or prior to the Effective Time, a cash amount in immediately available funds sufficient in the aggregate to provide all funds necessary for the Exchange Agent to make payments of the Per Share Merger Consideration under Section 2.1, and (ii) from time to time, to the extent and when needed, additional cash sufficient to pay any dividends or other distributions pursuant to Section 6.14 (such cash deposited with the Exchange Agent being hereinafter referred to as the “Exchange Fund”) in trust for the benefit of the holders of the Company Shares. The Exchange Agent shall invest any cash in the Exchange Fund if so directed by Parent; provided, that any such investments shall be in short-term (i.e., maturities of thirty (30) days or less) obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., respectively. To the extent that there are losses with respect to such investments, or any cash in the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the aggregate Per Share Merger Consideration as contemplated by Section 2.1 and to pay any dividends or other distributions pursuant to Section 6.14, Parent shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the cash in the Exchange Fund is at all times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 2.1(a) and Section 6.14 shall be promptly returned to Parent or the Surviving Corporation, as requested by Parent. The funds deposited with the Exchange Agent pursuant to this Section 2.4(a) shall not be used for any purpose other than as contemplated by this Section 2.4(a).
(b)    Exchange Procedures.
(i)    Transmittal Materials. Promptly after the Effective Time (and in any event within three (3) Business Days thereafter), the Surviving Corporation shall cause the Exchange Agent to mail or otherwise provide to each holder of record of Company Shares (other than holders of Cancelled Shares and Dissenting Shares) (A) transmittal materials, including a letter of transmittal in customary form as Parent shall reasonably specify after consultation with the Company, specifying that delivery shall be effected, and risk of loss and title shall pass, with respect to Book-Entry Shares, only upon delivery of an “agent’s message” regarding the book-entry transfer of Book-Entry Shares (or such other evidence, if any, of the transfer as the Exchange Agent may reasonably request), and with respect to Certificates, only upon delivery of the Certificates (or satisfaction of the replacement requirements in lieu of the Certificates as provided in Section 2.4(f)) and delivery of a duly completed and validly executed letter of transmittal to the Exchange Agent, such transmittal materials to be in such form and have such other provisions as Parent shall reasonably determine after consultation with the Company, and (B) instructions for use in effecting the surrender of the Book-Entry Shares or Certificates (or satisfaction of the replacement requirements in lieu of the Certificates as provided in Section 2.4(f)) to the Exchange Agent.
(ii)    Certificates. Upon surrender of a Certificate (or satisfaction of the replacement requirements in lieu of the Certificate as provided in Section 2.4(f)) to the Exchange Agent in accordance with the terms of such transmittal materials and instructions and delivery with the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.4(e)) equal to (A) the product obtained by multiplying (1) the number of Company Shares represented by such Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.4(f)) by (2) the Per Share Merger Consideration, plus (B) any dividends and other distributions such holder has the right to receive pursuant to Section 6.14. No interest will be paid or accrued on any cash amount payable upon due surrender of the Certificates.
(iii)    Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the aggregate Per Share Merger Consideration that such holder is entitled to receive as a result of the Merger pursuant to Section 2.1(a) and any dividends and other distributions such holder has the right to receive pursuant to Section 6.14. In lieu thereof, each holder of record of one or more Book-Entry Shares (other than Cancelled Shares and Dissenting Shares) shall upon receipt by the Exchange Agent of an “agent’s message” in customary form and such other evidence of surrender, if any, as the Exchange Agent may reasonably request (it being understood that the holders of Book-Entry Shares shall be deemed to have surrendered such Company Shares upon receipt by the Exchange Agent of such “agent’s message” or such other evidence of surrender, if any, as the Exchange Agent may reasonably request) be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 2.4(e)) equal to (A) the product obtained by multiplying (1) the number of Company Shares represented by such Book-Entry Shares by (2) the Per Share Merger Consideration, plus (B) any dividends and other distributions such holder has the right to receive pursuant to Section 6.14. No interest will be paid or accrued on any cash amount payable upon due surrender of the Book-Entry Shares.
(iv)    Unrecorded Transfers; Other Payments. In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company or if payment of the applicable Per Share Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, a check for any cash to be exchanged upon due surrender of such Certificate or Book-Entry Share may be delivered to such transferee or other Person only if the Certificate or Book-Entry Share formerly representing such Company Shares is properly endorsed or shall be otherwise in proper form for transfer and is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer or other similar Taxes have been paid or are not applicable.
(v)    Related Charges and Expenses. Until surrendered as contemplated by this Section 2.4(b), each Certificate and each Book-Entry Share shall represent at any time from and after the Effective Time only the right to receive upon such surrender (together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, or an “agent’s message,” and such other documents as may reasonably be required pursuant to such instructions or by the Exchange Agent (as applicable)) the applicable Per Share Merger Consideration and any dividends or other distributions with respect to Company Shares payable pursuant to Section 6.14. The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Company Shares for the Per Share Merger Consideration and any dividends or other distributions payable pursuant to Section 6.14.
(c)    Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the former shareholders of the Company for twelve (12) months after the Effective Time shall, upon the written demand of the Surviving Corporation, be delivered to the Surviving Corporation. Any former holder of Company Shares (other than a holder of Cancelled Shares or Dissenting Shares) who has not theretofore complied with this Article II shall thereafter be entitled to solely look to Parent and the Surviving Corporation, as a general unsecured creditor thereof, for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.4(e)) and any dividends or other distributions such holder has the right to receive pursuant to Section 6.14 upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates) or acceptable evidence of the surrender and cancellation of Book-Entry Shares, without any interest thereon in accordance with the provisions set forth in Section 2.4(b), and Parent shall remain liable for (subject to applicable abandoned property, escheat or other similar Laws) payment of their claim for the Per Share Merger Consideration and any dividends or other distributions such holder has the right to receive pursuant to Section 6.14 payable upon due surrender of their Certificates or Book-Entry Shares. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, Merger Sub, the Company, the Exchange Agent or any other Person shall be liable to any former holder of Company Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any portion of the Exchange Fund remaining unclaimed by Persons entitled to receive the Per Share Merger Consideration pursuant to this Article II as of a date that is immediately prior to such time as such unclaimed funds would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person entitled thereto.
(d)    Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Company Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or acceptable evidence of a Book-Entry Share is presented (together with the properly delivered and validly executed transmittal materials required by this Section 2.4) to the Surviving Corporation, Parent or the Exchange Agent for transfer, it shall be cancelled and exchanged for the consideration provided for in, and in accordance with the procedures set forth in, this Article II. The Per Share Merger Consideration paid upon the surrender of Certificates together with the letter of transmittal, duly completed and validly executed in accordance with the instructions thereto (or upon receipt by the Exchange Agent of an “agent’s message,” in the case of Book-Entry Shares, or such other evidence, if any, as the Exchange Agent may reasonably request), in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Shares formerly represented by such Certificates or such Book-Entry Shares.
(e)    Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of Parent, Merger Sub, the Surviving Corporation and their respective agents (including the Exchange Agent) shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement to any holder of Company Shares, Restricted Stock Rights, Performance Shares, or other rights with respect to shares of Company Common Stock (including any converted awards), or any other Person who is entitled to receive the Per Share Merger Consideration, any amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any other applicable state, local or non-U.S. tax Law. To the extent that amounts are so withheld by Parent, Merger Sub, the Surviving Corporation or any of their respective agents (including the Exchange Agent), such deducted and withheld amounts (i) shall be promptly remitted by Parent, Merger Sub, the Surviving Corporation or their respective agents, as applicable, to the applicable Governmental Entity, and (ii) to the extent so remitted to the applicable Governmental Entity, shall be treated for all purposes of this Agreement as having been paid to the Person(s) in respect of which such deduction and withholding was made. The Parties and their respective agents (including the Exchange Agent) shall reasonably cooperate in good faith (i) to establish or obtain any exemption from or reduction in the amount of any withholding that otherwise would be required and (ii) to coordinate the deduction and withholding of any Taxes required to be deducted and withheld under any applicable Tax Law.
(f)    Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent or the Exchange Agent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will issue a check in the amount (after giving effect to any required Tax withholdings as provided in Section 2.4(e)) equal to (i) the product obtained by multiplying (A) the number of Company Shares represented by such lost, stolen or destroyed Certificate by (B) the Per Share Merger Consideration, plus (ii) any dividends and other distributions such holder has the right to receive pursuant to Section 6.14. Delivery of such affidavit and the posting of such bond shall be deemed delivery of a Certificate with respect to the relevant Company Shares for purposes of this Article II.
SECTION 2.5    Adjustments. In the event that the number of Company Shares issued and outstanding after the date hereof and prior to the Effective Time or the number of securities convertible or exchangeable into or exercisable for Company Shares shall have been changed into a different number of Company Shares or securities convertible or exchangeable into or exercisable for Company Shares, as applicable, or securities of a different class as a result, in either case, of a reclassification, stock split (including a reverse stock split), stock dividend, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, then, in each case, the Per Share Merger Consideration and any other number or amount contained herein which is based upon the number of Company Shares shall be equitably adjusted to provide to Parent and the holders of Company Shares the same economic effect as contemplated by this Agreement prior to such event; provided, however, that nothing in this Section 2.5 shall be construed to permit the Company, any subsidiary of the Company or any other Person to take any action that is otherwise prohibited by the terms of this Agreement.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to Parent and Merger Sub that, except (i) as disclosed in the Company SEC Reports filed with, or furnished to, the SEC from and after January 1, 2021 and prior to the date of this Agreement (other than in any “risk factor” disclosure under the heading “Risk Factors” or any forward-looking statements contained therein) or (ii) as set forth on the corresponding sections or subsections of the disclosure schedules delivered to Parent and Merger Sub by the Company concurrently with entering into this Agreement (the “Company Disclosure Schedule”), it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure:
SECTION 3.1    Organization and Qualification; Subsidiaries.
(a)    Each Company Party is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or present conduct of its business requires such qualification, except in each case where the failure to be so organized, formed, existing, qualified or, to the extent such concept is applicable, in good standing or to have such power or authority as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)    Section 3.1(b) of the Company Disclosure Schedule sets forth a list of all the Company’s subsidiaries and Joint Ventures, including (i) the name of each such entity and its form and jurisdiction of incorporation, (ii) a brief description of the principal line or lines of business conducted by each such entity and (iii) all Equity Securities held by any Person (including the Company) in each such entity. Except (A) as set forth in Section 3.1(b) of the Company Disclosure Schedule or (B) for Equity Securities acquired after the date of this Agreement without violating any covenant or agreement set forth herein, none of the Company nor any of its subsidiaries directly or indirectly owns any Equity Securities in any subsidiaries or Joint Ventures.

SECTION 3.2    Articles of Incorporation and Bylaws. The Company has furnished or otherwise made available to Parent, prior to the date hereof, a correct and complete copy of the Articles of Incorporation, as amended to date (the “Company Articles of Incorporation”), and the Bylaws, as amended to date (the “Company Bylaws”), of the Company as in effect as of the date hereof, and the Organizational Documents of each of the Company’s Significant Subsidiaries, each as in effect as of the date hereof. The Company Articles of Incorporation and the Company Bylaws are in full force and effect. The Company is not in material violation of any provision of the Company Articles of Incorporation or Company Bylaws. The Organizational Documents of the Company’s Significant Subsidiaries are in full force and effect, and no Significant Subsidiary is in material violation of any provision of its Organizational Documents.
SECTION 3.3    Capitalization.
(a)    The authorized capital stock of the Company consists of (i) 200,000,000 shares of common stock, no par value (the “Company Common Stock”) and (ii) 10,000,000 shares of preferred stock, no par value (the “Company Preferred Stock”), of which 500,000 shares have been designated Convertible Preferred Shares, Series A.
(b)    As of the close of business on May 16, 2025 (the “Company Capitalization Date”), the total issued and outstanding equity of the Company, and the total equity reserved for issuance by the Company, consisted of the following Equity Securities:
(i)    92,659,335 shares of Company Common Stock were issued and outstanding (which number does not include shares of Company Common Stock to which Restricted Stock Rights, Performance Shares or Notional Units relate);
(ii)    no shares of Company Preferred Stock were issued or outstanding; and
(iii)    (A) 269,963 shares of Company Common Stock subject to outstanding Restricted Stock Rights, (B) 301,977 shares and 603,971 shares of Company Common Stock subject to outstanding Performance Shares (calculated assuming target and maximum level performance achievement, respectively), in each such case, as granted or provided for under the (1) TXNM Energy, Inc. 2023 Performance Equity Plan, effective as of May 9, 2023 and as amended on August 2, 2024 (the “2023 PEP”), and (2) the TXNM Energy, Inc. 2014 Performance Equity Plan, effective as of May 15, 2014 and as amended on December 14, 2015 and January 1, 2017 (the “2014 PEP”), (and applicable award agreements issued thereunder) (collectively with the ESP II and the TXNM Energy, Inc. Retirement Savings Plan, as amended on December 13, 2022 and August 2, 2024, the “Company Stock Plans”), (C) no shares of Company Common Stock were held by the Company in its treasury, (D) 3,232,991 shares of Company Common Stock were reserved for issuance under the Company Stock Plans, (E) 14,534,850 shares of Company Common Stock were reserved for issuance upon conversion of the Company’s 5.75% Junior Subordinated Convertible Notes due 2054 (the “Convertible Notes”), and (F) 1,104,641 shares of Company Common Stock were reserved for issuance pursuant to forward sales agreements entered into by the Company with third-party forward purchasers under an “at-the-market” offering.

(c)    From the close of business on the Company Capitalization Date through the date of this Agreement, no (i) Restricted Stock Rights, (ii) Performance Shares (or awards in respect thereof), (iii) Notional Units or (iv) other rights to acquire Company Common Stock under any Company Stock Plan, have been granted or promised to be granted, and no shares of Company Common Stock have been issued or promised to be issued, except for shares of Company Common Stock issued pursuant to the vesting or settlement of Restricted Stock Rights or Performance Shares, in each case in accordance with the terms of the Company Stock Plans and the applicable award agreements, shares of Company Common Stock purchased and sold in the TXNM Energy, Inc. Retirement Savings Plan, and shares of Company Common Stock issued pursuant to the Stock Purchase Agreement. Except as set forth in Section 3.3(b), as of the Company Capitalization Date, (A) there are no outstanding or authorized (1) shares of capital stock or other voting securities of the Company, (2) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (3) options, warrants, calls, phantom stock, rights (including stock appreciation rights), preemptive rights, other Contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or Contract or other rights to acquire from any Company Party, or obligations or agreements of any Company Party to issue, transfer or sell, or cause to be issued, transferred or sold, any capital stock, voting securities or securities convertible into, exercisable for, or exchangeable for, or giving any Person a right to subscribe for or acquire, any capital stock or voting securities of any Company Party (collectively, “Company Securities”), and (B) there are no outstanding contractual obligations of any Company Party (1) to repurchase, redeem or otherwise acquire or dispose of, or (2) that contain any right of first refusal with respect to, require the registration for sale of, apply voting restrictions to, grant any preemptive or antidilutive rights with respect to, or otherwise restrict any Person from purchasing, selling, pledging or otherwise disposing of, any Company Securities. All outstanding shares of Company Common Stock, and all shares of the Company reserved for issuance as noted in Section 3.3(b), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights, purchase options, call, right of first refusal or any similar right. Each of the outstanding shares of capital stock of each of the Company’s subsidiaries and Joint Ventures is duly authorized, validly issued, fully paid and nonassessable and, with respect to the Company’s subsidiaries, all such shares are owned by the Company or another wholly-owned subsidiary of the Company and are owned free and clear of all Liens. Except as set forth in Section 3.3(b) and on Section 3.3(c) of the Company Disclosure Schedule, no Company Party has any outstanding bonds, debentures, notes or other indebtedness or obligations (or commitment, understanding or obligation to issue, sell or extend any such outstanding bond, debenture, note or other indebtedness or obligation) the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of Company Common Stock on any matter.
(d)    There are no voting trusts, proxies or other commitments, understandings, restrictions or arrangements to which the Company or any of its subsidiaries is a party in favor of any Person other than the Company or a subsidiary wholly-owned, directly or indirectly, by the Company with respect to the voting of or the right to participate in dividends or other earnings on any capital stock or other equity interests of the Company or any of its subsidiaries.
(e)    No subsidiary or Joint Venture of the Company owns any stock in the Company.

(f)    The Company has made available to Parent, as of the Company Capitalization Date, a complete and correct list of all outstanding (i) Restricted Stock Rights, (ii) Performance Shares and (iii) Notional Units, in each case, including the number of shares of Company Common Stock subject to such award (in the case of Performance Shares, based on both the target level and maximum level of performance), the name or employee identification number of the holder thereof, the grant date, the number of shares underlying such award subject to a deferral election (if any), the vesting schedule, including the extent to which any vesting had occurred as of the Company Capitalization Date, whether such award is cash-settled or stock-settled and any performance targets or similar conditions to vesting or settlement thereof, and whether (and to what extent) the vesting of such award may be accelerated in any way by the consummation of the transactions contemplated by the Agreement (alone or in combination with any other event, including the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the transactions contemplated by the Agreement). The Company Stock Plans are the only plans or programs that the Company Parties maintain under which stock options, restricted stock, restricted stock units, stock appreciation rights, profits interests, phantom stock, stock purchase, or other compensatory equity and equity-based awards are outstanding, and no awards other than the Restricted Stock Rights and the Performance Shares have been granted under the Company Stock Plans.
SECTION 3.4    Authority.
(a)    The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute, deliver and perform this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger, subject only to the affirmative vote (in person or by proxy) of the holders of a majority of all of the outstanding shares of Company Common Stock entitled to vote thereon at the Company Shareholders Meeting, or any adjournment or postponement thereof, to approve this Agreement (the “Company Requisite Vote”) and the filing of the Articles of Merger with the New Mexico Secretary of State. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).
(b)    The Company Board of Directors, at a meeting duly called and held, has unanimously (i) determined, in good faith, that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its shareholders, (ii) approved and adopted this Agreement and the transactions contemplated by this Agreement, including the Merger, (iii) declared this Agreement and the transactions contemplated by this Agreement, including the Merger, advisable, consistent with and in furtherance of the Company’s business strategies and in the best interests of the Company and its shareholders, (iv) resolved to recommend the approval of this Agreement and the transactions contemplated hereby, including the Merger, by the shareholders of the Company (the “Company Recommendation”), and (v) directed that this Agreement and the transactions contemplated hereby, including the Merger, be submitted to the shareholders of the Company for their approval. The only vote of the shareholders of the Company required to approve this Agreement and the transactions contemplated hereby, including the Merger, is the Company Requisite Vote.
SECTION 3.5    No Conflict; Required Filings and Consents.
(a)    The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby does not and will not (i) subject to obtaining the Company Requisite Vote, breach or violate the Company Articles of Incorporation or the Company Bylaws or any Organizational Documents of any Company Party, (ii) subject to obtaining the Company Requisite Vote, assuming that all Consents and Filings set forth on Section 3.5(b)(i) and (ii) of the Company Disclosure Schedule have been obtained and made, respectively, and any waiting periods thereunder have terminated or expired, conflict with or violate any Law or Judgment applicable to any Company Party or by which any Company Party’s property is bound or (iii) subject to Section 3.5(a)(iii) of the Company Disclosure Schedule and obtaining the Existing Loan Consents, result in any breach or violation of or constitute a default or result in the loss of a benefit under, or give rise to any right of payment (other than payment of the Per Share Merger Consideration on each Company Share pursuant to the terms, and subject to the conditions of, this Agreement), reimbursement, termination, revocation, cancellation, amendment, modification or acceleration of, or result in the creation of a Lien (except a Permitted Lien) on any of the assets or properties of any Company Party under, any of the terms, conditions or provisions of (A) subject to receipt of the Company Requisite Vote, any Law, rule, regulation, order, judgment or decree applicable to any Company Party or by which any of them or any of their respective properties are bound or (B) any Company Material Contract or License to which any Company Party is a party or by which any Company Party or any of their respective assets or properties is bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)    Other than (i) the Required Regulatory Approvals and the other Consents and Filings that have been obtained or made by the Company and (ii) such other Consents and Filings, the failure of which to obtain or make does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Licenses, expirations or terminations of waiting periods, non-actions, waivers, qualifications, change of ownership approvals or other authorizations (each, a “Consent”) of, or registration, notice, declaration or filing (each, a “Filing”) with, any Governmental Entity or third party are required (with or without notice or lapse of time, or both) for or in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, including the Merger.
SECTION 3.6    Compliance. (a) No Company Party is, or since January 1, 2023 (the “Applicable Date”) has been, in default under or in violation of any Law applicable to any Company Party or any order of any Governmental Entity (including Anti-Corruption Laws), except for any such default or violation, which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (b) the Company Parties have all permits, licenses, authorizations, exemptions, orders, consents, approvals, grants, certificates, variances, exceptions, permissions, qualifications, registrations, clearances, notices and franchises from Governmental Entities required to conduct their respective businesses as being conducted as of the date hereof (“Licenses”), except for any such Licenses the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each Company Party is, and since the Applicable Date has been, in compliance in all respects with the terms of the Licenses, except where the failure to be in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No Company Party nor, to the knowledge of the Company, any directors, officers, employees, agents or representatives thereof: (i) is a Designated Person; (ii) is a Person that is owned or controlled by a Designated Person; (iii) is located, organized or resident in a Sanctioned Country; or (iv) has or is now, in connection with the business of any Company Party, engaged in, any dealings or transactions (A) with any Designated Person, (B) in any Sanctioned Country, or (C) otherwise in violation of Sanctions or Ex-Im Laws. Since the Applicable Date, the Company has maintained and implemented policies, procedures and controls designed to ensure compliance with all Anti-Corruption Laws and Sanctions applicable to any Company Party.
SECTION 3.7    SEC Filings; Financial Statements; Undisclosed Liabilities.
(a)    Each of the Company, Public Service Company of New Mexico, a New Mexico corporation (“PNM”), Texas-New Mexico Power Company, a Texas corporation (“TNMP”), and each other Company Party (if any) required to make such filings has filed or otherwise transmitted or furnished, on a timely basis, all forms, reports, schedules, statements (including definitive proxy statements), certifications and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) in each case required to be filed or furnished by it with the U.S. Securities and Exchange Commission (the “SEC”) from the Applicable Date through the date hereof (all such forms, reports, schedules, statements, certificates and other documents filed or furnished with the SEC since the Applicable Date, including those filed or furnished after the date hereof and including all exhibits and other information incorporated therein, amendments and supplements thereto, collectively, the “Company SEC Reports”). As of their respective dates, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, the Company SEC Reports complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date of any such filing. As of the time of filing with the SEC (or, if amended or superseded prior to the date of this Agreement, as of the date of such amendment or superseding filing), none of the Company SEC Reports so filed contained (taking into account all amendments and supplements thereto filed prior to the date hereof) any untrue statement of a material fact or omitted to state any material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statement.
(b)    Since the Applicable Date, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Reports. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Since the Applicable Date, neither the Company nor any of its subsidiaries has arranged any outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.
(c)    The audited consolidated financial statements of the Company and its subsidiaries (including any related notes thereto) included in the Company SEC Reports (i) complied as of their respective dates of filing, in each case in all material respects, with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; (ii) have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto); and (iii) fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof or the periods covered thereby (taking into account the notes thereto) and the consolidated results of operations, statements of earnings, cash flows and stockholders’ equity for the periods indicated. The unaudited consolidated interim financial statements of the Company and its subsidiaries (including any related notes thereto) included in the Company SEC Reports (A) complied as of their respective dates of filing, in each case in all material respects, with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; (B) have been prepared in accordance with GAAP in all material respects (except as may be indicated in the notes thereto and except for the absence of footnote disclosures and normal recurring year-end adjustments that were not and are not expected to be, individually or in the aggregate, material); and (C) fairly present in all material respects the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof (taking into account the notes thereto) and the consolidated results of operations, statements of earnings and cash flows for the periods indicated (subject to normal year-end adjustments that were not and are not expected to be, individually or in the aggregate, material).
(d)    The Company maintains a system of internal control over financial reporting as required by Rule 13a-15(f) and 15d-15(f) of the Exchange Act that is effective in providing reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP in all material respects. The Company maintains disclosure controls and procedures as required by Rule 13a-15(f) and 15d-15(f) of the Exchange Act that are effective in all material respects to ensure that material information required to be disclosed by the Company in the reports it files or furnishes under the Exchange Act (i) is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms and (ii) is accumulated and communicated to the Company’s management (including the Company’s principal executive and principal financial officers, or persons performing similar functions) as appropriate to allow timely decisions regarding required disclosure. Based on the Company’s most recent evaluation of internal control over financial reporting prior to the date hereof, the Company has disclosed to its outside auditors and the audit committee of the Company Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.
(e)    Except for matters resolved prior to the date hereof, since the Applicable Date through the date of this Agreement, (i) neither the Company nor any of its subsidiaries nor any of their respective Representatives has received or otherwise obtained knowledge of any material complaint, allegation or claim (whether written or oral) regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its subsidiaries, whether or not employed by any such entity, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company, any of its subsidiaries or any of their respective directors, officers or employees to the general counsel or chief executive officer of the Company or the Company Board of Directors or any committee thereof.
(f)    Except (i) as reflected, accrued or reserved against in the financial statements (including all notes thereto) of the Company and its subsidiaries included in the Company SEC Reports filed prior to the date hereof; (ii) for liabilities or obligations incurred in the ordinary course of business since December 31, 2024; and (iii) for liabilities or obligations incurred pursuant to the transactions contemplated by this Agreement, neither the Company nor any of its subsidiaries has or is subject to any liabilities or obligations of a nature required by GAAP to be reflected in a consolidated balance sheet, other than those which do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(g)    Since the Applicable Date, the Company has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder, as amended from time to time. The shares of Company Common Stock are listed on the NYSE, and, since the Applicable Date, the Company has complied in all material respects with the applicable listing and corporate governance requirements of the NYSE.
SECTION 3.8    Contracts.
(a)    Except (x) for this Agreement, (y) for the Contracts filed as exhibits to the Company SEC Reports prior to the date hereof or (z) for the Company Plans and Company Stock Plans (and any Restricted Stock Rights or Performance Shares granted under the Company Stock Plan), as of the date hereof, no Company Party is party to or bound by any Contract that:
(i)    is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
(ii)    (A) purports to limit in any material respect either the type of business in which the Company or any of its subsidiaries or Joint Ventures (including those Contracts of the Company Parties that purport to so limit Parent or any of its Affiliates after the

Effective Time) or any of their respective Affiliates may engage or the manner or geographic area in which any of them may so engage in any business, (B) would require the disposition of any material assets or line of business of the Company or its subsidiaries or Joint Ventures (including those Contracts of the Company Parties that so require Parent or any of its Affiliates after the Effective Time) or any of their respective Affiliates as a result of the consummation of the transactions contemplated by this Agreement, including the Merger, (C) is a material Contract that grants “most favored nation” status that, following the Effective Time, would impose obligations upon Parent or any of its Affiliates (including the Company Parties), (D) prohibits or limits, in any material respect, the right of the Company or any of its subsidiaries or Joint Ventures (including those Contracts of the Company Parties that so prohibit or limit Parent or any of its Affiliates after the Effective Time) to make, sell or distribute any products or services or use, transfer, license or enforce any of their respective Intellectual Property rights, (E) is with a Governmental Entity (other than ordinary course Contracts with Governmental Entities), (F) grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its subsidiaries or Joint Ventures (or, after the Effective Time, Parent or any of its Affiliates) to own, operate, lease, provide or receive services, or sell, transfer, pledge, or otherwise dispose of any material amount of its assets or its business, or (G) is approved by FERC as a special or nonconforming Contract or service agreement that deviates from standard tariffs;
(iii)    is a partnership, joint venture or similar Contract that, in each case, is material to the Company and its subsidiaries taken as a whole;
(iv)    under which the Company or any of its subsidiaries (A) is liable for indebtedness in excess of $50,000,000 or (B) guarantees any indebtedness of a third party that is not a Company Party;
(v)    expressly limits or otherwise restricts the ability of the Company or any of its subsidiaries to pay dividends or make distributions to its shareholders;
(vi)    by its terms calls for aggregate payments by or to the Company and its subsidiaries under such Contract of more than $50,000,000 over the remaining term of such Contract (other than (A) this Agreement, (B) Contracts subject to clause (iv) above, (C) Contracts for the transportation, transmission, processing, storage, purchase, exchange or sale of gas, coal, oil, nuclear fuel or electric energy, the obligations under which are subject to review by Governmental Entities regulating utilities in the jurisdictions in which the Company or its subsidiaries operate and (D) immaterial financial derivative interest rate hedges);
(vii)    relates to the pending acquisition or pending disposition of any asset (including any entity or business, whether by merger, sale of stock, sale of assets or otherwise), for consideration in excess of $50,000,000; or
(viii)    is a Company Collective Bargaining Agreement.
Each Contract (x) set forth (or required to be set forth) in Section 3.8 of the Company Disclosure Schedule, (y) filed as an exhibit to the Company SEC Reports as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, or (z) disclosed by the Company on a Current Report on Form 8-K as a “material contract” (excluding any Company

Plan), is referred to herein as a “Company Material Contract”. Other than any Company Material Contract filed as an exhibit to the Company SEC Reports prior to the date of this Agreement and other than this Agreement, the Company has made available to Parent a true, complete and correct copy of each Company Material Contract.
(b)    Each of the Company Material Contracts is a legal, valid and binding obligation of, and enforceable against, the Company Party that is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect in accordance with its terms, subject to the Bankruptcy and Equity Exception, except (i) to the extent that any Company Material Contract expires or terminates in accordance with its terms in the ordinary course of business consistent with past practice, and (ii) for such failures to be legal, valid and binding or to be in full force and effect that do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)    No event has occurred that, with notice or the passage of time, or both, would constitute a breach or default by the Company or any of its subsidiaries under any such Company Material Contract, and, to the knowledge of the Company, no other party to any Company Material Contract is in breach or default (nor has any event occurred which, with notice or the passage of time, or both, would constitute such a breach or default) under any Company Material Contract, except in each case where such violation, breach, default or event of default does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
SECTION 3.9    Absence of Certain Changes or Events.
(a)    Since December 31, 2023 through the date of this Agreement, (i) except as expressly contemplated by this Agreement, the Company and its subsidiaries have conducted their business in the ordinary course of business in a manner consistent with past practice, in all material respects, and (ii) there has not occurred any event, development, change, effect or occurrence that, has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)    Since December 31, 2023 through and including the date of this Agreement, neither the Company nor any subsidiary of the Company has taken any action that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a violation of Section 5.1(c)(i), Section 5.1(c)(ii), Section 5.1(c)(iii), Section 5.1(c)(iv), Section 5.1(c)(vii), Section 5.1(c)(viii) (excluding the declaration and payment of regular quarterly cash dividends on Company Common Stock during such period of time in the ordinary course of business and disclosed in the Company SEC Reports), Section 5.1(c)(xi), Section 5.1(c)(xiv) or Section 5.1(c)(xvii).
SECTION 3.10    Absence of Litigation. There are no (a) civil, criminal, administrative or other suits, claims, actions, proceedings, or arbitrations, by or before any Governmental Entity relating to or affecting any Company Party or any of its or their respective assets or properties pending or, to the knowledge of the Company, threatened against any Company Party or (b) to the knowledge of the Company, Governmental Entity investigations, inquiries or audits pending or threatened against, relating to or affecting, any Company Party or any of its or their respective properties or assets, other than, with respect to clause (a) or clause (b) of this Section 3.10, as applicable, any such suit, claim, action, proceeding, arbitration, investigation, inquiry or audit that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries nor any of their respective properties is or are subject to any Judgment, injunction or award except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. This Section 3.10 does not relate to environmental matters, which are addressed in Section 3.17.
SECTION 3.11    Employee Benefit Plans.
(a)    Section 3.11(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each material Company Plan. “Company Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), and each other benefit or compensation plan, program, policy, agreement or arrangement, including, but not limited to, vacation or sick pay policy, fringe benefit, stock purchase, phantom equity or other equity or equity-based compensation, retention, transaction or change in control, deferred compensation, incentive compensation, pension, retirement savings, bonus, profit sharing, health, medical or dental, disability, unemployment insurance, life insurance, severance, individual consulting or employment (including offer letter) or other plan, program, policy, agreement or arrangement contributed to, sponsored or maintained by the Company or any of its subsidiaries for the benefit of any current, former or retired employee, director or other individual consultant/service provider of the Company or any of its subsidiaries (collectively, the “Company Employees”) and any such plan, program, agreement or arrangement that is or was subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA, at any time during the six (6)-year period preceding the date of this Agreement, with respect to which the Company or any of its subsidiaries has or would reasonably be expected to have any present or future actual or contingent liabilities.
(b)    With respect to each Company Plan set forth on Section 3.11(a) of the Company Disclosure Schedule, the Company has made available to Parent a true, correct, and complete copy thereof to the extent in writing and, to the extent applicable, all material supporting documents including, but not limited to (i) the plan document or agreement, including any material amendments thereto, and any related trust agreement or other funding instrument or insurance policy, (ii) the most recent determination letter, if any, received from, and all material correspondence with the Internal Revenue Service (the “IRS”) in the three (3)-year period preceding the date of this Agreement, (iii) the most recent summary plan description for each Company Plan for which such summary plan description is required, (iv) for the most recent three (3) years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if any, and (v) all material correspondence with the IRS, Department of Labor and the Pension Benefit Guaranty Corporation in the three (3)-year period preceding the date of this Agreement. No Company Plan is maintained outside the jurisdiction of the United States or covers any Company Employees residing or working outside of the United States.
(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Plan has been established,

funded and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, and other applicable Laws, (ii) with respect to each Company Plan, as of the date of this Agreement, no actions, suits, audits, proceedings, investigations or claims (other than routine claims for benefits in the ordinary course), or material administrative proceeding by the IRS, the Department of Labor, or any other Governmental Entity, are pending or, to the knowledge of the Company, threatened, (iii) all contributions, reimbursements, premium payments and other payments required to be made by the Company or any of its subsidiaries to or on behalf of any Company Plan have been made on or before their applicable due dates, and (iv) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption), with respect to any Company Plan. Each Company Plan which is intended to be qualified under Section 401(a) of the Code has received a determination letter to that effect from the IRS and, to the knowledge of the Company, no circumstances exist which would reasonably be expected to materially adversely affect such qualification.
(d)    No Company Plan is a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA or a multiple employer welfare arrangement as defined in Section 3(40) of ERISA, and neither the Company nor any ERISA Affiliate has contributed to or been obligated to contribute to any such plan within the six (6) years preceding the date of this Agreement. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its subsidiaries has incurred any Controlled Group Liability (as defined below) that has not been satisfied in full nor, to the knowledge of the Company, do any circumstances exist that could reasonably be expected to give rise to any Controlled Group Liability to the Company or any of its subsidiaries (except for the payment of premiums to the Pension Benefit Guaranty Corporation not yet due). For the purposes of this Agreement, “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412, 430 and 4971 of the Code or (iv) resulting from the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, in each case, arising as a result of an ERISA Affiliate other than the Company or any of its subsidiaries.
(e)    None of the execution, delivery and performance of this Agreement, shareholder or other approval of this Agreement or the consummation of the transactions contemplated by this Agreement (whether alone or in combination with another event, including termination of employment or service) could (i) entitle any current or former Company Employee to severance pay or benefit (or an increase in severance pay or benefit), unemployment compensation or any other payment or benefit (whether in cash or property or the cancellation of indebtedness) or trigger the funding of such payment or benefit, except as contemplated by this Agreement, (ii) accelerate the time of payment or vesting of, lapse the restrictions or repurchase rights relating to, or increase the amount of compensation or benefits due to any current or former Company Employee, except as expressly contemplated by this Agreement, (iii) result in any payment or benefit (whether in cash or property or the vesting of property or the cancellation of indebtedness), individually or together with any other payment or benefit, which would not reasonably be expected to be deductible under Section 280G of the Code or (iv) limit or restrict the right to merge, amend, terminate or transfer the assets of any Company Plan on or following the Effective Time, except as expressly contemplated by this Agreement.

(f)    Neither the Company nor any of its subsidiaries is obligated or otherwise required to indemnify, reimburse, make whole, or provide for the gross-up of any Taxes, including Taxes imposed under Section 409A or Section 4999 of the Code.
(g)    No Company Plan that is a “welfare benefit plan” within the meaning of ERISA provides benefits in respect of Company Employees beyond their retirement or other termination of service, other than coverage mandated solely by applicable Law. Neither the Company nor any of its subsidiaries has incurred or reasonably expects to incur (whether or not assessed) any penalty or Tax under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(h)    Each Company Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been documented and operated in material compliance with Section 409A of the Code.
SECTION 3.12    Labor and Employment Matters.
(a)    Section 3.12(a) of the Company Disclosure Schedule sets forth each collective bargaining agreement or other Contract with a labor union, employee representative or other labor organization to which the Company or any subsidiary thereof is a party or is bound or is presently negotiating, in each case, with respect to any Company Employees (the “Company Collective Bargaining Agreements”). To the knowledge of the Company, there is no unfair labor practice charge or comparable or analogous complaint pending before the National Labor Relations Board (or equivalent regulatory body, tribunal or authority) against the Company which, if adversely decided, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since the Applicable Date, (i) there have been no actual or, to the knowledge of the Company, threatened material labor arbitrations, strikes, lockouts, work stoppages, slowdowns or other material labor disputes against or involving the Company or any subsidiary thereof, and (ii) to the knowledge of the Company, there have been no labor organizing activities with respect to the Company or any subsidiary thereof. None of the Company or any of its subsidiaries have any notice or consultation obligations to any labor union or labor organization in connection with the execution of this Agreement or consummation of the transactions contemplated by this Agreement.
(b)    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, since the Applicable Date, the Company has not engaged in any “plant closing” or “mass layoff,” as defined in the Worker Adjustment Retraining and Notification Act and the regulations promulgated thereunder or any similar state or local Law (collectively, the “WARN Act”), without complying with the notice requirements of such Laws.
(c)    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect: (i) as of the date of this Agreement, there are no litigations, lawsuits, claims, charges, complaints, arbitrations, actions, investigations or proceedings pending or, to the knowledge of the Company, threatened between or involving the Company and any Company Employees and (ii) the Company is, and since the

Applicable Date has been, in compliance with all applicable Laws, Contracts and policies respecting labor, employment and employment practices, including all legal requirements respecting terms and conditions of employment, equal opportunity, workplace health and safety, wages and hours, child labor, immigration, discrimination, disability rights or benefits, facility closures and layoffs, workers’ compensation, labor relations, employee leaves and unemployment insurance.
SECTION 3.13    Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) each of the Company and its subsidiaries has been since the Applicable Date continuously insured with financially responsible insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as are customary for companies in the United States conducting the business conducted by the Company and its subsidiaries, (b) neither the Company nor its subsidiaries has received since the Applicable Date any written notice of any pending or threatened (or is otherwise aware of any fact or occurrence that would trigger) cancellation, nonrenewal, termination or premium increase with respect to any insurance policy of the Company or any of its subsidiaries and all insurance policies of the Company and its subsidiaries are in full force and effect and (c) all premiums due with respect to such insurance policies have been paid in accordance with the terms thereof. Since the Applicable Date, neither the Company nor any of its subsidiaries has been refused any insurance with respect to its respective businesses or assets.
SECTION 3.14    Properties.
(a)    Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Party has (i) good and valid title to all real property that is material to the business of the Company Parties, taken as a whole, and that is owned in fee by such Company Party, (ii) valid rights to lease all real property and interests in real property, in each case, that is material to the business of the Company Parties, taken as a whole, and that is leased or subleased by such Company Party as lessee or sublessee and (iii) valid title to any real property easements that are material to the business of the Company Parties, taken as a whole, and that are owned by such Company Party (together, the “Company Material Real Property”), in each case free and clear of all liens, encumbrances, pledges, hypothecations, charges, mortgages, security interests, options, rights of first offer or last offer, preemptive rights, or other restrictions of similar nature (including any restriction on the transfer of any security or other asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), claims and defects, and imperfections of title (“Liens”) (except in all cases for (A) Liens permissible under any applicable lines of credit or other credit facilities or arrangements, loan agreements and indentures in effect on the date of this Agreement (or any replacement or additional facilities thereto permitted pursuant to this Agreement), (B) statutory liens securing payments not yet due, (C) (1) zoning, building codes and other state and federal land use Laws regulating the use or occupancy of such Company Material Real Property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such Company Material Real Property and (2) such imperfections or irregularities of title, Liens, easements, covenants and other restrictions or encumbrances (including easements, rights of way, options, reservations or other similar matters or restrictions or exclusions which would be shown by a current title report or other similar report; and any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection), as do not materially and adversely affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (D) Liens for current Taxes or other governmental charges not yet due and payable or for Taxes that are being contested in good faith by appropriate proceeding and for which adequate reserves have been established in accordance with GAAP, (E) pledges or deposits made in the ordinary course of business to secure obligations under workers’ compensation, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, (F) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business relating to obligations which are not overdue or that are being contested in good faith, and (G) mortgages, or deeds of trust, security interests or other encumbrances on title related to (x) indebtedness reflected on the most recent balance sheet included in the Company SEC Reports filed prior to the date hereof or (y) indebtedness incurred after the date hereof, in compliance with Section 5.1(c)(x) (items in clauses (A) through (G) are referred to herein as “Permitted Liens”)). This Section 3.14 does not relate to Intellectual Property, which is addressed in Section 3.16 or environmental matters, which are addressed in Section 3.17.
(b)    Neither the Company nor any of its subsidiaries is obligated under, or a party to, any option, right of first refusal or other contractual right or obligation to sell, assign or dispose of any Company Material Real Property (or any portion thereof) that, if such sale, assignment or disposition is consummated, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)    Except in any such case as is not, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect, (i) each easement or subeasement for Company Material Real Property (each, an “Easement”) is in full force and effect and is the valid and binding obligation of the Company or its applicable subsidiary, as applicable, enforceable against the Company or its applicable subsidiary, as applicable, in accordance with its terms, and to the knowledge of the Company, the other party or parties thereto, subject to the effects of the Bankruptcy and Equity Exception, (ii) no written notices of default under any Easement have been received by the Company or its subsidiaries that have not been resolved and (iii) to the knowledge of the Company, no event has occurred which, with notice, lapse of time or both, would constitute a breach or default under any Easement by the Company or its subsidiaries.
(d)    With respect to the Company Material Real Property, neither the Company nor any of its subsidiaries has received any written notice of, nor to the knowledge of the Company, does there exist as of the date of this Agreement, any pending, threatened or contemplated condemnation (other than condemnations in connection with municipal road improvement projects, state highway improvement projects or other public transportation projects) or similar proceedings, or any sale or other disposition of any Company Material Real Property or any part thereof in lieu of condemnation that, individually or in the aggregate, has had and would reasonably be expected to have a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its subsidiaries have lawful rights of use to all land and other real property rights, subject to Permitted Liens, necessary to conduct their business as presently conducted.

SECTION 3.15    Tax Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a)    The Company and each of its subsidiaries have timely filed (taking into account extensions of time to file) all Tax Returns required to be filed and all such Tax Returns are true, complete and accurate. The Company and each of its subsidiaries has timely paid (or has had timely paid on its behalf) in full all Taxes due and payable except with respect to matters contested in good faith and for which adequate reserves have been established in accordance with GAAP. There are no Liens with respect to Taxes upon any of the assets or properties of the Company or any of its subsidiaries, other than with respect to Taxes not yet due and payable.
(b)    The most recent financial statement contained in the Company SEC Reports filed prior to the date of this Agreement reflects, in accordance with GAAP, an adequate reserve for all Taxes payable by the Company and its subsidiaries for all taxable periods through the date of such financial statements.
(c)    No Tax Return filed of the Company or any of its subsidiaries is under any ongoing or pending audit or examination by any Taxing Authority or is the subject of any ongoing or pending administrative or judicial proceeding, and no written notice of assessment, proposed assessment or unpaid tax deficiency has been received by or asserted against the Company or any of its subsidiaries by any Taxing Authority that has not been fully satisfied by payment, finally settled or otherwise finally resolved. During the last three (3) years, no claim has been made in writing by any Taxing Authority in a jurisdiction where any of the Company or its subsidiaries does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction that has not been finally settled or otherwise resolved. Neither the Company nor any of its subsidiaries has waived or extended in writing any statute of limitations with respect to Taxes that remains in effect.
(d)    Neither the Company nor any of its subsidiaries (i) has been a member of a group (other than a group the common parent of which is the Company) filing a consolidated, combined, affiliated, unitary or similar income Tax Return or (ii) has any liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax Law), other than the Company and any of its subsidiaries, by reason of filing or being required to file a consolidated, combined, affiliated, unitary or similar income Tax Return, or as a transferee or successor, by contract, or otherwise.
(e)    None of the Company or any of its subsidiaries is a party to, is bound by or has any obligation under any Tax sharing, Tax allocation or Tax indemnity agreement or similar contract or arrangement, other than (i) agreements, contracts or arrangements solely between or among the Company and/or any of its subsidiaries or (ii) agreements, contracts or arrangements entered into in the ordinary course that do not relate primarily to Taxes.
(f)    None of the Company or any of its subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last two (2) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code was applicable.

(g)    All Taxes required to be deducted, withheld, collected or deposited by or with respect to the Company and each of its subsidiaries have been timely deducted, withheld, collected or deposited as the case may be, and to the extent required by applicable Tax Law, have been timely paid to the relevant Taxing Authority.
(h)    Neither the Company nor any of its subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or foreign Law).
(i)    Neither the Company nor any of its subsidiaries (i) has requested or received any ruling related to Taxes from any Taxing Authority, or signed (or been a party to or bound by) any binding agreement relating to Taxes with any Taxing Authority that reasonably could be expected to have an impact on the Tax liability of the Company or any of its subsidiaries in a taxable period (or portion thereof) ending after the Closing Date, or (ii) is currently the beneficiary of any Tax holiday or other Tax reduction or incentive arrangement with any Taxing Authority.
(j)    Neither the Company nor any of its subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. tax Law) or any other change in method of accounting occurring prior to Closing, (ii) closing agreement described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. tax Law) entered into prior to Closing, (iii) installment sale or open transaction disposition occurring prior to Closing, (iv) use of an improper method of accounting prior to Closing or (v) prepaid amount received, or deferred revenue accrued, prior to Closing.
Except to the extent that Section 3.11 relates to Taxes, the representations and warranties set forth in this Section 3.15 shall constitute the only representations and warranties by the Company with respect to Tax matters.
SECTION 3.16    Intellectual Property.
(a)    Except as has not had since the Applicable Date and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and its subsidiaries either own, free and clear of all Liens except Permitted Liens, or have sufficient rights to use, all Intellectual Property used in their business as currently conducted; (ii) to the knowledge of the Company, the conduct of the Company’s business does not, and, has not since the Applicable Date (or earlier if not currently resolved), infringed, misappropriated, or violated the Intellectual Property rights of any Person, and the Company and its subsidiaries have not received any written claim or allegation of same within the past year; (iii) to the knowledge of the Company, no Person is infringing, misappropriating or violating the Intellectual Property rights held exclusively by the Company or its subsidiaries; and (iv) the Company and its subsidiaries take commercially reasonable actions to protect the secrecy of their material trade secrets and confidential information and the security and operation of their material software and systems.
(b)    Except as to matters that, individually or in the aggregate, have not had and would not reasonably be expected to result in a Company Material Adverse Effect, to the knowledge of the Company: (i) the Company and its subsidiaries have implemented and maintain reasonable backup, security and disaster recovery and business continuity technology, policies and plans that are consistent with industry practices; (ii) the Company and its subsidiaries take such industry standard measures and other measures as are required by applicable Law and the policies of the Company and its subsidiaries to ensure the confidentiality of customer financial and other confidential information and to protect against the loss, theft and unauthorized access or disclosure of such information; (iii) the Company and its subsidiaries are in compliance with the Company’s and its subsidiaries’ Privacy Rules and Policies; (iv) none of the Company or any of its subsidiaries has received any written claims, notices or complaints regarding the Company’s or its subsidiaries’ information handling or security practices or the disclosure, retention, misuse or security of any Personal Information, or alleging a violation of any Person’s privacy, personal or confidentiality rights under any Person’s Privacy Rules and Policies, or otherwise by any Person, including the U.S. Federal Trade Commission, any similar foreign bodies, or any other Governmental Entity; and (v) the Company’s and its subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology systems operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company or its subsidiaries in connection with its business as presently conducted, and have not materially malfunctioned or failed since the Applicable Date, and there have been no unauthorized intrusions or breaches of security with respect to the such information technology systems.
SECTION 3.17    Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:
(a)    the Company and its subsidiaries are, and have been since the Applicable Date, operating in compliance with all applicable Environmental Laws;
(b)    the Company and its subsidiaries have obtained all Licenses required under any applicable Environmental Law for the operation of the business as currently conducted, and all such Licenses are validly issued, in full force and effect, and the Company and its subsidiaries are, and have been since the Applicable Date, in compliance with all terms and conditions of such Licenses;
(c)    there has been no spill, release, disposal or discharge of any Hazardous Substances on, at, under, in, or from any Company Material Real Property currently or, to the knowledge of the Company, formerly owned, leased or operated by the Company or its subsidiaries or, to the knowledge of the Company, at any other location that is (i) currently subject to any investigation, remediation, funding, contribution or monitoring obligation of the Company or its subsidiaries or (ii) reasonably likely to result in an investigation, remediation, funding, contribution or monitoring obligation or other liability of the Company or any subsidiary, in either case of the foregoing clause (i) or (ii), under any applicable Environmental Laws;
(d)    neither the Company nor any of its subsidiaries is a party to, or has received written notice of, any pending or, to the knowledge of the Company, threatened claim, complaint, suit, or demand alleging that it or any subsidiary is in violation of or has liability under any Environmental Laws;

(e)    neither the Company nor any of its subsidiaries is a party or subject to any Judgment, settlement agreement, or similar arrangement imposing on it any obligation under any applicable Environmental Laws that remains unfulfilled; and
(f)    neither the Company nor any of its subsidiaries has assumed or retained any liabilities under any applicable Environmental Laws of any other Person by Contract or operation of law, including in any acquisition or divestiture of any property or business.
For purposes of this Agreement, the following terms shall have the meanings assigned below:
“Environmental Law” shall mean any federal, state, local, foreign or international laws (including common law), rules, regulations, statutes, ordinances, codes or Judgments that concern (i) pollution, (ii) protection, preservation or clean-up of the environment, (iii) protection or preservation of human health and safety (to the extent relating to exposure to Hazardous Substances) or (iv) the generation, use, treatment, transportation, storage, disposal, handling or release of Hazardous Substances.
“Hazardous Substance” shall mean (i) any chemical, waste, material or substance defined or designated as toxic, hazardous, or radioactive or regulated as a waste, a pollutant or a contaminant by any applicable Environmental Law and (ii) petroleum and petroleum products, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, perfluorooctanoic acid, perfluorooctane sulfonate and other per- or polyfluoroalkyl substances, and polychlorinated biphenyls.
SECTION 3.18    Opinion of Financial Advisor. Wells Fargo Securities, LLC (the “Company Financial Advisor”) has delivered to the Company Board of Directors its written opinion (or oral opinion that will be confirmed in writing and delivered to the Company Board of Directors promptly, and in no event later than one (1) Business Day, after the date of this Agreement), dated as of the date of this Agreement, that, as of such date and subject to the factors, qualifications and assumptions set forth therein, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than the Cancelled Shares). Copies of such opinion (including such written confirmation) have been made available to Parent or will be made available to Parent promptly after the date of this Agreement and prior to the Closing Date for informational purposes only.
SECTION 3.19    Regulatory Matters.
(a)    The Company is a “holding company,” as such term is defined in the Public Utility Holding Company Act of 2005 and the implementing regulations of FERC in 18 C.F.R. Part 366 (“PUHCA”). Certain subsidiaries of the Company qualify as an “electric utility company” within the meaning of PUHCA, as a “public utility” under the FPA subject to regulation by FERC, as a “public utility” or “utility” subject to the Public Utility Regulatory Act of Texas, or as a “public utility” or “utility” subject to the Public Utility Act of New Mexico (hereinafter the “Regulated Operating Subsidiaries”).
(b)    All filings required by all applicable statutes and the rules and regulations thereunder to be made by the Company or any of the Regulated Operating Subsidiaries since

January 1, 2018, with FERC, the Department of Energy and any applicable state utility commissions, as the case may be, have been made, as applicable, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements pertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, with all applicable requirements of applicable statutes and the rules and regulations thereunder, except for filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of applicable statutes and the rules and regulations thereunder do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c)    Each of the Regulated Operating Subsidiaries is legally entitled to provide services in all areas (i) where it currently provides service to its customers, and (ii) as identified in their respective tariffs, franchise agreements, service agreements and other Contracts with its customers, except for failures to be so entitled that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
(d)    Section 3.19(d) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, (i) all rate filings pending as of the date of this Agreement related to the Company or any Regulated Operating Subsidiary before the FERC and any state energy regulatory body and each other material proceeding pending as of the date of this Agreement before the FERC or any state energy regulatory body relating to the Company or any Regulated Operating Subsidiary (other than those rate filings or other material proceedings of a general or industry-wide nature that also affect other entities engaged in a business similar to that of the Company or any Regulated Operating Subsidiary) and (ii) all tariffs (other than tariffs applicable to utilities generally in any jurisdiction in which the Company or any of the Regulated Operating Subsidiaries operates) filed with respect to, or applicable to, the services provided by the Company or any of the Regulated Operating Subsidiaries, and all agreements to provide service on non-tariff terms (and complete and correct copies of all such tariffs and agreements have been provided to Parent). All charges have been made for service and all related fees have been charged in accordance with the terms and conditions of valid and effective tariffs or valid and enforceable agreements for non-tariff charges and are not subject to refund, except for failures to have made such charges or charged such fees that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.
SECTION 3.20    Brokers. No broker, finder or investment banker (other than the Company Financial Advisor and each advisor set forth on Section 3.20 of the Company Disclosure Schedule) is or will be entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its subsidiaries. The Company has heretofore made available to Parent a correct and complete copy of the Company’s engagement letters with the Company Financial Advisor and each advisor set forth on Section 3.20 of the Company Disclosure Schedule, which letters describe all brokerage, finders’ and advisory commissions or fees payable to the Company Financial Advisor and each advisor set forth on Section 3.20 of the Company Disclosure Schedule, in connection with the transactions contemplated hereby.
SECTION 3.21    Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 4.9, no “fair price”, “moratorium”, “control share acquisition”,

“affiliate transactions”, “business combination” or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States applies to this Agreement or the transactions contemplated hereby, including the Merger.
SECTION 3.22    Energy Price Risk Management. The Company has established risk parameters, limits and guidelines in compliance with the risk management policy (including commodity risk policies) approved by the Company Board of Directors (the “Company Risk Management Guidelines”) and monitors compliance by the Company and its subsidiaries with such energy price risk parameters, limits and guidelines. The Company has made available the Company Risk Management Guidelines prior to the date of this Agreement. As of the date of this Agreement, except for exceptions approved in accordance with the Company Risk Management Guidelines and other than as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its subsidiaries are operating in compliance with the Company Risk Management Guidelines and all Derivative Products of the Company and any of its subsidiaries were entered into in accordance with the Company Risk Management Guidelines.
SECTION 3.23    Anti-Corruption; Anti-Money Laundering. None of the Company or any of its subsidiaries or Joint Ventures, or any of their respective Representatives, has since January 1, 2020, directly or indirectly, made, offered, promised, authorized, accepted or agreed to accept, directly or indirectly, any gift, payment, or transfer of any money or anything else of value, including any bribe, rebate, kickback, payoff or other similar unlawful payment, or provided any benefit, to or from anyone, intending that, in consequence, a relevant function or activity should be performed improperly or to reward such improper performance, to any Government Official, (a) for the purpose of (i) influencing any act or decision of that Government Official, (ii) inducing that Government Official to do or omit to do any act in violation of his lawful duty, (iii) securing any improper advantage, or (iv) inducing that Government Official to use his or her influence with a Governmental Entity, (A) to affect or influence any act or decision of any Governmental Entity, or (B) to assist the Company or any of its subsidiaries or Joint Ventures in obtaining or retaining business with, or directing business to, any Person, or (b) which would otherwise constitute or have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage. The Company and its subsidiaries and Joint Ventures have maintained complete and accurate books and records with respect to payments to any Government Official and any payment to or other expenses involving agents, consultants, representatives, customers, employees and any other third parties acting on behalf of any Company Party, in each case, in accordance with Anti-Corruption Laws and GAAP. None of the Company or any of its subsidiaries or Joint Ventures has either (x)(1) conducted or initiated any review, audit, or internal investigation, or (y) made a voluntary, directed, or involuntary disclosure to any Governmental Entity responsible for enforcing Anti-Corruption Laws, in each case with respect to any alleged act or omission arising under or relating to noncompliance with any Anti-Corruption Laws, or (2) received any inquiry, notice, request or citation from any Person alleging noncompliance with any Anti-Corruption Laws. Each of the Company and its subsidiaries and Joint Ventures is, and has been since January 1, 2020, in compliance with all applicable anti-money laundering legislation, regulations, rules or orders relating thereto for all other applicable jurisdictions, and maintains adequate internal controls to ensure such compliance.
SECTION 3.24    Company Financing. As of the date hereof, the Company has delivered to Parent true, complete and correct copies of (a) that certain Credit Agreement, dated as of the date hereof, by and among the Company, the lenders party thereto from time to time and Wells Fargo Bank, National Association (including all exhibits, schedules, and annexes thereto, and any fee letter associated therewith and referenced therein (except that the fee letter is subject to redactions further set forth below), as may be amended or modified in accordance with the terms hereof, the “TXNM Backstop Facility”) and (b) that certain Term Loan Agreement, dated as of the date hereof, by and among TNMP, the lenders party thereto from time to time and Wells Fargo Bank, National Association (including all exhibits, schedules, and annexes thereto, and any fee letter associated therewith and referenced therein (except that the fee letter is subject to redactions further set forth below), as may be amended or modified in accordance with the terms hereof, the “TNMP Backstop Facility”, and together with the TXNM Backstop Facility, the “Backstop Facilities”). As of the date of this Agreement, (i) neither Backstop Facility has been amended, restated or otherwise modified or waived in any respect, (ii) no such amendment, restatement, modification or waiver is currently contemplated (other than, for the avoidance of doubt, amendment to the Backstop Facilities solely to add additional lenders as parties thereto), (iii) the commitments contained in the Backstop Facilities have not been terminated, withdrawn, rescinded, reduced or otherwise modified in any respect, and no such termination, withdrawal, rescission, reduction or modification is contemplated except as set forth in the Backstop Facilities and (iv) the conditions to the closing and effectiveness of the Backstop Facilities have all been satisfied. Except for fees set forth in the Backstop Facilities and fee letters (complete copies of which have been provided to Parent, with only fee amounts redacted) and customary engagement letters in respect of permanent financing to be incurred to refinance the TNMP Backstop Facility (none of which adversely affect the amount, conditionality, enforceability, termination or availability of the Backstop Facilities), as of the date hereof, there are no side letters or other Contracts or arrangements (oral or written) related to the Backstop Facilities that could affect the conditionality, enforceability, amount, availability, timing or termination of the Backstop Facilities or modifies, amends or expands the conditions to the funding of the Backstop Facilities or the transaction contemplated thereby other than as expressly set forth in the Backstop Facilities. The Company and TNMP, as applicable, has fully paid (or cause to be paid) any and all commitment fees or other fees in connection with the Backstop Facilities that are payable on or prior to the date hereof and the Company and TNMP, as applicable, will continue to pay in full any such amounts required to be paid as and when they become due and payable on or prior to the Closing Date. As of the date hereof, the Backstop Facilities are in full force and effect with respect to, and are the legal, valid, binding and enforceable obligations of the Company and/or TNMP, as applicable, and, to the knowledge of the Company and/or TNMP, as applicable, each of the other parties thereto. There are no conditions precedent or other contingencies relating to the funding of the amounts contemplated under the Backstop Facilities other than as expressly set forth in the Backstop Facilities. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to (A) constitute a default or breach under the Backstop Facilities on the part of the Company and/or TNMP, as applicable or, to the knowledge of the Company and/or TNMP, as applicable, any other party to the Backstop Facilities, (B) constitute a failure to satisfy a condition precedent under the Backstop Facilities on the part of the Company and/or TNMP, as applicable or, to the knowledge of the Company and/or TNMP as applicable, any other party to the applicable Backstop Facilities or (C) to the knowledge of the Company and/or TNMP, as applicable, result in any portion of the Backstop Facilities being unavailable when such facilities are contemplated to be funded. As of the date hereof, the Company and/or TNMP, as applicable, has no reason to believe that any of the conditions to the funding of the Backstop Facilities will not be satisfied at the time such portion of the facilities are contemplated to be funded.
SECTION 3.25    No Other Representations or Warranties. Except for the representations and warranties contained in Article IV (as modified by the Parent Disclosure Schedule), the Company acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes, or has made, any other express or implied representation or warranty with respect to Parent or Merger Sub or their respective subsidiaries and businesses or with respect to the transactions contemplated by this Agreement or with respect to any other information provided to the Company. The Company hereby disclaims, and specifically acknowledges and agrees to the disclaimer of, any such other representations or warranties, whether made by Parent, Merger Sub or any of their Affiliates, or any of their respective shareholders, officers, directors, employees, agents or Representatives, and of all liability and responsibility for any such other representation, warranty, projection, forecast, statement, or information made, communicated or furnished (orally or in writing) to the Company or its Affiliates or Representatives (including any opinion, information, projection or advice that may have been or may be provided to any of them). None of Parent, Merger Sub nor any other Person will have or be subject to any liability or indemnification obligation to the Company or any other Person resulting from the distribution to the Company, or the Company’s use of, any such information, including any information, documents, projections, forecasts or other material made available to the Company in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING
PARENT AND MERGER SUB
Parent and Merger Sub hereby represent and warrant to the Company that, except as set forth on the corresponding sections or subsections of the disclosure schedules delivered to the Company by Parent concurrently with entering into this Agreement (the “Parent Disclosure Schedule”), it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure:
SECTION 4.1    Organization and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization and has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or, to the extent such concept is applicable, in such good standing, or to have such power or authority has not had and would not reasonably be expected to have not, individually or in the aggregate, a Parent Material Adverse Effect.
SECTION 4.2    Organizational Documents of Parent and Merger Sub. Parent has furnished or otherwise made available to the Company, prior to the date hereof, correct and complete copies of the Organizational Documents of each of Parent and Merger Sub, each as amended to date, and each as so delivered in full force and effect. Neither of Parent nor Merger Sub is in material violation of any provision of its Organizational Documents.
SECTION 4.3    Operations and Ownership of Merger Sub. As of the date hereof, the authorized capital stock of Merger Sub consists solely of 100 shares of common stock no par value, 100 of which shares are validly issued and outstanding as of the date hereof. All of the issued and outstanding shares of capital stock of Merger Sub are, and at and immediately prior to the Effective Time will be, owned by Parent. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, will have engaged in no other business activities and will have no assets, liabilities or obligations of any nature other than as expressly contemplated herein or in furtherance of the transactions contemplated hereby.
SECTION 4.4    Authority.
(a)    Each of Parent and Merger Sub has all requisite corporate or similar power and authority, and has taken all corporate or similar action necessary, in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby, subject only to filing of the Articles of Merger with the New Mexico Secretary of State. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b)    The manager of Parent has (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable to and in the best interests of Parent and its sole member and (ii) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the Delaware Limited Liability Company Act.
(c)    The board of directors of Merger Sub has (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, Merger Sub and its sole shareholder, (ii) approved and authorized this Agreement and the transactions contemplated by this Agreement, including the Merger, and declared this Agreement and the transactions contemplated by this Agreement, including the Merger, advisable and in the best interests of Merger Sub and its sole shareholder, and (iii) resolved to recommend the approval of this Agreement and the transactions contemplated hereby, including the Merger, to Parent, as the sole shareholder of Merger Sub, and directed that this Agreement and the transactions contemplated hereby, including the Merger, be submitted to Parent, as the sole shareholder of Merger Sub, for approval in accordance with the NMBCA.
(d)    Parent has approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, in its capacity as sole shareholder of Merger Sub.
SECTION 4.5    No Conflict; Required Filings and Consents.
(a)    The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated hereby, including the ownership and operation of the Company and its subsidiaries following the Effective Time, will not (with or without notice or lapse of time or both) (i) breach or violate the Organizational Documents of Parent or Merger Sub, (ii) assuming that all Consents and Filings set forth on Section 4.5(b)(i) and (ii) of the Parent Disclosure Schedule have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law or Judgment applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of a Lien (except a Permitted Lien) on any of the assets of Parent or Merger Sub pursuant to, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound, except in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
(b)    Other than (i) the Required Regulatory Approvals and the other Consents and Filings that have been obtained or made by Parent and (ii) such other Consents and Filings, the failure of which to obtain or make does not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, no Consent or Filing with, any Governmental Entity or third party is required for or in connection with the execution, delivery and performance of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated hereby, including the Merger.
SECTION 4.6    Compliance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) Parent and Merger Sub are in compliance with all applicable Laws and all Licenses applicable to the business and operations of Parent and Merger Sub, and (b) Parent and Merger Sub hold, and are in compliance with, all Licenses required by applicable Laws for the conduct of their business as now being conducted. Neither Parent nor Merger Sub, and, to the knowledge of Parent, none of its or their respective directors, officers, employees, agents or representatives: (i) is a Designated Person; (ii) is a Person that is owned or controlled by a Designated Person; (iii) is located, organized or resident in a Sanctioned Country; or (iv) has or is now, in connection with the business of Parent or Merger Sub, engaged in, any dealings or transactions (A) with any Designated Person, (B) in any Sanctioned Country, or (C) otherwise in violation of Sanctions.
SECTION 4.7    Absence of Litigation. There are no civil, criminal, administrative or other suits, claims, actions, proceedings or arbitrations pending or, to the knowledge of Parent, threatened against Parent or Merger Sub, other than any such suit, claim, action, proceeding or arbitration that would not or would not reasonably be expected to have, individually or in the aggregate a Parent Material Adverse Effect. Neither Parent nor any of its subsidiaries nor any of their respective material properties is or are subject to any Judgment except for any Judgment that has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
SECTION 4.8    Brokers. No broker, finder or investment banker (other than RBC Capital Markets, LLC, whose fees shall be paid by Parent) is entitled to any brokerage, finder’s, advisory or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub or any of their respective Affiliates for which the Company could have liability.
SECTION 4.9    Ownership of Shares of Company Common Stock. Other than the shares of Company Common Stock to be acquired by Purchaser as contemplated by the Stock Purchase Agreement, neither Purchaser or any of Parent’s Affiliates beneficially owns (as defined in Rule 13d-3 under the Exchange Act) any shares of Company Common Stock or any securities that are convertible into or exchangeable or exercisable for shares of Company Common Stock, or holds any rights to acquire or vote any Company Shares, or any option, warrant, convertible security, stock appreciation right, swap agreement or other security, contract right or derivative position, whether or not presently exercisable, that provides Parent, Merger Sub, or any of their respective subsidiaries with an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of the shares of Company Common Stock or a value determined in whole or part with reference to, or derived in whole or part from, the value of the shares of Company Common Stock, in any case without regard to whether (a) such derivative conveys any voting rights in such securities to such Person or such Person’s subsidiaries, (b) such derivative is required to be, or capable of being, settled through delivery of securities or (c) such Person or such Person’s subsidiaries may have entered into other transactions that hedge the economic effect of such derivative.
SECTION 4.10    Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent or any of its Affiliates is necessary to approve this Agreement or the transactions contemplated hereby, including the Merger.
SECTION 4.11    Solvency. Assuming that the representations and warranties set forth in Section 3.3 are accurate, Parent and Merger Sub, individually and on a consolidated basis, are not as of the date hereof, and after giving effect to the Merger and the other transactions contemplated hereby to occur at the Closing, including the Merger, the funding of the Parent Debt Financing and the Equity Financing, and the payment of the Required Amount, will not be, Insolvent.
SECTION 4.12    Parent Financing.
(a)    Assuming that (i) the Equity Financing is funded in accordance with the Equity Commitment Letter, (ii) the Parent Debt Financing is funded in accordance with the Parent Debt Commitment Letter and (iii) the representations and warranties set forth in Section 3.3 are accurate, (A) Parent and Merger Sub will have available at the Closing sufficient funds to consummate the transactions contemplated hereby, including the Merger, and to enable Parent and Merger Sub to pay all of their respective obligations under this Agreement on the Closing Date, including in respect of the (1) payment of the aggregate Per Share Merger Consideration and all other amounts payable pursuant to Article II, (2) repayment, prepayment or discharge of the obligations of the Company and its subsidiaries identified in Section 4.12(a)(A) of the Company Disclosure Schedule that would become due (after giving effect to the Merger) and are intended to be repaid at Closing and (3) payment of all fees and expenses expected to be incurred on the Closing Date in connection therewith and (B) Parent and the Company will have available after the Closing sufficient funds to repay, prepay or discharge the obligations of the Company and its subsidiaries identified in Section 4.12(a)(B) of the Company Disclosure Schedule that would become due at the relevant time after the Closing (such amounts described in clauses (1) and (2), collectively, the “Required Amount”). Each of Parent and Merger Sub acknowledges that its obligations to consummate the transactions contemplated by this Agreement, including the Merger, are not contingent or conditioned in any manner on obtaining the Equity Financing, the Parent Debt Financing or any other financing.
(b)    Concurrently with the execution of this Agreement, Sponsor has executed the Equity Commitment Letter. As of the date of this Agreement, the Equity Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of each of Parent and Sponsor, subject only to the Bankruptcy and Equity Exception. The Equity Commitment Letter is not subject to any conditions or other contractual contingencies other than the conditions precedent set forth therein (the “Financing Conditions”). Parent has delivered to the Company a true and complete copy of the executed Equity Commitment Letter pursuant to which Sponsor has committed, subject only to the terms and conditions set forth therein, to provide the Equity Financing to Parent.
(c)    As of the date of this Agreement, the Equity Commitment Letter has not been amended, restated or otherwise modified or waived in any respect, and no such amendment, restatement, modification or waiver is contemplated. As of the date of this Agreement, the commitments contained in the Equity Commitment Letter have not been terminated, withdrawn, rescinded, reduced or otherwise modified in any respect, and to the knowledge of Parent and Merger Sub, no such termination, withdrawal, rescission, reduction or modification is contemplated. As of the date of this Agreement, none of Parent, Merger Sub or Sponsor, as applicable, is in breach or default under the terms and conditions of the Equity Commitment Letter, and no event has occurred that (with or without notice or lapse of time, or both) would constitute a breach or default under the Equity Commitment Letter. As of the date of this Agreement and assuming the accuracy of the representations and warranties of the Company herein and the satisfaction or waiver of the conditions set forth in Section 7.1 and Section 7.2, neither Parent nor

Merger Sub has any actual knowledge of any facts or circumstances that would reasonably be expected to result in any of the Financing Conditions failing to be satisfied on a timely basis or the Equity Financing contemplated by the Equity Commitment Letter not being made available on the Closing Date in accordance with the terms of the Equity Commitment Letter. Parent or Merger Sub has fully paid any and all commitment fees or other fees required by the terms of the Equity Commitment Letter to be paid on or before the date of this Agreement.
(d)    As of the date hereof, Parent has delivered to the Company (i) true, complete and correct copies of two executed commitment letters, each dated as of the date hereof, between Merger Sub and the financial institutions and investors party thereto (including all exhibits, schedules, and annexes thereto, and the executed fee letters associated therewith and referenced therein (except that the fee letters are subject to redactions further described below), as may be amended or modified in accordance with the terms hereof, collectively, the “Parent Debt Commitment Letters”), pursuant to which the lenders thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein (the “Parent Debt Financing”) for the purposes of funding the transactions contemplated therein, and related fees and expenses. As of the date of this Agreement, the Parent Debt Commitment Letters have not been amended, restated or otherwise modified or waived in any respect, (A) no such amendment, restatement, modification or waiver is contemplated (other than, for the avoidance of doubt, amendment to the Parent Debt Commitment Letters solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed the Parent Debt Commitment Letters as of the date hereof to the extent permitted under the terms of the Parent Debt Commitment Letters as of the date hereof) and (B) the respective commitments contained in the Parent Debt Commitment Letters have not been terminated, withdrawn, rescinded, reduced or otherwise modified in any respect, and no such termination, withdrawal, rescission, reduction or modification is contemplated. Except for fee letters (complete copies of which have been provided to Parent, with only fee amounts, market flex provisions and other customary threshold amounts and “securities demand” related provisions redacted) and customary engagement letters in respect of permanent financing in lieu of all or part of the Parent Debt Financing permitted hereby (none of which adversely affect the amount, conditionality, enforceability, termination or availability of the Parent Debt Financing), as of the date hereof there are no side letters or other Contracts or arrangements (oral or written) related to the Parent Debt Financing that could affect the conditionality, enforceability, amount, availability, timing or termination of the Parent Debt Financing or modifies, amends or expands the conditions to the funding of the Parent Debt Financing or the transactions contemplated thereby other than as expressly set forth in the Parent Debt Commitment Letters. Parent or Merger Sub, as applicable, has fully paid (or caused to be paid) any and all commitment fees or other fees in connection with the Parent Debt Commitment Letters that are payable on or prior to the date hereof and Parent or Merger Sub, as applicable, will, directly or indirectly, continue to pay in full any such amounts required to be paid as and when they become due and payable on or prior to the Closing Date; provided, that any payment due and payable on the Closing Date shall be funded contemporaneously with the Closing and subject to the satisfaction of the other funding conditions in respect of the Parent Debt Financing on the Closing Date. As of the date hereof, the Parent Debt Commitment Letters are in full force and effect with respect to, and are the legal, valid, binding and enforceable obligations of, Parent and Merger Sub and, to the knowledge of Parent and Merger Sub, each of the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Parent Debt Financing, other than as expressly set forth in the Parent Debt Commitment

Letters. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to (1) constitute a default or breach on the part of Parent or Merger Sub or, to the knowledge of Parent and Merger Sub, any other party to the Parent Debt Commitment Letters, (2) constitute a failure to satisfy a condition precedent on the part of Parent or Merger Sub or, to the knowledge of Parent and Merger Sub, any other party to the Parent Debt Commitment Letters or (3) to the knowledge of Parent or Merger Sub, result in any portion of the Parent Debt Financing being unavailable on the Closing Date or at the relevant time when such commitments are expected to be funded. As of the date hereof, assuming the conditions in Article VII are satisfied, Parent and Merger Sub have no reason to believe that any of the conditions to the Parent Debt Financing contemplated by the Parent Debt Commitment Letters will not be satisfied on the Closing Date or at the relevant time when such commitments are expected to be funded.
SECTION 4.13    Guarantee. Concurrently with the execution and delivery of this Agreement, Sponsor has delivered to the Company a true, correct and complete copy of a duly executed Guarantee, and assuming the due authorization, execution and delivery by the Company of the Guarantee, the Guarantee constitutes a valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, subject to the Bankruptcy and Equity Exception. No event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default on the part of Sponsor pursuant to the Guarantee.
SECTION 4.14    CFIUS Foreign Person Status. Each of Parent and Merger Sub is a United States person (as defined by Section 7701(a)(30) of the Code) and is not a “foreign person” or a “foreign entity,” or controlled by a “foreign person,” (each as defined in Section 721 of the Defense Production Act of 1950, as amended).
SECTION 4.15    No Other Representations or Warranties. Except for the representations and warranties contained in Article III (as modified by the Company Disclosure Schedule), each of Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes, or has made, any other express or implied representation or warranty with respect to the Company or its subsidiaries and businesses or with respect to the transactions contemplated by this Agreement or with respect to any other information provided to Parent or Merger Sub. Each of Parent and Merger Sub hereby disclaims, and specifically acknowledges and agrees to the disclaimer of, any such other representations or warranties, whether made by the Company or any of its Affiliates, or any of their respective shareholders, officers, directors, employees, agents or Representatives, and of all liability and responsibility for any such other representation, warranty, projection, forecast, statement, or information made, communicated or furnished (orally or in writing) to Parent or Merger Sub or their Affiliates or Representatives (including any opinion, information, projection or advice that may have been or may be provided to any of them). Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.
SECTION 4.16    Access to Information; Disclaimer. Parent and Merger Sub each acknowledges and agrees that it has conducted its own independent investigation and analysis of the Company and its subsidiaries, their respective businesses and the transactions contemplated hereby, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its subsidiaries, other than the representations and warranties of the Company expressly contained in Article III of this Agreement (including the Company Disclosure Schedule), and that all other representations and warranties are specifically disclaimed. Without limiting the foregoing, each of Parent and Merger Sub further acknowledges and agrees that, none of the Company or any of its shareholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives has made any representation or warranty (express or implied) concerning any estimates, projections, forecasts, business plans or other forward-looking information regarding the Company, its subsidiaries or their respective businesses and operations.
ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER
SECTION 5.1    Conduct of Business of the Company Pending the Merger. From the date of this Agreement until the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VIII (the “Interim Period”), except (v) as otherwise expressly permitted or required by this Agreement, (w) as set forth in Section 5.1 of the Company Disclosure Schedule, (x) as required by applicable Laws or by a Governmental Entity, (y) to address any exigent emergencies that present, or would be reasonably likely to present, an immediate and material threat to the Company or the environment or the health and safety of natural Persons if not addressed by the Company taking immediate action and acting as a reasonable and prudent operator of electric utilities in New Mexico and Texas or (z) as Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed):
(a)    the Company shall, and shall cause each of its subsidiaries to, and the Company shall exercise (and cause its subsidiaries to exercise) any available rights with respect to its (and their respective) Joint Ventures to cause each such Joint Venture to (i) conduct their respective businesses in the ordinary course of business consistent with past practice and in substantially the same manner as heretofore conducted and (ii)(A) preserve substantially intact, in all material respects, the business organization of the Company Parties and (B) use their respective commercially reasonable efforts to maintain their respective relationships with Governmental Entities, customers, suppliers, contractors, distributors, creditors, lessors and other third parties that have material business dealings with the Company Parties and keep available the services of its officers and key employees and consultants, in each case, as is reasonably necessary to preserve substantially intact their respective business organization;
(b)    the Company shall not, and it shall cause each of its subsidiaries not to, directly or indirectly, take any action (including any action with respect to a third-party) that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement or their respective ability to satisfy their obligations hereunder; and
(c)    without limiting the generality of the foregoing, the Company shall not, and shall cause each subsidiary of the Company not to, do any of the following and shall exercise (and shall cause its subsidiaries to exercise) any available rights with respect to its Joint Ventures to cause each such Joint Venture not to do any of the following:
(i)    amend or otherwise change the Company Articles of Incorporation or the Company Bylaws or the equivalent Organizational Documents of any Company Party;
(ii)    make any acquisition of (whether by merger, consolidation or acquisition of stock or substantially all of the assets), or make any investment in any interest in, any Person, corporation, partnership or other business organization or division thereof or any assets, in each case, except for (A) purchases of equipment, inventory and other assets or pursuant to construction, operation and/or maintenance contracts, in each case, in the ordinary course of business or pursuant to Contracts existing on the date of this Agreement or entered into after the date of this Agreement consistent with the terms hereof or (B) acquisitions or investments that do not exceed $20,000,000 individually or $60,000,000 in the aggregate;
(iii)    issue or authorize the issuance, pledge, transfer, subject to any Lien, sell, or dispose of or commit to the issuance, authorization, pledge, transfer, subjecting to any Lien, or disposition of (in each case, whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), any Equity Securities (including stock appreciation rights, phantom stock or similar instruments), of any Company Party (except (A) for issuance of up to 1,104,641 shares of Company Common Stock pursuant to forward sales agreements previously entered into by the Company with third-party forward purchasers under an “at-the-market” offering, (B) for issuance of up to 14,534,850 shares of Company Common Stock upon conversion of the Convertible Notes, (C) for issuance of shares of Company Common Stock with proceeds to the Company of up to $400,000,000, including pursuant to an “at-the-market” offering, block sale or other offering to be conducted after the date hereof on the terms set forth on Section 5.1(c)(iii)-Part A of the Company Disclosure Schedule, (D) for shares of Company Common Stock issued pursuant to the Stock Purchase Agreement, (E) for the issuance of shares of Company Common Stock upon the settlement of Restricted Stock Rights or Performance Shares outstanding as of the Company Capitalization Date in accordance with the terms thereof, (F) for any issuance, sale or disposition to the Company or a wholly-owned subsidiary of the Company by any subsidiary of the Company, (G) for the grant of Restricted Stock Rights and/or Performance Shares as permitted by Section 5.1(c)(iii)-Part B of the Company Disclosure Schedule or (H) for pledges or Liens relating to any indebtedness incurred in compliance with Section 5.1(c)(x));
(iv)    reclassify, combine, split, subdivide or amend the terms of, redeem, purchase or otherwise acquire, directly or indirectly, any Equity Securities (except (A) for the acquisition of shares of Company Common Stock tendered by directors or employees or in order to pay Taxes in connection with the exercise, vesting or settlement of Restricted Stock Rights or Performance Shares outstanding as of the Company Capitalization Date in accordance with the terms thereof or (B) in connection with the purchase of Company Common Stock by the Company in the market in connection with the settlement of shares under the Restricted Stock Rights or Performance Shares);
(v)    other than Permitted Liens or Liens relating to any indebtedness incurred in compliance with Section 5.1(c)(x), create or incur any material Lien on any material assets of the Company or its subsidiaries (other than subsidiaries acquired following the date hereof);
(vi)    make any loans or advances to any Person (other than the Company or any of its wholly-owned subsidiaries) other than in the ordinary course of business or not in excess of $10,000,000 in the aggregate;
(vii)    sell or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or otherwise sell, assign, exclusively license, abandon, allow to expire or lapse, or dispose of any assets, rights or properties, which are material to the Company Parties, taken as a whole (other than sales, dispositions or licensing of equipment or inventory and other assets in the ordinary course of business consistent with past practice or pursuant to Contracts existing on the date of this Agreement or entered into after the date of this Agreement consistent with the terms hereof as expressly permitted hereunder) as expressly permitted hereunder;
(viii)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its Equity Securities, or make any other actual, constructive or deemed dividend or distribution in respect of any of its Equity Securities (except (A) the Company may continue the declaration and payment of regular quarterly cash dividends on Company Common Stock for each quarterly period ended after the date of this Agreement, not to exceed the amount set forth on Section 5.1(c)(viii) of the Company Disclosure Schedule, with usual record and payment dates for such quarterly dividends in accordance with past dividend practice, (B) for any cash dividend or cash distribution by a wholly-owned subsidiary of the Company to the Company or another wholly-owned subsidiary of the Company and (C) a “stub period” dividend to holders of record of Company Shares as of immediately prior to the Effective Time equal to the product of (1) the number of days from the record date for payment of the last quarterly dividend paid by the Company prior to the Effective Time, multiplied by (2) a daily dividend rate determined by dividing the amount of the last quarterly dividend paid prior to the Effective Time by ninety-one (91));
(ix)    other than (A) in the ordinary course of business, (B) as required by Law or any Governmental Entity, or (C) to implement the outcome of any regulatory proceeding, enter into, terminate or modify or amend in any material respect any Company Material Contract;
(x)    except (i) with respect to any Permitted Permanent Bond Replacement Financing in compliance with Section 6.17, (ii) with respect to entering into, amending and borrowing under the Backstop Facilities or any debt facility required to prepay or refinance any Existing Credit Facility, in each case, in compliance with Section 6.17, (iii) for obtaining any Permitted Replacement Backstop Facility in compliance with Section 6.17, (iv) for borrowings in the ordinary course of business under the Company’s and its subsidiaries’ Credit Facilities, (v) for extensions of the maturity dates of the Credit Facilities (other than the Backstop

Facilities, which are provided for in clause (ii) above) in the ordinary course of business on customary market terms, (vi) for the issuance of an equal aggregate principal amount of the Company’s 5.75% Junior Subordinated Notes due 2054 upon any conversion of the Convertible Notes in compliance with the terms thereof, and (vii) for intercompany loans between the Company and any of its wholly-owned subsidiaries or between any wholly-owned subsidiaries of the Company, (A) incur or assume indebtedness for borrowed money or issue any debt securities, other than (1) indebtedness incurred in the ordinary course of business not to exceed $25,000,000 in the aggregate, (2) pursuant to letters of credit in the ordinary course of business, and (3) any refinancing of short-term debt of the Company or any of its subsidiaries existing as of the date of this Agreement; provided, however, that if such refinancing is completed prior to maturity, it shall be (x) on substantially similar terms or terms that are more favorable to the Company or such subsidiaries in the aggregate, (y) for the same or lesser principal amount and (z) voluntarily prepayable by the Company or such subsidiaries without premium or penalty; provided, further, that any such indebtedness incurred shall not have any default, event of default, mandatory prepayment, mandatory offer to pay or similar event that would be triggered by the consummation of the transactions contemplated hereunder, (B) modify in any material respect in a manner adverse to the Company or Parent the terms of any such indebtedness for borrowed money; (C) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any Person (other than a wholly-owned subsidiary of the Company); (D) make any loans, advances or capital contributions to or investments in any other Person (other than the Company or any of its subsidiaries), except for business expense advancements in the ordinary course of business consistent with past practice to employees of the Company or its subsidiaries; (E) mortgage or pledge any of its or its subsidiaries’ assets (tangible or intangible); or (F) enter into any commodity, currency, sale or other hedging agreements other than such hedging agreements (i) entered into in the ordinary course of business consistent with past practice or (ii) entered into in connection with the Permitted Permanent Bond Replacement Financing, in each case which can be terminated on ninety (90) days or less notice and which do not contain any default, event of default, mandatory prepayment, mandatory offer to pay or similar event that would be triggered by the consummation of the transactions contemplated hereunder other than cross defaults to the Existing Credit Facilities, the Backstop Facilities or any Permitted Replacement Backstop Facility;
(xi)    except as required by applicable Law or the terms of any Company Plan or Company Collective Bargaining Agreement made available to Parent and in effect on the date hereof, or as contemplated under this Agreement, (A) make any increase or decrease in, or accelerate the funding, payment, or vesting of, the compensation or benefits payable or to become payable to, or grant or announce any new bonus (including any retention, transaction or change in control bonus), equity or equity-based award, severance or termination pay (or rights thereto) to, any current or former Company Employees, (B) establish, adopt, enter into, amend, terminate, or take any action to accelerate rights under any Company Plan or any new plan, agreement, program, policy or other arrangement that would be a Company Plan if in effect on the date hereof, (C) hire or promote any Company officer, or (D) make or forgive any loan to any current or former Company Employees (other than reasonable and normal advances to Company Employees for bona fide expenses that are incurred in the ordinary course of business consistent with past practice);

(xii)    make any material change in any accounting principles, policies, procedures or practices, except as may be required as a result of a change to conform to statutory or regulatory accounting rules, Regulation S-X promulgated under the Exchange Act, GAAP or, in each case, other regulatory requirements with respect thereto;
(xiii)    other than as and to the extent required by applicable Law or GAAP, (A) make, revoke, rescind or change any material Tax election, (B) adopt or change an annual Tax accounting period, (C) adopt or change a material Tax accounting method, (D) surrender any material claim for a refund of Taxes, (E) settle or compromise any material liability or refund for Taxes or any Tax audit, claim or other proceeding relating to a material amount of Taxes or otherwise enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Tax Law) affecting any material Tax liability or refund, or (F) amend in a material respect any material Tax Return;
(xiv)    other than in the ordinary course of business or as required by applicable Law, enter into any collective bargaining agreement with any labor organization representing any Company Employees or extend or amend in any material respect any Company Collective Bargaining Agreement;
(xv)    waive, release, discharge, settle, satisfy or compromise any Proceeding, other than the waiver, release, assignment, discharge, settlement, satisfaction or compromises of a Proceeding where the amount paid does not exceed $5,000,000 individually or $15,000,000 in the aggregate, except that (A) the foregoing shall not restrict the Company’s ability to enter into settlements or compromises in the ordinary course of business consistent with past practice (other than in respect of any Regulatory Proceedings (including appeals), which shall be addressed exclusively in Section 5.2 and shall not be subject to this Section 5.1(c)(xv)), and (B) any amount that is reflected or reserved against in the Company’s audited consolidated financial statements included in the Company SEC Reports in respect of such legal proceeding, or that is offset by insurance proceeds received (or reimbursed) in respect of such legal proceeding, shall in each case not be counted towards the $5,000,000 or $15,000,000 limitations set forth above;
(xvi)    merge or consolidate with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restricting, recapitalization or other reorganization;
(xvii)    authorize or make any capital expenditures that are, in the aggregate, greater than one hundred and twenty-five percent (125%) of the aggregate amount of capital expenditures scheduled to be made in the Company’s capital expenditure budget as disclosed in Section 5.1(c)(xvii) of the Company Disclosure Schedule for the relevant periods indicated therein; provided, however, that notwithstanding the foregoing, the Company and its subsidiaries shall be permitted to make emergency capital expenditures in any amount (A) as required by a Governmental Entity or (B) that the Company determines is incurred in connection with the repair or replacement of facilities or equipment destroyed or damaged due to casualty or accident or natural disaster or other force majeure event necessary or advisable to maintain or restore safe, adequate and reliable electric transmission service or to prevent any threat to health and safety of natural Persons; provided, further, that the Company shall use commercially reasonable efforts to consult with Parent prior to making or agreeing to make any such expenditure described in clauses (A) or (B) above;
(xviii)    enter into any agreement with respect to the voting of its capital stock;
(xix)    other than in the ordinary course of business consistent with past practice, (A) enter into any Contract for the lease or purchase of real property if, as a result thereof, such real property would be considered Company Material Real Property or (B) modify the material terms of any lease for any Company Material Real Property;
(xx)    fail to use its commercially reasonable efforts to maintain, in full force without interruption, its present insurance policies or comparable insurance coverage;
(xxi)    enter into, amend, waive or modify any engagement letter or similar arrangement (including those set forth in Section 3.20 of the Company Disclosure Schedule) between any Company Party and any professional advisor thereof (including the Company Financial Advisor and outside legal counsel) relating to the transactions contemplated by this Agreement, in each case, where a Company Party would reasonably be expected to pay $1,000,000 or more to such advisor in connection therewith (together with any other engagement letters or similar arrangements entered into between any Company Party and such advisor), other than any customary engagement letters or similar arrangements entered into in respect of the issuance of any indebtedness or debt securities permitted in Section 5.1(c)(x) or the issuance of Company Common Stock permitted in Section 5.1(c)(iii); or
(xxii)    agree, authorize or commit to do any of the foregoing actions described in Section 5.1(c)(i) through Section 5.1(c)(xx).
(d)    The Company shall give (or shall cause its subsidiaries to give) any notices to third parties, and the Company and Parent shall each use, and cause their respective subsidiaries to use, their reasonable best efforts to obtain any third party consents, in each case (i) necessary, proper or advisable to consummate the Merger and the other transactions contemplated by this Agreement or (ii) disclosed in the Company Disclosure Schedule; provided, however, that the Company and Parent shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts in connection with consummation of the Merger; provided, further, in seeking any such actions, consents, approvals or waivers, the Company shall not be required to pay any consent or similar fee to obtain such consents other than de minimis amounts or amounts that are advanced or reimbursed by Parent.
SECTION 5.2    Regulatory Proceedings. During the Interim Period, the Company and any subsidiary thereof may (a) initiate or settle, in the ordinary course of business, any Regulatory Proceeding that is not material in nature and not related to the transactions contemplated by this Agreement, or (b) enter into any settlement or stipulation in respect of any Regulatory Proceeding, in any case, (i) in the ordinary course and not related to the transactions contemplated by this Agreement; provided, that such Regulatory Proceeding is not material in nature, (ii) as set forth on Section 5.2 of the Company Disclosure Schedule or (iii) otherwise with prior consultation with

Parent; provided, however, that with respect to any Regulatory Proceeding for which Parent’s consultation is required under this Section 5.2, no later than five (5) Business Days prior to the Company’s initiation and settlement of any such Regulatory Proceeding, the Company shall (i) deliver to Parent any documents or filings in connection therewith, (ii) make reasonably available one or more authorized persons of the Company, which may be an officer of the Company or the Company Contact, to discuss any such documents or filings with one or more authorized persons of Parent, which may be the Parent Contact, (iii) consider in good faith any comments made by Parent or any one or more authorized persons thereof with respect to such documents or filings, and (iv) to the extent the Company reasonably agrees to any such comments, incorporate the same into such documents or filings; provided, further, that any Regulatory Proceeding that constitutes ordinary course compliance reporting shall not require notice to, or consultation with, Parent. Notwithstanding anything in this Agreement to the contrary, the terms of Section 6.4 shall control with respect to any Regulatory Proceeding under Section 6.4, including any Filing made in connection therewith. In the event that the Company or any subsidiary thereof would be prohibited from taking any action by reason of this Section 5.2 without prior consultation with Parent, such action may nevertheless be taken without such consultation if the Company requests Parent’s consultation (provided that such request is made via email and delivered to each of the Parent Contacts) and Parent fails to respond in writing (including response made via email) to such request within ten (10) Business Days after the date such request is delivered. Notwithstanding anything to the contrary in this Section 5.2, the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned) shall be required to initiate or enter into any settlement or stipulation with respect to any Regulatory Proceeding related to any rate case of the Company or any of its subsidiaries.
SECTION 5.3    No Control of the Company’s Business. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ operations.
ARTICLE VI

ADDITIONAL AGREEMENTS
SECTION 6.1    Company No Solicitation.
(a)    During the Interim Period, the Company shall not, and shall cause its subsidiaries and its and their respective directors, officers, and employees not to, and shall use its reasonable best efforts to cause its and their respective consultants, attorneys, accountants, financial advisors, agents, investment bankers or other representatives (collectively, “Representatives”) not to (and shall not authorize or permit their respective Representatives to), (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries with respect to or that could reasonably be expected to lead to, or the making, submission or announcement of, any Acquisition Proposal, (ii) participate or engage in any negotiations or discussions concerning, or furnish or provide access to the Company’s or any of its subsidiaries’ properties, books and records or any confidential information or data to any Person relating to or in connection with, an Acquisition Proposal, or any inquiry or proposal that could reasonably be expected to lead to any

Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal or (iv) execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement for any Acquisition Proposal; provided, that (x) it is understood and agreed that any determination or action by the Company Board of Directors permitted under Section 6.1(b) or Section 6.1(d) shall not be deemed to be a breach or violation of this Section 6.1(a) or, in the case of Section 6.1(b)(i) — (iii), give Parent a right to terminate this Agreement pursuant to Section 8.1(e)(ii), and (y) the Company shall be permitted to enter into an Acceptable Confidentiality Agreement as contemplated by and in accordance with Section 6.1(b). The Company shall, and shall cause its subsidiaries and its and their respective directors, officers and employees to, and shall use its reasonable best efforts to cause their respective other Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person (other than Parent and its Affiliates) relating to or in connection with an Acquisition Proposal that exist as of the date hereof. The Company shall promptly, and in no event later than twenty-four (24) hours after its or any of its subsidiaries receipt (including receipt by any of their respective directors, officers or Representatives) of any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its subsidiaries in connection with or relating to an Acquisition Proposal, advise Parent orally and in writing of such Acquisition Proposal or request (including providing the identity of the Person making or submitting such Acquisition Proposal or request), and (A) if it is in writing, provide Parent a copy of such Acquisition Proposal and any related draft agreements or other documentation or materials delivered in connection therewith, or (B) if it is oral, provide Parent a reasonably detailed summary, including all material terms, thereof. The Company shall keep Parent informed in all material respects on a reasonably prompt basis of the current status and material terms of any such Acquisition Proposal including any material changes in respect of any such Acquisition Proposal and shall promptly (and in no event later than twenty-four (24) hours following any such change) deliver to Parent a summary of any material changes to any such Acquisition Proposal. Notwithstanding anything to the contrary herein, the Company may grant a waiver, amendment or release under any confidentiality or standstill agreement to the extent necessary to allow for a confidential Acquisition Proposal to be made to the Company or the Company Board of Directors or to allow for the engagement in discussions regarding an Acquisition Proposal or a proposal that would reasonably be expected to lead to an Acquisition Proposal so long as, in each case, such Acquisition Proposal or proposal that would reasonably be expected to lead to an Acquisition Proposal was not obtained or made as a result of a violation of the terms of this Agreement, if (y) the Company Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action could be reasonably likely to result in a breach of its fiduciary duties under applicable Law and so long as (z) the Company notifies Parent thereof (including the identity of such counterparty) at least twenty-four (24) hours prior to granting any such waiver, amendment or release and, if requested by Parent, grants Parent a waiver, amendment or release of any similar provision under the Confidentiality Agreement. Any breach of this Section 6.1 by any subsidiary of the Company or any officer, director, employee or other Representative of the Company or any subsidiary of the Company shall be deemed to be a breach by the Company for all purposes of this Agreement.
(b)    Notwithstanding anything to the contrary in Section 6.1(a) or Section 6.3, nothing contained in this Agreement shall prevent the Company or the Company Board of Directors from:

(i)    (x) taking and disclosing to its shareholders a position in accordance with Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, (y) making any “stop-look-and-listen” communication to the shareholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act or (z) making any disclosure to shareholders of the Company with regard to the transactions contemplated by this Agreement or an Acquisition Proposal made after the date hereof, in each case, if, in the good faith judgment of the Company Board of Directors, after consultation with its outside legal counsel, it determines that it is legally required to do so or failing to do so could be reasonably expected to result in a breach of its fiduciary duties under applicable Law; provided, that neither the Company nor its Company Board of Directors may take an action that would constitute a Company Change of Recommendation in respect of an Acquisition Proposal unless expressly permitted by Section 6.1(d) (it being understood and agreed that any disclosure of a position in connection with a tender offer or exchange offer, other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act or a recommendation on Schedule 14D-9 against such tender offer or exchange offer, made within ten (10) Business Days after the commencement thereof and in any event at least two (2) Business Days prior to the Company Shareholder Meeting, shall be deemed a Company Change of Recommendation, unless the Company Board of Directors expressly and concurrently reaffirms the Company Recommendation);
(ii)    prior to obtaining the Company Requisite Vote, providing access to its properties, books and records and providing information or data in response to a request therefor by a Person or group who has made a bona fide written Acquisition Proposal after the date hereof if the Company Board of Directors (A) shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal could reasonably be expected to constitute, result in or lead to a Superior Proposal, (B) after consultation with its outside legal counsel, shall have determined in good faith that failing to do so could be reasonably expected to result in a breach of the fiduciary duties of the Company Board of Directors under applicable Law and (C) prior to provision of any material or information, and engagement in any discussions, has received from the Person so requesting such information an executed Acceptable Confidentiality Agreement; or
(iii)    prior to obtaining the Company Requisite Vote, participating and engaging in any negotiations or discussions with any Person or group and their respective Representatives who has made a bona fide written Acquisition Proposal after the date hereof if the Company Board of Directors shall have determined in good faith, (A) after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal could reasonably be expected to constitute, result in or lead to a Superior Proposal and (B) after consultation with its outside legal counsel, that failing to do so could be reasonably expected to result in a breach of its fiduciary duties under applicable Law; provided, that (1) in the case of Section 6.1(b)(ii) and (iii), (x) such Acquisition Proposal was not initiated, solicited, obtained or encouraged in breach of, or otherwise is not the result of any breach of, Section 6.1(a) and (y) the Company gives Parent the notice required by Section 6.1(a), and (2) in the case of Section 6.1(b)(ii), the Company furnishes any information provided to the maker of the Acquisition Proposal only pursuant to an executed Acceptable Confidentiality Agreement and such furnished information is delivered to Parent at substantially the same time (to the extent such information has not been previously furnished or made available by the Company to Parent).

(c)    Except as contemplated by Section 6.1(d), neither the Company Board of Directors nor any committee thereof shall (i) (A) withhold, withdraw, qualify or modify, or resolve to or propose to withhold, withdraw, qualify or modify, the Company Recommendation in a manner adverse to Parent, (B) make any public statement inconsistent with the Company Recommendation, (C) approve, adopt or recommend any Acquisition Proposal, or any inquiry or proposal that could reasonably be expected to lead to any Acquisition Proposal, (D) fail to reaffirm or re-publish the Company Recommendation within ten (10) Business Days of being requested by Parent to do so (provided, however, that Parent shall not be entitled to request such a reaffirmation or re-publishing more than one (1) time with respect to any single Acquisition Proposal other than in connection with an amendment to any financial terms of such Acquisition Proposal or any other material amendment to such Acquisition Proposal), (E) fail to include the Company Recommendation in the Proxy Statement, (F) fail to announce publicly, within five (5) Business Days after a tender offer or exchange offer relating to any securities of the Company has been commenced that would constitute an Acquisition Proposal, that the Company Board of Directors recommends rejection of such tender or exchange offer or (G) resolve, publicly propose or agree to do any of the foregoing (each such action set forth in clauses (A) through (G) above being a “Company Change of Recommendation”), (ii) authorize, cause or permit the Company or any of its subsidiaries to enter into a merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar contract (other than the Acceptable Confidentiality Agreement) or recommend any tender offer providing for, with respect to, or in connection with any Acquisition Proposal or requiring the Company to abandon, terminate, delay or fail to consummate the Merger or any other transaction contemplated by this Agreement, or (iii) take any action pursuant to which any Person (other than Parent, Merger Sub or their respective Affiliates) or Acquisition Proposal would become exempt from or not otherwise subject to any take-over statute or articles of incorporation provision relating to an Acquisition Proposal.
(d)    Notwithstanding anything in this Section 6.1 to the contrary, at any time prior to obtaining the Company Requisite Vote, (i) the Company Board of Directors may effect a Company Change of Recommendation in response to an Intervening Event or (ii) if the Company Board of Directors determines in good faith, after consultation with its financial advisor and outside legal counsel, in response to an Acquisition Proposal from a third party that did not otherwise result from a breach of Section 6.1(a), that such proposal constitutes a Superior Proposal, and such Acquisition Proposal is not withdrawn, the Company or the Company Board of Directors may (A) make a Company Change of Recommendation and/or (B) terminate this Agreement pursuant to Section 8.1(d)(ii) to enter into a definitive agreement with respect to such Superior Proposal, in each case, if (and only if) (1) in the event the Agreement is terminated pursuant to Section 8.1(d)(ii), the Company pays to Parent any Company Termination Fee required to be paid pursuant to Section 8.2(b)(i) at such time as set forth in Section 8.2(b)(i) and (2) after consultation with its financial advisor and outside legal counsel, the Company Board of Directors determines that the failure to make a Company Change of Recommendation, or to terminate this Agreement pursuant to Section 8.1(d)(ii), would be reasonably expected to result in a breach of its fiduciary duties under applicable Laws; provided, however, that the Company or the Company Board of Directors, as applicable, may only take the actions described in clauses (i) and (ii) if prior to taking any such action (x) the Company delivers to Parent written notice (a “Company Notice”), at least five (5) Business Days’ in advance (the “Notice Period”), advising Parent that the Company Board of Directors proposes to take such action and containing (1) the material details of such Intervening

Event or the material terms and conditions of the Superior Proposal that is the basis of the proposed action by the Company Board of Directors and (2) a copy of the most current draft of any written communication (including any agreement) relating to the Superior Proposal and (y) during the Notice Period (as extended pursuant to the following sentence of this Section 6.1(d)), (i) the Company complies with the following sentence of this Section 6.1(d) and (ii) if Parent shall have delivered to the Company a written, binding, irrevocable offer, capable of being accepted by the Company, to alter the terms of this Agreement, the Company Board of Directors thereafter reaffirms in good faith (after consultation with its outside counsel and financial advisor) that the Acquisition Proposal giving rise to the Company Notice continues to constitute a Superior Proposal. If requested by Parent, the Company will, and will cause its Representatives to, during the Notice Period, engage in good faith negotiations with Parent and its Representatives (including by making the Company’s officers and Representatives reasonably available to negotiate) to make such adjustments in the terms and conditions of this Agreement so that (i) in the case of an Acquisition Proposal, such Acquisition Proposal would cease to constitute a Superior Proposal (it being understood and agreed that if Parent has committed to any changes to the terms of this Agreement, each time thereafter that there has been any subsequent amendment to any material term of such Superior Proposal, the Company Board of Directors shall provide a new Company Notice and an additional two (2) Business Day period from the date of such notice and the obligations of the Company during the Notice Period shall continue in effect during such additional period) or (ii) in the case of an Intervening Event, the failure of the Company Board of Directors to make a Company Change of Recommendation could not be reasonably expected to result in a breach of its fiduciary duties under applicable Laws. Any such Company Change of Recommendation shall not change the approval of this Agreement or any other approval of the Company Board of Directors in any respect that would have the effect of causing any corporate takeover statute or other similar statute or any provision of the Company Articles of Incorporation to be applicable to the transactions contemplated hereby, including the Merger.
(e)    For purposes of this Agreement, the following terms shall have the meanings assigned below:
(i)    “Acquisition Proposal” means any bona fide proposal, inquiry, indication of interest or offer from any Person or group of Persons (other than Parent, Merger Sub or their respective Affiliates) relating to any transaction or series of transactions, involving (A) any direct or indirect acquisition or purchase of (1) a business or assets that constitute twenty percent (20%) or more of the revenues, net income or assets of the Company and its subsidiaries, on a consolidated basis, or (2) twenty percent (20%) or more of any class of equity or voting securities of the Company (or any subsidiary or subsidiaries of the Company whose business constitutes (together) twenty percent (20%) or more of the revenues, net income or assets of the Company and its subsidiaries, on a consolidated basis), (B) any tender offer, exchange offer or similar transaction that if consummated would result in any Person or group of Persons beneficially owning twenty percent (20%) or more of any class of the equity or voting securities of the Company (or any subsidiary or subsidiaries of the Company whose business constitutes (together) twenty percent (20%) or more of the revenues, net income or assets of the Company and its subsidiaries, on a consolidated basis), (C) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any subsidiary or subsidiaries of the Company whose business constitutes (together) twenty percent (20%) or more of the revenues, net income or assets of the Company and its subsidiaries, on a consolidated basis), or (D) any combination of the foregoing.
(ii)    “Superior Proposal” means a written Acquisition Proposal (with all references to “twenty percent (20%) or more” included in the definition of Acquisition Proposal changed to “more than fifty percent (50%)”) that was not obtained, solicited or received in, or otherwise resulted from, violation of this Section 6.1, in each case, that the Company Board of Directors in good faith determines, after consultation with its outside legal counsel and financial advisors, would, if consummated, result in a transaction that is more favorable to the shareholders of the Company from a financial point of view than the transactions contemplated hereby after taking into account all such factors and matters considered appropriate in good faith by the Company Board of Directors (including, to the extent considered appropriate by the Company Board of Directors, (A) the identity of the Person(s) making such Acquisition Proposal, (B) financial provisions and the payment of the Company Termination Fee, (C) legal and regulatory conditions and other undertakings relating to the Company’s and its subsidiaries’ regulators, lenders or partners, (D) probable timing, (E) conditionality and likelihood of consummation and (F) with respect to which the cash consideration and other amounts (including costs associated with the Acquisition Proposal) payable at Closing are subject to fully committed financing from recognized financial institutions), and after taking into account any changes to the terms of this Agreement committed to in writing by Parent in response to such Superior Proposal pursuant to, and in accordance with, Section 6.1(d) or otherwise.
SECTION 6.2    Proxy Statement.
(a)    As promptly as practicable after the date of this Agreement and in any event within forty-five (45) days after the date of this Agreement, the Company shall prepare and provide to Parent and its advisors the proxy statement to be sent to the shareholders of the Company in connection with the Company Shareholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) in preliminary form, and within sixty (60) days after the date of this Agreement, shall file with the SEC, the Proxy Statement in preliminary form. Parent shall promptly supply to the Company in writing, for inclusion in the Proxy Statement, all information concerning Parent required under the Securities Act and the Exchange Act, and the rules and regulations thereunder, to be included in the Proxy Statement; provided, that the Company shall not use any such information for any other purpose if doing so would violate or cause the violation of applicable securities Laws. Each of Parent and the Company shall notify the other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information related to the Proxy Statement and will promptly supply the other Party with copies of all correspondence between it and its Affiliates or their respective officers, employees, legal advisors or agents, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Parent and the Company shall liaise and cooperate with the other Party and provide it with a reasonable opportunity to review and comment on such document or proposed response or compliance with any such request. If at any time prior to the Company Shareholders Meeting, any information relating to Parent or the Company or any of its respective Affiliates, directors or officers, should be discovered by such Party which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be prepared, filed with the SEC and disseminated to the shareholders of the Company to the extent required by Law. After all the comments received from the SEC have been cleared by the SEC staff and all information required to be contained in the Proxy Statement has been included therein by the Company, the Company shall promptly file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed (including by electronic delivery if permitted), as promptly as practicable, to its shareholders of record, as of the record date established by the Company Board of Directors and set forth in the Proxy Statement.
(b)    The Company covenants that none of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time such document is first filed with the SEC, at any time such document is amended or supplemented, at the time such document is declared effective by the SEC or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will, at the time of the Company Shareholders Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.
(c)    Parent covenants that none of the information supplied by or on behalf of Parent or Merger Sub for inclusion in the Proxy Statement will, at the time such document is filed with the SEC, at any time such document is amended or supplemented, at the time such document is declared effective by the SEC or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied in writing for inclusion in the Proxy Statement by or on behalf of the Company which is contained or incorporated by reference in the Proxy Statement.
SECTION 6.3    Company Shareholders Meeting. Notwithstanding any Company Change of Recommendation, the Company, acting through the Company Board of Directors (or a committee thereof), shall promptly following receipt of confirmation from the SEC that the SEC has no further comments on, or will not review, the Proxy Statement, take all reasonable action necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving and adopting this Agreement (including any adjournment or postponement thereof, the “Company Shareholders Meeting”); provided, that the Company may postpone, recess or adjourn such meeting for up to thirty (30) days in the aggregate (excluding any adjournment or postponements required by applicable Law) (a) to the extent required by Law or to prevent a breach of fiduciary duty, (b) to allow reasonable additional time to solicit additional proxies to the extent the Company reasonably believes necessary in order to obtain the Company Requisite Vote (it being understood the Company shall have both a right and obligation to post, recess or adjourn any applicable meeting for a period of time of up to thirty (30) days in case of this clause (b)), (c) if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting (it being understood the Company shall have both a right and obligation to post, recess or adjourn any applicable meeting for a period of time of up to thirty (30) days in case of this clause (c)) or (d) to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure which the Company Board of Directors has determined in good faith after consultation with outside counsel is necessary under applicable Law or to prevent a breach of fiduciary duty and for such supplemental or amended disclosure to be disseminated and reviewed by the Company shareholders prior to the Company Shareholders Meeting. The Company, acting through its Company Board of Directors (or a committee thereof), shall subject to Section 6.1(d), (i) include in the Proxy Statement the Company Recommendation and, subject to the consent of the Company Financial Advisor, the written opinion of the Company Financial Advisor, dated as of the date of this Agreement, that, as of such date, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock and (ii) use its reasonable best efforts to obtain the Company Requisite Vote. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to hold the Company Shareholders Meeting if this Agreement is terminated.
SECTION 6.4    Regulatory Approvals; Reasonable Best Efforts.
(a)    During the Interim Period, each of Parent and the Company shall cooperate and promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions and filings, and shall use reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things in order to, (i) make and obtain the Consents and Filings listed in Section 3.5(b) of the Company Disclosure Schedule and Section 4.5(b) of the Parent Disclosure Schedule, (ii) make all registrations and filings, and thereafter, make any other required registrations, filings or submissions, and pay any fees due in connection therewith, with any Governmental Entity necessary in connection with the consummation of the transactions contemplated by this Agreement, (iii) take, or cause to be taken, all reasonable and appropriate action and do, or cause to be done, all reasonable things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement (including satisfying any of the conditions set forth in Article VII as promptly as practicable other than by means of waiver), (iv) cooperate in good faith with the applicable Governmental Entities or other Persons and provide promptly such other information and communications to such Governmental Entities or other Persons as such Governmental Entities or other Persons may reasonably request in connection therewith, and (v) execute and deliver any additional agreements or instruments reasonably necessary to consummate the transactions contemplated by this Agreement.
(b)    During the Interim Period, the Parties will provide prompt notification to each other when any Consent or Filing referred to in Section 6.4(a) is obtained, taken, made, given or denied, as applicable, and will advise each other of any communications with any Governmental Entity or other Person regarding any of the transactions contemplated by this Agreement, including (i) giving the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to the

Merger or any of the other transactions contemplated by this Agreement; and (ii) keeping the other Parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding. Parent and the Company shall jointly (A) determine the overall strategy for obtaining all Required Regulatory Approvals and making all filings with respect thereto and (B) unless prohibited by Law or otherwise agreed to by Parent and the Company, schedule and conduct any meetings with any Governmental Entity or intervenor in any proceeding related to a Required Regulatory Approval. Subject to applicable Laws relating to the exchange of information, and unless prohibited by the reasonable request of any Governmental Entity, each of the Company and Parent shall have the right to review and approve (such approval not to be unreasonably withheld, delayed or conditioned) in advance, and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal (including all of the information relating to Parent or the Company, as the case may be, and any of their respective subsidiaries, that appears in any filing) made with, or written materials submitted to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or legal proceeding, each Party will permit authorized representatives of the other Parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity or intervenor in connection with such request, inquiry, investigation, action or legal proceeding; provided, however, Parent, after having consulted the Company in good faith, shall have sole control over the strategy for coordinating any filings, obtaining any necessary approvals, and resolving any investigation or other inquiry of any such agency or other Governmental Entity under the HSR Act. Notwithstanding the foregoing, commercially and/or competitively sensitive information and materials of a Party may be provided to the other Party on an outside counsel-only basis.
(c)    In furtherance of the foregoing covenants:
(i)    Parent, Merger Sub and the Company shall use their reasonable best efforts to make any premerger notification filing required under the HSR Act with respect to the transactions contemplated hereby within twenty-five (25) Business Days after a date to be mutually agreed to by the Parties (which date shall be no more than one (1) year before the reasonably anticipated Closing Date or later than six (6) months prior to the then-applicable End Date). Parent, Merger Sub and the Company shall supply as promptly as reasonably practicable reasonable responses to requests for additional information or documentary material that may be requested pursuant to the HSR Act and shall take all other actions, proper or advisable consistent with this Section 6.4, to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Parent, Merger Sub and the Company shall use reasonable best efforts to respond to any additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions, made by the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (the “Antitrust Authorities”), so as to cause the expiration of any waiting periods or obtain any other clearances from the Antitrust Authorities as soon as practicable. Each of Parent and Merger Sub shall exercise its reasonable best efforts, and the Company shall cooperate with Parent and Merger Sub, to promptly prevent the entry in any claim brought by an Antitrust Authority of any order that would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby in any material respect.
(ii)    Other than with respect to filings under the HSR Act, the Parties will, as soon as reasonably practicable following the execution of this Agreement, prepare and file, and pay any fees due in connection therewith in accordance with Section 8.3, with each applicable Governmental Entity requests for such Consents as may be necessary for the consummation of the transactions contemplated hereby in accordance with the terms of this Agreement and as set forth on Section 3.5(b) of the Company Disclosure Schedule and Section 4.5(b) of the Parent Disclosure Schedule; provided, that any such filings shall not occur earlier than ninety (90) days following the date hereof. The Parties will diligently pursue and use their reasonable best efforts to obtain such Consents and will cooperate with each other in seeking such Consents; provided, that any such filings shall not occur earlier than ninety (90) days following the date hereof. To such end, the Parties agree to make reasonably available the personnel and other resources of their respective organizations in order to obtain all such Consents. Each Party will promptly inform the other Parties of any material communication received by such Party from, or given by such party to, any Governmental Entity from which any such Consent is required, unless prohibited by applicable Law, and of any material communication received or given in connection with any claim by a private party, in each case regarding any of the transactions contemplated hereby, and will permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any such Governmental Entity or, in connection with any claim by a private party, with such other Person, and to the extent permitted by applicable Law or otherwise as agreed to by Parent and the Company, give the other party the opportunity to attend and to participate in such meetings and conferences.
(d)    Parent shall not, and shall cause its Affiliates not to, enter into any new commercial activities or businesses unrelated to the Merger or the other transactions contemplated by this Agreement or enter into any transaction to acquire any asset, property, business or Person (by way of merger, consolidation, share exchange, investment, other business combination, asset, stock or equity purchase, or otherwise), that would reasonably be expected to materially delay or prevent obtaining any Consent or Filing contemplated by this Section 6.4. In furtherance of and without limiting any of Parent’s covenants and agreements under this Section 6.4, Parent shall use its reasonable best efforts to avoid or eliminate each and every impediment that may be asserted by a Governmental Entity so as to enable the Closing to occur as soon as reasonably possible, which such reasonable best efforts shall include the following:
(i)    defending through litigation on the merits, including appeals, any Proceeding asserted in any court or other proceeding or claim by any Person, including any Governmental Entity, that seeks to or could reasonably be expected to prevent or prohibit or impede, interfere with or delay the consummation of the Closing (including pursuing appeals following the failure to obtain any Required Regulatory Approval);
(ii)    proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of (A) Parent or (B) the Company, including, in each such case, entering into customary ancillary agreements on commercially reasonable terms relating to any such sale, divestiture, licensing or disposition;
(iii)    agreeing to any limitation on the conduct of Parent or its Affiliates (including, after the Closing, the Surviving Corporation); and
(iv)    agreeing to take any other action with respect to the Company or Parent as may be required by a Governmental Entity in order to effect each of the following: (A) obtaining each Consent or Filing contemplated by this Section 6.4 before the End Date, (B) avoiding the entry of, or having vacated, lifted, dissolved, reversed or overturned any Judgment, whether temporary, preliminary or permanent, that is in effect that prohibits, prevents or restricts consummation of, or materially impedes, interferes with or delays, the Closing and (C) effecting the expiration or termination of any waiting period, which would otherwise have the effect of preventing, prohibiting or restricting consummation of the Closing or materially impeding, interfering with or delaying the Closing.
(e)    Notwithstanding anything to the contrary in this Section 6.4, none of the provisions in this Section 6.4 shall be construed to permit the Company without the prior written consent of Parent to, in connection with any Required Regulatory Approvals, take any action, including proposing, negotiating, committing to, effecting, or accepting any undertakings, terms, conditions, liabilities, obligations, commitments, sanctions or other measures or provisions (including the sale, divestiture, licensing or disposition of assets or businesses of Parent or its subsidiaries or the Company, by consent decree, hold separate order or otherwise), if the taking of such action, individually or in the aggregate, would reasonably be expected to restrict the business or operations of any Company Party from and after the Closing Date.
(f)    Notwithstanding anything to the contrary in this Agreement, so long as Parent continues, in good faith, to diligently seek the Required Regulatory Approvals prior to the End Date on terms reasonably acceptable to Parent (including, for the avoidance of doubt, any request for rehearing or similar if any Required Regulatory Approval is obtained on terms not reasonably acceptable to Parent), Parent shall be deemed to have complied with this Section 6.4 in all respects, shall be deemed not to be in breach of this Section 6.4 and the Company shall not have a right to terminate this Agreement (i) pursuant to Section 8.1(d)(i) for any non-compliance with or breach of this Section 6.4 or (ii) pursuant to Section 8.1(d)(iii) for Parent’s or Merger Sub’s failure to consummate the Closing due primarily to the imposition by a Governmental Entity of a burdensome condition (as reasonably determined by Parent) in connection with a Required Regulatory Approval; provided, however, that nothing in this Section 6.4(f) shall affect or waive the right of the Company to terminate this Agreement pursuant to the other provisions of Section 8.1 and be paid the Parent Termination Fee pursuant to Section 8.2.
SECTION 6.5    Notification of Certain Matters. During the Interim Period, the Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such Party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the Consent of such Person is or may be required in connection with the Merger, if the subject matter of such communication or the failure of such Party to obtain such Consent would reasonably be expected to be material to the Company, the Surviving Corporation or Parent, (b)

any facts or circumstances, or the occurrence or non-occurrence of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any Party hereto to effect the Merger or any of the transactions contemplated by this Agreement not to be satisfied, and (c) any actions, suits, claims or proceedings commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its subsidiaries which relate to the Merger or the other transactions contemplated hereby; provided, however, that neither the delivery of any notice pursuant to this Section 6.5 nor the access to any information pursuant to Section 6.6 shall (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the rights or remedies available to the Party receiving such notice.
SECTION 6.6    Access to Information; Confidentiality.
(a)    During the Interim Period, upon reasonable prior written notice from Parent, the Company shall, and shall cause its subsidiaries to, and shall use its reasonable best efforts to cause its Representatives to, (i) afford Parent and its Representatives reasonable access, consistent with applicable Law, during normal business hours to its and their respective officers, employees and Representatives and properties, offices, and other facilities and to all books and records, and shall furnish Parent and its Representatives promptly with all financial, operating and other data and information as Parent and its Representatives from time to time reasonably request in writing, (ii) to the extent permitted by Law, furnish promptly each material report, schedule and other document filed or received by the Company or any of the Company’s subsidiaries pursuant to the requirements of federal or state securities or regulatory Laws or filed with or sent to the SEC, FERC, the Nuclear Regulatory Commission, the New Mexico Public Regulations Commission (“NMPRC”), the Public Utility Commission of Texas (“PUCT”), the U.S. Department of Justice, the Federal Trade Commission, the Federal Communications Commission or any other Governmental Entity, and (iii) upon written request, as soon as reasonably practicable provide Parent with information relating to any material developments in any audit or similar proceeding related to any material Tax matters of the Company or any of its subsidiaries. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries and shall not include any environmental sampling or invasive environmental testing. Neither the Company nor any of its subsidiaries shall be required to provide access or to disclose information where such access or disclosure would violate or prejudice its rights or the rights of any of its officers, directors or employees, give rise to a material risk of waiving any attorney-client privilege of the Company or any of its subsidiaries, or contravene any Law, rule, regulation, Judgment or Contract; provided, however, that the Company shall use its reasonable best efforts to (A) allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege (including negotiating in good faith with Parent to seek alternative means to disclose such information as nearly as possible without affecting such attorney-client privilege, including entry into a joint defense agreement), (B) obtain the required consent of any third party to provide access to or disclosure of such information with respect to any confidential Contract to which the Company or its subsidiaries is party, or (C) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company; it being understood and agreed that (1) the Company shall advise Parent in such circumstances that it is unable to comply with Parent’s reasonable requests for information as a result of attorney-client privilege, Contract obligation or applicable Law, and the Company shall use its reasonable best efforts to generally describe the types of information being withheld and (2) Parent shall reimburse the Company for its reasonable, documented, out-of-pocket expenses incurred in connection with the Company’s actions described in Section 6.6(a)(iii)(A) - Section 6.6(a)(iii)(C). All requests for information made pursuant to this Section 6.6(a) shall be directed to the Company Contact and all access granted to Parent and its Representatives shall be under the supervision of the Company Contact or other Person as designated by the Company Contact, and Parent and its Representatives seeking access shall use their reasonable best efforts not to directly contact any other officer, director, employee, agent or representative of the Company without the prior approval of the Company Contact. No access, review or notice pursuant to this Section 6.6 shall have any effect for the purpose of determining the accuracy of any representation or warranty given by any of the Parties to any of the other Parties. Except for incidents caused by the Company’s or its Affiliates’ or Representatives’ willful misconduct or gross negligence, Parent shall indemnify the Company and its Affiliates and Representatives from, and hold the Company and its Affiliates and Representatives harmless against, any and all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs, expenses, including attorneys’ fees and disbursements, and the cost of enforcing this indemnity arising out of or resulting from any access provided pursuant to this Section 6.6(a).
(b)    Each Party will comply with terms and conditions of that certain Confidentiality Agreement, dated January 9, 2025, between the Company and Blackstone Infrastructure Advisors L.L.C., a Delaware limited liability company (the “Confidentiality Agreement”), and will hold and treat, and will cause their respective officers, employees, auditors and other Representatives to hold and treat, in confidence all documents and information concerning, on the one hand, the Company and its subsidiaries furnished to Parent or Merger Sub, and on the other hand, Parent or Merger Sub and their respective subsidiaries furnished to the Company, in each case in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, which Confidentiality Agreement shall remain in full force and effect in accordance with its terms; provided that whether or not the transactions contemplated hereby are consummated, the Parties shall, and shall cause each of their respective Affiliates and Representatives to, keep confidential all information and materials regarding any other Party reasonably designated by such Party as confidential at the time of disclosure thereof; provided, further, that Parent and its Affiliates shall be permitted to disclose the terms and provisions of this Agreement to their respective existing and prospective investors provided they instruct such Persons to observe the confidentiality provisions of this Section 6.6(b).
SECTION 6.7    Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Company Shares from the NYSE and the deregistration of the Company Shares under the Exchange Act as promptly as practicable after the Effective Time.
SECTION 6.8    Publicity. The initial press release regarding the Merger shall be a joint press release of the Parties and (except in connection with (a) actions taken pursuant to Section 6.1, including a Company Change of Recommendation or an Acquisition Proposal or (b)  a press release or other public statement that is consistent in all material respects with previous press releases, public disclosures or public statements made by a Party in accordance with this

Agreement, including in investor conference calls, the Proxy Statement, the Company SEC Reports, Parent’s SEC filings, Q&As or other publicly disclosed documents, in each case, to the extent such disclosure is still accurate) thereafter the Company and Parent shall (i) consult with each other prior to issuing any press releases or otherwise making public announcements with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) provide to each other for review a copy of any such press release or public statement, (iii) not issue any such press release or public statement prior to providing each other with reasonable period of time to review and comment on such press release or public statement, and (iv) not issue any such press release or public statement or make any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto without the prior written consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed), except as may be required, on the advice of counsel, by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity (or, in the case of the Company, in accordance with Section 6.1(b)(i)); provided, however, that in each such case, the Party required to make such disclosure will, to the extent practicable and not prohibited by applicable Law, promptly inform the other Parties in writing in advance of such compelled disclosure and provide such other Party with a copy of the proposed disclosure and consult with such other Party and consider such other Party’s comments in good faith prior to making such disclosure.
SECTION 6.9    Employee Benefits.
(a)    For a period of at least twenty-four (24) months following the Effective Time, Parent shall cause the Surviving Corporation or any applicable subsidiary thereof to provide, to each employee of the Company and any of its subsidiaries who continues to be employed by the Company or the Surviving Corporation or any subsidiary thereof (each, a “Continuing Employee” and collectively, the “Continuing Employees”) (i) an annual base salary or hourly wage, as applicable, that is no less favorable than the annual base salary or hourly wage, as applicable, that was provided to such Continuing Employee immediately prior to the Effective Time, (ii) an annual cash bonus opportunity (at target and with the comparable opportunity for payouts above target, it being understood that actual payouts will be determined based on actual performance for the applicable performance period in accordance with the terms of the applicable incentive plan or arrangement) and annual long-term incentive opportunity (at target and with the comparable opportunity for payouts above target, it being understood that actual payouts will be determined based on actual performance for the applicable performance period in accordance with the terms of the applicable incentive plan or arrangement and that the annual long-term incentive opportunities provided by Parent to each Continuing Employee will take into account the value of and relative opportunity with respect to previous annual equity or equity-based grants and need not be provided in the form of equity or equity-based grants) that are no less favorable, in the aggregate than the target annual cash bonus opportunity and long-term incentive opportunity provided to such Continuing Employee immediately prior to the Effective Time, (iii) employee retirement benefits (including defined contribution retirement, pension and nonqualified deferred compensation) (including matching and other employer contributions), that are no less favorable in the aggregate than the employee retirement benefits (including defined contribution retirement, pension and nonqualified deferred compensation) (including matching and other employer contributions) that were provided to such Continuing Employee immediately prior to the Effective

Time and (iv) welfare and other employee benefits (other than severance (which is addressed in the following sentence), equity or equity-based and long-term incentives (which are addressed in clause (ii) above), nonqualified deferred compensation (which is addressed in clause (iii) above), post-retirement welfare benefits (which are addressed in Section 6.9(b)), and retention (including the Retention Program), transaction, change in control, or any other one-time or special payments or benefits) that are substantially comparable in the aggregate to the welfare and other employee benefits that were provided to such Continuing Employee immediately prior to the Effective Time; provided, however, that the requirements of the foregoing clauses (i) and (iv) shall not apply to Continuing Employees who are covered by a Company Collective Bargaining Agreement to the extent inconsistent with the Company Collective Bargaining Agreement or otherwise required to be subject to bargaining. Notwithstanding the foregoing, for a period of at least twenty-four (24) months following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, provide each Continuing Employee who experiences a termination of employment with the Surviving Corporation severance benefits that are no less favorable than the severance benefits that would have been provided under the Company Plans as of immediately prior to the Effective Time (with credit for service earned after the Effective Time); provided, however, that the requirements of the foregoing clause shall not apply to Continuing Employees who are covered by a Company Collective Bargaining Agreement to the extent inconsistent with the Company Collective Bargaining Agreement or otherwise required to be subject to bargaining.
(b)    Notwithstanding Section 6.9(a), Parent shall, and shall cause the Surviving Corporation to maintain post-retirement welfare arrangements that are no less favorable than those post-retirement welfare arrangements in place for the Company’s current or former employees as of the Effective Time as set forth on Section 6.9(b) of the Company Disclosure Schedule until the later of (i) twenty-four (24) months following the Effective Time or (ii) with respect to any particular trust set forth on Section 6.9(b) of the Company Disclosure Schedule, the date the assets in such trust established by the Company meeting the requirements of Section 501(c)(9) of the Code have been exhausted.
(c)    Subject to applicable Law and any obligations under any Company Collective Bargaining Agreement, Parent shall, or shall cause the Surviving Corporation to, honor, in accordance with their terms, the Company Plans set forth on Section 6.9(c) of the Company Disclosure Schedule, including any funding arrangements thereunder in effect as of the date of this Agreement, subject to the amendment and termination provisions thereof applied on a prospective basis. For purposes of any Company Plan containing a definition of “change in control,” “change of control” or similar term that relates to a transaction at the level of the Company, the Closing shall be deemed to constitute a “change in control,” “change of control” or such similar term. Notwithstanding any other provision of this Agreement, for a period of at least twenty-four (24) months following the Effective Time, in no event may Parent or any of its Affiliates (including the Surviving Corporation) terminate the Company Plans listed on Section 6.9(c) of the Company Disclosure Schedule to provide for payment of any obligations owed thereunder as of and after the Effective Time other than as scheduled as of the Effective Time under the terms of the applicable agreement, plan or arrangement. Additionally, Parent shall, or shall cause the Surviving Corporation to, fund (and continue to fund) any relevant rabbi trust to the extent such funding was required as of the Effective Time pursuant to the terms of the related Company Plans. The Company may establish a retention program to promote retention and to incentivize efforts to consummate the Closing (the “Retention Program”) in accordance with the terms set forth in

Section 6.9(c) of the Company Disclosure Schedule. Parent shall cause the Surviving Corporation to honor, in accordance with their terms, the Retention Program.
(d)    Parent and the Surviving Corporation, as applicable, shall pay or cause the applicable subsidiary to pay to each eligible current or former employee of the Company or any of its subsidiaries, (i) any accrued but unpaid annual bonus (or other cash incentive award) relating to any completed year (or completed performance period) ending prior to the year (or performance period) in which the Effective Time occurs that has been accrued on the audited consolidated financial statements of the Company and its subsidiaries as of the Effective Time, in the ordinary course and consistent with past practice, including without limitation any applicable service-based vesting, acceleration and payment timing provisions, and (ii) an annual bonus (and other cash incentive award) relating to the year (or other applicable performance period) in which the Effective Time occurs based on the higher, determined as of the end of the year (or other applicable performance period), of (A) the Company’s achievement of the applicable performance targets, based on the actual level of performance achieved, determined on a goal-by-goal basis, as of the end of the applicable year or other performance period, as determined by Parent in good faith and consistent with the Company’s historical practices and in accordance with the terms and conditions of the applicable Company Plan, and (B) the target-level achievement, payable in the ordinary course, consistent with past practice and in accordance with the terms and conditions of the applicable Company Plan, including without limitation any applicable service-based vesting, acceleration and payment timing provisions.
(e)    If Parent determines that an event would trigger obligations under the WARN Act within sixty (60) days following the Effective Time, the Company or the Company’s subsidiaries shall, at Parent’s reasonable request, distribute WARN Act notices on Parent’s behalf to such employees as directed by Parent in a form prepared by Parent in compliance with the WARN Act. The Company shall be responsible for any obligations under the WARN Act with respect to the consummation of the transaction that are the subject of this Agreement and any subsequent events.
(f)    At the Effective Time, participants in the Company’s cash or deferred savings plan or other Company deferred compensation plan who are invested in Company stock through the Company’s cash or deferred savings plan or deferred compensation plans shall be treated in the same manner as other shareholders of the Company. Immediately prior to the Effective Time, each Notional Unit shall be liquidated based on the Per Share Merger Consideration and notionally reinvested in one or more other investment funds as determined by the Company prior to the Effective Time. After such date, participants in the Company’s cash or deferred savings plan or deferred compensation plan may not direct any further investments or deemed investments into Company stock through the Company’s cash or deferred savings plan or other deferred compensation plans. The Company, the Company Board of Directors, the compensation committee of the Company Board of Directors or other committee of the Company, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to effectuate the provisions of this Section 6.9(f).
(g)    Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any Affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason with or without cause. Additionally, the Company, Parent and the Surviving Corporation agree that the employment with the Company and its Affiliates of the individuals listed on Section 6.9(g) of the Company Disclosure Schedule shall end as of the Effective Time, and such individuals will be entitled to receive severance and other benefits as if their employment were terminated by the Company without cause as of the Effective Time in connection with a “change in control” of the Company, in accordance with the terms of the applicable Company Plans.
(h)    Notwithstanding anything in this Agreement to the contrary, the terms and conditions of employment for any employees covered by a Company Collective Bargaining Agreement shall be governed by the applicable Company Collective Bargaining Agreement until the expiration, modification or termination of such Company Collective Bargaining Agreement in accordance with its terms or applicable Law. From and after the Closing, Parent shall cause the Surviving Corporation and its subsidiaries, as applicable, to honor the terms of each Company Collective Bargaining Agreement until such Company Collective Bargaining Agreement otherwise expires pursuant to its terms or is modified by the parties thereto.
(i)    Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.9 shall (i) be deemed or construed to be an amendment or other modification of any Company Plan, (ii) prevent Parent, the Surviving Corporation or any Affiliate of Parent from amending or terminating any Company Plans in accordance with their terms, or (iii) create any third-party rights in any current or former Company Employee or service provider of the Company or its Affiliates (or any beneficiaries or dependents thereof) or any collective bargaining representative of the Company or any Affiliate thereof.
SECTION 6.10    Directors’ and Officers’ Indemnification and Insurance. Parent shall, and shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:
(a)    From and after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of, and individuals performing equivalent functions for, the Company and its subsidiaries (each, an “Indemnified Party”) in respect of acts or omissions occurring at or prior to the Effective Time or related to this Agreement to the fullest extent permitted by the NMBCA or any other applicable Law or provided under the Company Articles of Incorporation and the Company Bylaws as in effect on the date of this Agreement. From and after the date of this Agreement and prior to the Closing, no Company Party shall enter into or amend any indemnification or similar agreement with or for the benefit of any Indemnified Party without Parent’s prior written consent. Subject to the prior sentences, in the event of any threatened or pending claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal (each, a “Proceeding”) to which an Indemnified Party is a party or with respect to which an Indemnified Party is otherwise involved (including as a witness), arising in whole or in part out of or pertaining in whole or in part to the fact that the Indemnified Party is or was an officer or director of, or an individual performing an equivalent function for, the Company or any of its subsidiaries (including any Proceeding arising out of or pertaining to matters occurring or existing or alleged to have occurred or existed, or acts or omissions occurring or alleged to have occurred, at or prior to the Effective

Time, or arising out of or pertaining to this Agreement and the transactions and actions contemplated hereby), (i) Parent shall, or shall cause the Surviving Corporation to, advance fees, costs and expenses (including attorney’s fees and disbursements) incurred by each Indemnified Party in connection with and prior to the final disposition of such Proceedings, such fees, costs and expenses (including attorneys’ fees and disbursements) to be advanced within thirty (30) Business Days after receipt by Parent from the Indemnified Party of a written request therefor; provided, that any person to whom expenses are advanced provides an undertaking, if not prohibited by the NMBCA, to repay such advances if it is ultimately determined that such person is not entitled to indemnification, (ii) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any civil Proceeding in which indemnification could reasonably be sought by such Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all civil liability arising out of such Proceeding or such Indemnified Party otherwise consents (for the avoidance of doubt, this clause (ii) does not apply to criminal or quasi-criminal liabilities from or arising out of any Proceedings), and (iii) the Surviving Corporation shall reasonably cooperate in the defense of any such matter. In the event any claim for indemnification is asserted or made by any Indemnified Party pursuant to this Section 6.10, any determination required to be made with respect to whether such Indemnified Party’s conduct complies with the standards under the NMBCA, the Surviving Corporation Charter or other applicable Law shall be made by independent legal counsel selected by the Surviving Corporation. In the event any Proceeding is brought against any Indemnified Party and in which indemnification could be sought by such Indemnified Party under this Section 6.10, (A) the Surviving Corporation shall have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation will be deemed to have waived any right to object to the Indemnified Party’s entitlement to indemnification hereunder with respect thereto), (B) each Indemnified Party shall be entitled to retain his or her own counsel, whether or not the Surviving Corporation shall elect to control the defense of any such Proceeding, and (C) no Indemnified Party shall be liable for any settlement that is effected without his or her prior express written consent (not to be unreasonably withheld, conditioned or delayed) other than settlements only for payment in cash in an amount not to exceed such Indemnified Party’s right to indemnification under this Section 6.10.
(b)    Any Indemnified Party wishing to claim indemnification under Section 6.10(a), upon learning of any such Proceeding, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying Party.
(c)    For six (6) years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation Charter and Surviving Corporation Bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of Indemnified Parties and advancement of expenses, solely to the extent affecting the Indemnified Parties (in their capacity as such) that are no less advantageous to the Indemnified Parties than the corresponding provisions in the Company Articles of Incorporation and Company Bylaws in existence on the date of this Agreement.

(d)    Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall and shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable “tail” insurance policies with respect to the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with benefits and levels of coverage that are no less favorable than the benefits and levels of coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with benefits and levels of coverage that are no less favorable than the benefits and levels of coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase from the Company’s current insurance carrier, or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance, comparable D&O Insurance for such six (6)-year period with benefits and levels of coverage that are no less favorable than as provided in the Company’s existing policies as of the date hereof; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of three hundred percent (300%) of the amount per annum the Company paid in its last full fiscal year, which amount is set forth on Section 6.10(d) of the Company Disclosure Schedule; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.
(e)    Notwithstanding anything herein to the contrary, if an Indemnified Party is a party to or is otherwise involved (including as a witness) in any Proceeding with respect to which such Indemnified Party is entitled to indemnification under this Section 6.10 (whether arising before, at or after the Effective Time) on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 6.10 shall continue in effect until the final disposition of such Proceeding.
(f)    If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.10.

(g)    The rights of each Indemnified Party under this Section 6.10 shall be in addition to any rights such Person may have under the Company Articles of Incorporation or Company Bylaws or any the Organizational Documents of any subsidiary of the Company, under the NMBCA or any other applicable Law or under any agreement of any Indemnified Party with the Company or any of its subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party.
SECTION 6.11    Transaction Litigation. In the event that any shareholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement is brought, or to the Company’s knowledge, threatened in writing against the Company or any members of the Company Board of Directors after the date of this Agreement and prior to the Effective Time (the “Transaction Litigation”), the Company shall promptly notify Parent of any such Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof. The Company shall give Parent the opportunity to participate, at Parent’s expense, in the defense and settlement of any Transaction Litigation and give due consideration to Parent’s views with respect thereto, and the Company shall not settle or agree to settle any Transaction Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), except if such Transaction Litigation is settled solely for monetary damages entirely paid for with proceeds of insurance (other than the deductible under any insurance policy(ies) in effect as of the date of this Agreement).
SECTION 6.12    Parent and Merger Sub.
(a)    Prior to the Effective Time, neither Parent nor Merger Sub shall engage in any activity of any nature except for activities related to or in furtherance of the transactions contemplated by this Agreement.
(b)    Parent hereby (i) guarantees the due, prompt and faithful payment performance and discharge by Merger Sub of, and compliance by Merger Sub with, all of the covenants and agreements of Merger Sub under this Agreement and (ii) agrees to take all actions necessary, proper or advisable to ensure such payment, performance and discharge by Merger Sub and the Surviving Corporation hereunder.
SECTION 6.13    Rule 16b-3. Prior to the Effective Time, the Company shall use commercially reasonable efforts to take such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual (including any Person who is deemed to be a “director by deputization” under applicable securities Laws) who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
SECTION 6.14    Dividend. If the Closing Date occurs after the record date for a regular quarterly cash dividend payable to holders of the Company Shares and prior to the payment date of such dividend (the “Final Quarterly Dividend”), then the Surviving Corporation will cause to be paid, out of the Exchange Fund, the Final Quarterly Dividend following the Closing on the scheduled payment date for such dividend.
SECTION 6.15    Further Assistance.
(a)    During the Interim Period, subject to the conditions and limitations and upon the terms of this Agreement, each Party shall use commercially reasonable efforts (subject to, and in accordance with, applicable Law and the terms of this Agreement) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other Parties in doing, all things reasonably necessary, proper or advisable under applicable Law to carry out the intent and purposes of this Agreement, to fulfill and satisfy each condition within the control of such Party and to consummate and make effective the transactions contemplated by this Agreement, including the Merger. Without limiting the generality of the foregoing, subject to the conditions and limitations and upon the terms of this Agreement, each Party shall reasonably cooperate with the other Parties, shall execute and deliver such further documents, certificates, agreements and instruments and shall take such other actions as may be reasonably requested by the other Parties to evidence or reflect the transactions contemplated by this Agreement (including the execution and delivery of all documents, certificates, agreements and instruments reasonably necessary for all filings hereunder).
(b)    As promptly as practicable after the date of this Agreement and to the extent not prohibited by applicable Law, the Company and Parent shall establish a transition committee (the “Transition Committee”) consisting of two (2) representatives designated by each of the Company and Parent. The activities of the Transition Committee shall include, to the extent not prohibited by applicable Law, the development of regulatory plans and proposals, the facilitation of the transfer of information between the Parties and other matters as the Transition Committee deems appropriate. Parent shall designate one (1) of its two (2) representatives on the Transition Committee as the primary contact person for the Company at Parent (the “Parent Contact”). The Company shall designate one (1) of its two (2) representatives on the Transition Committee as the primary contact person for Parent at the Company (the “Company Contact”). In the event that the Company elects to request that Parent consent to any action or matter involving the Company or any of its subsidiaries as is contemplated by Section 5.1, as applicable, the Company Contact shall make all such requests to the Parent Contact, and Parent agrees that it will use its commercially reasonable efforts to cause the Parent Contact to respond as promptly as practicable to any such request, taking into account the nature of the request, the circumstances under which the request is made and the timing indicated in the request. The Parent Contact shall initially be the individual set forth on Section 6.15(b) of the Parent Disclosure Schedule (and may be changed by Parent from time to time by written notice from Parent to the Company) and the Company Contact shall initially be the individual set forth on Section 6.15(b) of the Company Disclosure Schedule (and may be changed by the Company from time to time by written notice from the Company to Parent after consultation between Parent and the Company).
SECTION 6.16    State Anti-Takeover Statutes. Without limiting anything contained in this Agreement, each of the Company and Parent shall (a) take all action within its power to ensure that no state anti-takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, and (b) if any state anti-takeover statute or similar statute or regulation becomes applicable to this

Agreement, the Merger or any of the other transactions contemplated by this Agreement, take all action within its power to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.
SECTION 6.17    Company Indebtedness.
(a)    Promptly after the date hereof, the Company shall, and shall cause each of its subsidiaries to, execute and deliver to each of the lenders (either directly or through the applicable administrative or other agent for the lenders) with respect to the indebtedness of the Company and its subsidiaries set forth on Section 6.17 of the Company Disclosure Schedule (the “Existing Lenders”) one or more notices (each, an “Existing Loan Notice”) prepared by the Company, in form and substance reasonably acceptable to Parent, notifying each of the Existing Lenders of this Agreement and the contemplated Merger. The Existing Loan Notice with respect to one or more of the Existing Lenders shall include a request for a consent or waiver, in form and substance reasonably acceptable to Parent (an “Existing Loan Consent” and the indebtedness related to each such Existing Loan Consent, the “Existing Credit Facility”), to (i) in the case of the initial Existing Loan Notice to be provided to an Existing Lender immediately following the date hereof, the execution of this Agreement, and (ii) certain modifications of (or waivers under or other changes to) any agreement or documentation relating to the Company’s or its subsidiaries’, as applicable, relationship with such Existing Lender. Parent and Merger Sub acknowledge and agree that the obtaining of any Existing Loan Consent is not a condition to the Closing. Each party shall be responsible for its own fees and other liabilities (including any consent fees or any other fees, costs, expenses or other amounts payable to or on behalf of the Existing Lenders, which shall all be payable by the Company) incurred in connection with this Section 6.17 and the Existing Loan Consents. If any Existing Loan Consent with respect to the related Existing Credit Facility has not been received by the Company within fifteen (15) days from the date hereof, the Company shall, and shall cause the applicable subsidiary that is a borrower under such Existing Credit Facility to, terminate the commitments in respect of such Existing Credit Facility in full and repay all obligations owed thereunder (if any) by borrowing the full payoff amount under the TXNM Backstop Facility, and to the extent any such payoff amount is owed by a subsidiary, the Company shall promptly contribute the proceeds of its borrowing to such subsidiary. Notwithstanding anything set forth above to the contrary, if any Existing Credit Facility is a term loan facility and an Existing Loan Consent is received in respect of such Existing Credit Facility or if the TXNM Backstop Facility is drawn to refinance such Existing Credit Facility, the Company shall use its commercially reasonable efforts to repay or refinance such Existing Credit Facility or such portion of the TXNM Backstop Facility in full on or prior to the maturity thereof. The Company shall keep Parent reasonably informed about such transaction, including by furnishing Parent a copy of any agreement, term sheet, engagement letter or other documentation relating to such equity offering promptly upon execution thereof.
(b)    Immediately prior to or concurrently with the Effective Time, Parent and Merger Sub shall pay by wire transfer of immediately available funds into the accounts and in the amounts identified in those payoff letters delivered at the request of Parent pursuant to Section 6.19(a)(ix).

(c)    With respect to the TNMP Bonds:
(i)    If TNMP seeks to incur Permitted Permanent Bond Replacement Financing without any borrowing under the TNMP Backstop Facility, the Company shall (A) promptly notify Parent in writing of such election and provide Parent with reasonable details of such transaction prior to the consummation thereof and (B) furnish to Parent a copy of any agreement, term sheet, engagement letter or other documentation relating to the Permitted Permanent Bond Replacement Financing promptly upon execution thereof.
(ii)    If all or any portion of the TNMP Backstop Facility is drawn pursuant to the terms thereof in connection with payments for the Offers to Purchase, the Company shall cause TNMP to use commercially reasonable efforts to incur Permitted Permanent Bond Replacement Financing and use the proceeds thereof to repay the TNMP Backstop Facility. The Company shall, and shall cause TNMP to keep Parent reasonably informed about such transaction, including by furnishing to Parent a copy of any agreement, term sheet, engagement letter or other documentation relating to the Permitted Permanent Bond Replacement Financing promptly upon execution thereof.
(d)    Promptly after the date hereof and in accordance with the TNMP Mortgage Indenture, the Company shall, and shall cause its controlled Affiliates and Representatives to use its and their respective reasonable best efforts to commence one or more offers to purchase all of the outstanding TNMP Bonds for cash (the “Offers to Purchase”). On or prior to the applicable repayment date set forth in the Offers to Purchase, the Company shall cause TNMP to borrow under the TNMP Backstop Facility all amounts necessary to complete such purchase on the applicable repayment date and use the proceeds of such borrowing to make such purchase on such repayment date. Not prior to completion of the Offers to Purchase (and, if prior to completion of the Permitted Permanent Bond Replacement Financing, so long as not disruptive to the completion of such Permitted Permanent Bond Replacement Financing, as determined in the reasonable judgment of the Company (after consultation with Parent) and its underwriters, initial purchasers or placement agents, as applicable), at the request of Parent, the Company shall conduct consent solicitations to obtain from the requisite holders thereof consent to certain amendments to the TNMP Mortgage Indenture as set forth on Section 6.17(d) of the Company Disclosure Schedule (the “Consent Solicitations”). Any such Offers to Purchase shall be funded using consideration provided by the Company, and the Company shall be responsible for all other liabilities, fees and expenses incurred in connection with the Offers to Purchase. Except as provided in Section 6.17(d) of the Company Disclosure Schedule, the Company shall be responsible for all liabilities, fees and expenses incurred in connection with the Consent Solicitations. Any Consent Solicitations shall be made on customary terms and conditions as are reasonably proposed by Parent, are reasonably acceptable to the Company and are permitted or required by the terms of the TNMP Mortgage Indenture and applicable Laws, including applicable rules and regulations of the SEC. Subject to the receipt of the requisite consents, in connection with any or all of the Consent Solicitations, the Company shall execute supplemental indentures to the TNMP Mortgage Indenture in accordance with the terms thereof amending the terms and provisions of such indenture in a form as reasonably requested by Parent and reasonably acceptable to the Company; provided that the Company may require any such amendment to become effective only upon consummation of the transactions contemplated by this Agreement. In connection with the Consent Solicitations, except as set forth on Section 6.17(d) of the Company Disclosure Schedule, at the Company’s sole cost and expense, the Company shall, and shall cause the subsidiaries of the Company to, and shall use reasonable best efforts to cause its and their respective controlled Affiliates and Representatives to, on a timely basis, (A) cause the Company’s Representatives to furnish any customary certificates or legal opinions, (B) provide reasonable cooperation to the solicitation agents or similar agents in any Consent Solicitations in connection with their related diligence activities, including providing access to documentation reasonably requested by such persons, and (C) provide reasonable assistance in the preparation of customary documentation, which may incorporate, by reference, periodic and current reports filed by the Company with the SEC. The solicitation agent, information agent, or other agent retained in connection with any Consent Solicitations will be selected by the Company and be reasonably acceptable to Parent and the fees and expenses of such agents will be paid directly by the Company.
(e)    The Company shall, and shall cause TNMP to, use their respective reasonable best efforts to maintain in effect the Backstop Facilities and comply with all of their respective obligations thereunder. The Company shall, and shall cause TNMP to, satisfy on a timely basis all of the conditions to borrowings under the applicable Backstop Facility when and if any borrowing thereunder would be required hereunder. The Company shall give Parent prompt notice if the Company receives notice of any breach or default (or alleged or purported breach or default) by any party to the Backstop Facilities of which the Company has become aware or any termination or repudiation (or alleged or purported termination or repudiation) of any Backstop Facility.
(f)    The Company shall not, and shall cause TNMP not to, without Parent’s prior written consent, permit any amendment, supplement, modification, assignment, termination, replacement or waiver to be made to, or consent to any waiver of, any provision of or remedy under the applicable Backstop Facility if such amendment, supplement, modification, termination, assignment, replacement or waiver would or would reasonably be expected to (i) except as expressly contemplated under the terms thereof, reduce the commitment amounts thereunder, (ii) impose new or additional conditions to the Backstop Facilities or otherwise expand, amend or modify any of the existing conditions to the applicable Backstop Facilities, (iii) materially and adversely impact the ability of Parent or Merger Sub to enforce its rights against any other party to the applicable Backstop Facilities (iv) otherwise expand, amend, modify or waive any provision of the applicable Backstop Facilities in a manner that in any such case would or would reasonably be expected to prevent, materially delay or make materially less likely any funding under the Backstop Facilities when such funding is required hereunder or (v) include any provision that would require the Company or TNMP to pay any fee or premium conditioned upon the consummation of the transactions contemplated hereunder or include any modification that is adverse to the Company or Parent in any material respect.
(g)    If (i) all or a portion of a Backstop Facility becomes unavailable prior to its termination in full in accordance with the terms thereof or (ii) there are any borrowings under any Backstop Facility, then in each such case, the Company shall, and shall cause TNMP to, as applicable, use their respective commercially reasonable efforts to incur one or more Permitted Replacement Backstop Facilities to replace or refinance such Backstop Facility in full (or to the extent there is any borrowing thereunder, in the amount of such borrowing), other than the portion of such Backstop Facility drawn to refinance a term loan facility (which will be repaid prior to the maturity thereof in accordance with Section 6.17(a)), (x) with respect to clause (i) above, promptly, and (y) with respect to clause (ii) above, at least 45 days before the scheduled maturity of such Backstop Facility. The Company shall keep Parent reasonably informed of its progress to obtain such Permitted Replacement Backstop Facilities. Upon obtaining any Permitted Replacement Backstop Facility pursuant to this Section 6.17(g), the terms set forth in this Agreement applicable any Backstop Facility shall apply equally to such Permitted Replacement Backstop Facility received in lieu thereof and each reference to a Backstop Facility shall be deemed to include a reference to such Permitted Replacement Backstop Facility.
(h)    If the Company or any subsidiary of the Company seeks to incur any indebtedness pursuant to the items listed on Section 5.1(c)(x) of the Company Disclosure Schedule, the Company shall promptly notify Parent of its decision and provide Parent with reasonable details of such transaction prior to the consummation thereof and upon execution thereof, promptly furnish to Parent a copy of any agreement, term sheet, engagement letter or other documentation relating to such indebtedness.
(i)    After the date hereof and prior to the Effective Time, the Company shall promptly provide Parent with notice of (i) its receipt of any Notice of Conversion (as defined in the Indenture governing the Convertible Notes, dated as of June 10, 2024, by and between PNM Resources, Inc. and Computershare Trust Company, N.A. (the “Convertible Notes Indenture”)), (ii) the principal amount of Convertible Notes to be converted pursuant to such Notice of Conversion and amount of the Company’s Conversion Obligation (as defined in the Convertible Notes Indenture), including the number of shares of Company Common Stock and principal amount of junior subordinated non-convertible notes to be issued in connection with such conversion and the amount of cash to be paid in lieu of any fractional shares of Company Common Stock, (iii) the Conversion Rate (as defined in the Convertible Notes Indenture) applicable to such conversion, and (iv) the proposed Conversion Date for such conversion (as defined in the Convertible Notes Indenture). As reasonably requested by Parent, the Company shall provide Parent with the position listing of the Convertible Notes, and notwithstanding anything to the contrary herein or in the Stock Purchase Agreement, Parent shall be permitted to engage or participate in, or otherwise facilitate through its Representatives, discussions with holders of Convertible Notes. The Company shall not make any change to the terms of the Convertible Notes Indenture or otherwise take any action (other than the payment of any dividend permitted under this Agreement) that would result in a change to the Conversion Rate (as defined in the Convertible Notes Indenture) without the prior written consent of Parent.
SECTION 6.18    Parent Financing.
(a)    Parent will not permit any amendment or modification to be made to, or any waiver of any provision or remedy pursuant to, the Equity Commitment Letter. Any reference in this Agreement to (i) the “Equity Commitment Letter” will include such document as amended or modified in compliance with this Section 6.18(a) and (ii) the “Equity Financing” will include the financing contemplated by the Equity Commitment Letter, as amended or modified in compliance with this Section 6.18(a).
(b)    Each of Parent and Merger Sub acknowledges and agrees that obtaining the Equity Financing and the Parent Debt Financing is not a condition to the Closing or the enforcement of the Guarantee. If the Equity Financing or the Parent Debt Financing has not been funded, Parent and the Merger Sub will each continue to be obligated, subject to the satisfaction or waiver (to the extent waivable) of the conditions set forth in Article VII, to consummate the Merger, including by taking the actions required to be taken by Parent and Merger Sub pursuant to Section 6.18(c).
(c)    Each of Parent and Merger Sub shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause each of its respective Affiliates and Representatives to, (i) maintain in effect the Equity Commitment Letter in accordance with the terms and subject to the conditions thereof; (ii) comply with its obligations under the Equity Commitment Letter; and (iii) subject to the satisfaction or waiver (to the extent waivable) of the conditions set forth in Section 7.1 and Section 7.2, consummate the Equity Financing at or prior to the Closing.
(d)    Each of Parent and Merger Sub shall use its reasonable best efforts to maintain in effect the Parent Debt Commitment Letters and comply with all of their respective obligations thereunder to the extent required as a condition to the Parent Debt Financing. Solely to the extent any amount remains outstanding under the TNMP Backstop Facility or under any Permitted Replacement Backstop Facility in respect the TNMP Backstop Facility after the Company has complied with its obligations under Section 6.17 applicable thereto, each of Parent and Merger Sub shall use its reasonable best efforts to consummate the portion of the Parent Debt Financing contemplated to refinance such facility on the terms and conditions thereof (as the same may be amended or otherwise modified in accordance with the terms of this Agreement and including any “market flex” provisions thereof) on or prior to the Closing Date, including (i) negotiating, entering into and delivering definitive agreements (the “Definitive Agreements”) with respect to such portion of the Parent Debt Financing reflecting the terms contained in the applicable Parent Debt Commitment Letters (including any “market flex” provisions thereof) (or with other terms agreed by Parent and the Parent Debt Financing Sources, subject to the restrictions on amendments and other modifications of the Parent Debt Commitment Letters set forth below), so that such agreements are in effect no later than the Closing and (ii) satisfying on a timely basis all the conditions to the Parent Debt Financing and the Definitive Agreements related thereto that are applicable to Parent and Merger Sub.
(e)    Parent and Merger Sub shall keep the Company reasonably informed on a current and timely basis of the status of Parent’s and Merger Sub’s efforts to obtain the Parent Debt Financing and, if applicable, to satisfy the conditions thereof, including (i) to the extent applicable, advising and updating the Company in a reasonable level of detail, with respect to status, proposed closing date and material terms of the definitive documentation related to the Parent Debt Financing, (ii) to the extent applicable, providing copies of substantially final drafts of the credit agreement and other primary definitive documents, (iii) notifying the Company if for any reason at any time Parent believes that it may not be able to obtain all or any portion of the Parent Debt Financing on the terms, in the manner or from the sources contemplated by the Parent Debt Commitment Letters and (iv) giving the Company prompt notice if Parent receives notice of any breach or default (or alleged or purported breach or default) by any party to the Parent Debt Commitment Letters of which Parent has become aware or any termination or repudiation (or alleged or purported termination or repudiation) of the Parent Debt Commitment Letters.
(f)    Neither Parent nor Merger Sub shall, without the Company’s prior written consent: permit any amendment, supplement, modification assignment termination replacement or waiver to be made to, or consent to any waiver of, any provision of or remedy under any of the Parent Debt Commitment Letters or, if applicable, Definitive Agreements if such amendment, supplement, modification, termination, assignment, replacement or waiver would or would reasonably be expected to (i) except as expressly contemplated under the Parent Debt Commitment Letters, reduce the aggregate amount of the Parent Debt Financing (including by increasing the amount of fees to be paid or original issue discount) below the Required Amount (when taken together with other sources of funds immediately available to Parent (including additional equity commitments that will be funded in lieu thereof)), (ii) impose new or additional conditions to the Parent Debt Financing or otherwise expand, amend or modify any of the existing conditions to the Parent Debt Financing, (iii) materially and adversely impact the ability of Parent or Merger Sub to enforce its rights against any other party to any of the Parent Debt Commitment Letters or, if applicable, Definitive Agreements or (iv) otherwise expand, amend, modify or waive any provision of any of the Parent Debt Commitment Letters or, if applicable, Definitive Agreements in a manner that in any such case would or would reasonably be expected to prevent, materially delay or make materially less likely (A) the funding of the Parent Debt Financing in an amount no less than the Required Amount (or satisfaction of the conditions to the Parent Debt Financing) at the time such Parent Debt Financing is contemplated to be funded or (B) the timely consummation of the Merger and the other transactions contemplated hereby (the effects described in clauses (i) through (iv), the “Prohibited Modifications”); provided that for the avoidance of doubt, Parent and Merger Sub shall be permitted to amend the Parent Debt Commitment Letters to add additional commitment parties thereto. Parent and Merger Sub shall promptly deliver to the Company copies of any termination, amendment, supplement, modification, waiver or replacement of any Parent Debt Commitment Letter or, if applicable, Definitive Agreement and each other agreement entered into in connection therewith (provided that any fee letter may be redacted consistent with the fee letters delivered by Parent and Merger Sub on the date hereof) other than any amendment entered into to add additional commitment parties thereto. In the event that any termination, amendment, replacement, supplement, modification or waiver of any Parent Debt Commitment Letter or, if applicable, Definitive Agreement permitted pursuant to this Section 6.18, references to the “Parent Debt Financing,” “Parent Debt Financing Sources,” “Parent Debt Financing Entities”, “Definitive Agreements” and “Parent Debt Commitment Letters” (and other like terms in this Agreement) shall be deemed to refer to the Parent Debt Financing as so amended, replaced, supplemented, modified or waived.
(g)    In the event any portion of the Parent Debt Financing becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Parent Debt Commitment Letters for any reason other than pursuant to its express terms (i) Parent shall promptly notify the Company in writing and (ii) Parent and Merger Sub shall use their reasonable best efforts to obtain alternative debt financing commitments from alternative debt financing sources (the “Parent Alternative Financing,” which shall also constitute a “Parent Debt Financing”) in an amount, sufficient to replace the amounts contemplated by the portion of the Parent Debt Financing that is unavailable as promptly as practicable following the occurrence of such event and, promptly after execution thereof, deliver to the Company true, complete and correct copies of the new commitment letter(s) and all related fee letter(s) (subject to redaction consistent with those fee letters delivered by the Parent as of the date hereof), which Parent Alternative Financing would not (A) include any terms and conditions that are materially less beneficial to Parent and Merger Sub taken as a whole than those that are set forth in the Parent Debt Commitment Letters as of the date hereof (including any “flex” provisions) (provided that such reasonable best efforts shall not include requiring Parent and Merger Sub to pay any additional fees or to increase any interest rates applicable to the Parent Debt Financing in excess of the amount set forth in the Parent Debt Commitment Letter (including any “flex” provisions) on the date hereof), (B) including any conditions to funding the Parent Debt Financing that are not contained in the Parent Debt Commitment Letters as of the date hereof and (C) be reasonably expected to prevent, impede or delay the consummation of the Parent Debt Financing or such Parent Alternative Financing or the transactions contemplated by this Agreement.
SECTION 6.19    Parent Debt Financing Cooperation.
(a)    During the Interim Period, subject to the limitations set forth in this Section 6.19, and unless otherwise agreed by Parent, the Company will use its reasonable best efforts to, and will use its reasonable best efforts to cause its Representatives to, cooperate with Parent and Merger Sub as reasonably requested by Parent in connection with Parent’s arrangement and obtainment of the Parent Debt Financing (or any permanent financing consummated in lieu of any portion thereof or Parent Alternative Financing). Such cooperation will include:
(i)    using reasonable best efforts to cooperate with the marketing efforts of Parent for all or any part of the Parent Debt Financing (or any permanent financing consummated in lieu of any portion thereof or Parent Alternative Financing), including making appropriate officers reasonably available, with appropriate advance notice, for participation in a reasonable number of lender or investor meetings, due diligence sessions, meetings with ratings agencies and road shows, and reasonable assistance in the preparation of confidential information memoranda, private placement memoranda, prospectuses, lender and investor presentations, and similar documents as may be reasonably requested by Parent with respect to information relating to the Company in connection with such marketing efforts;
(ii)    furnishing Parent and the Parent Debt Financing Sources with the Required Financial Information and any other information with respect to the Company as is reasonably requested by Parent or any Parent Debt Financing Source and is customarily (A) required for the marketing, arrangement and syndication of financings similar to the Parent Debt Financing or (B) used in the preparation of customary offering or information documents or rating agency, lender presentations or road shows relating to the Parent Debt Financing (or any permanent financing consummated in lieu of any portion thereof or Parent Alternative Financing);
(iii)    using reasonable best efforts to cooperate with the due diligence of the Parent Debt Financing Sources and their Representatives, to the extent customary and reasonable including the provision of all such information reasonably requested with respect to the property and assets of the Company and by providing to counsel of Parent customary back-up certificates to support any customary legal opinions that such counsel may be required to deliver in connection with any Parent Debt Financing (or any permanent financing consummated in lieu of any portion thereof or Parent Alternative Financing);
(iv)    requesting the Company’s independent registered accounting firm or other applicable third-party advisor to use reasonable best efforts (A) to provide customary comfort letters (including “negative assurance” comfort) in connection with any capital markets transaction comprising any permanent financing consummated in lieu of any portion of the Parent

Debt Financing or any Parent Alternative Financing, in each case in form and substance customary for offerings of debt securities to the extent applicable, and (B) to provide any necessary consents (including, with respect to the Company’s independent registered accounting firm, to the inclusion of its audit report in respect of any financial statements of the Company included or incorporated in any of the applicable financing materials referred to in Section 6.19(a)(i));
(v)    (A) providing customary authorization and representation letters related to the Parent Debt Financing and backup certificates set forth in clause (iii) above and (B) obtaining or providing certificates as are customary in financings of such type and other customary documents (other than legal opinions) relating to the Parent Debt Financing (or any permanent financing consummated in lieu of any portion thereof or Parent Alternative Financing) as reasonably requested by Parent;
(vi)    furnishing all documentation and other information required by a Governmental Entity or any Parent Debt Financing Source under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT ACT (Title III of Pub. L. 10756 (signed into law October 26, 2001)), and/or the requirements of 31 C.F.R. § 1010.230 at least three (3) Business Days prior to the anticipated Closing Date to the extent reasonably requested by Parent at least ten (10) Business Days prior to the anticipated Closing Date;
(vii)    using reasonable best efforts to assist Parent in obtaining any credit ratings from rating agencies contemplated by any debt commitment letters with Parent Debt Financing Sources;
(viii)    taking all reasonable and customary organizational action, subject to the occurrence of the Closing, reasonably requested by Parent and necessary to permit and/or authorize the consummation of the Parent Debt Financing (or any permanent financing consummated in lieu of any portion thereof or Parent Alternative Financing); and
(ix)    using reasonable best efforts to deliver payoff or similar notices with respect to any existing indebtedness of the Company or any subsidiary thereof identified on Section 4.12(a) of the Company Disclosure Schedule requested by Parent at least ten (10) Business Days prior to the Closing Date to the applicable agents, trustees or financing sources thereunder within the time frames required by the terms of such indebtedness.
(b)    Notwithstanding anything to the contrary contained in this Agreement (including this Section 6.19) (i) nothing in this Agreement (including this Section 6.19) shall require any such cooperation to the extent that it would (A) require the Company or any subsidiary thereof to pay any commitment or other fees, reimburse any expenses not indemnified hereunder or otherwise incur any liabilities or give any indemnities prior to the Closing, (B) unreasonably interfere with the ongoing business or operations of the Company or any subsidiary thereof, (C) require the Company or any subsidiary thereof to enter into or approve any agreement or other documentation effective prior to the Closing Date except as set forth in Section 6.19(a)(v)(A) above, (D) result in any conflict with the Company Articles of Incorporation, the Company Bylaws or the Organizational Documents of any of the Company’s subsidiaries (or obligate the Company or any of Company’s subsidiaries to amend the Company Articles of Incorporation, the Company

Bylaws or the Organizational Documents of any of the Company’s subsidiaries other than amendments that would not be effective prior to Closing), (E) reasonably be expected to result in a violation or breach of, or a default (with or without notice, lapse of time or both) under, any Company Material Contract to which the Company or any subsidiary thereof is a party including this Agreement, (F) reasonably be expected to result in a violation of applicable Law (including with respect to privacy of employees), (G) reasonably be expected to threaten the loss of any attorney-client privilege or other applicable legal privilege, or (H) obligate the Company or its subsidiaries to breach a contractual obligation of confidentiality or (I) obligate the Company or any of its subsidiaries to deliver (1) legal opinions or reliance letters or any certificate as to solvency or any other certificate necessary for the Parent Debt Financing, other than as contemplated by Section 6.19(a)(v)(A), (2) any pro forma financials or other financial information in a form not customarily prepared by the Company with respect to such period or (3) any financial statements or other financial information other than the Required Financial Information; and (ii) no action, liability or obligation (including any obligation to pay any commitment or other fees or reimburse any expenses) of the Company or any subsidiary thereof or Representatives under any certificate, agreement, arrangement, document or instrument relating to the Parent Debt Financing (other than as contemplated by Section 6.19(a)(v)(A)) shall be effective until the Closing. The Company hereby consents to the use of its logos in connection with the Parent Debt Financing in a form and manner mutually agreed with the Company; provided, however, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company or the reputation or goodwill of any of the foregoing.
(c)    PARENT SHALL (I) PROMPTLY, UPON REQUEST BY THE COMPANY, REIMBURSE THE COMPANY AND ITS SUBSIDIARIES FOR ALL OF THEIR REASONABLE AND DOCUMENTED OUT-OF-POCKET FEES AND EXPENSES (INCLUDING FEES AND EXPENSES OF COUNSEL AND ACCOUNTANTS) INCURRED BY THE COMPANY, ITS SUBSIDIARIES OR ANY OF ITS OR THEIR REPRESENTATIVES IN CONNECTION WITH ANY COOPERATION CONTEMPLATED BY THIS SECTION 6.19 (OTHER THAN ANY SUCH EXPENSE THAT WILL BE INCURRED BY THE COMPANY OR ITS SUBSIDIARIES IN THE ORDINARY COURSE OF BUSINESS REGARDLESS OF WHETHER ANY ASSISTANCE IS REQUESTED UNDER THIS SECTION 6.19) AND (II) INDEMNIFY AND HOLD HARMLESS THE COMPANY, ITS SUBSIDIARIES AND ITS AND THEIR REPRESENTATIVES AGAINST ANY CLAIM, LOSS, DAMAGE, INJURY, LIABILITY, JUDGMENT, AWARD, PENALTY, FINE, COST (INCLUDING COST OF INVESTIGATION), REASONABLE AND DOCUMENTED OUT OF POCKET EXPENSE (INCLUDING FEES AND EXPENSES OF COUNSEL AND ACCOUNTANTS) OR SETTLEMENT PAYMENT INCURRED AS A RESULT OF, OR IN CONNECTION WITH, SUCH COOPERATION OR THE PARENT DEBT FINANCING AND ANY INFORMATION USED IN CONNECTION THEREWITH OTHER THAN THOSE CLAIMS, LOSSES, DAMAGES, INJURIES, LIABILITIES, JUDGMENTS, AWARDS, PENALTIES, FINES, COSTS, EXPENSES AND SETTLEMENT PAYMENT ARISING OUT OF OR RESULTING FROM THE GROSS NEGLIGENCE, FRAUD, BAD FAITH OR WILLFUL MISCONDUCT OF THE COMPANY OR ANY OF ITS SUBSIDIARIES OR ANY OF ITS AND THEIR REPRESENTATIVES.

ARTICLE VII

CONDITIONS OF MERGER
SECTION 7.1    Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction or (to the extent permitted by applicable Law) waiver at or prior to the Effective Time of the following conditions:
(a)    Company Shareholder Approval. This Agreement shall have been duly adopted and approved by holders of shares of Company Common Stock constituting the Company Requisite Vote;
(b)    No Legal Restraint. No Law or Judgment (whether temporary, preliminary or permanent) shall be in effect that prohibits, restrains enjoins, or otherwise prevents the consummation of the Merger (any such Law or Judgment, a “Legal Restraint”), and any agreement between Parent or the Company with the Federal Trade Commission or Antitrust Division of the U.S. Department of Justice to not effect the Merger shall have expired or been terminated; and
(c)    Required Regulatory Approvals. The Consents or Filings on Section 3.5(b)(i) of the Company Disclosure Schedule (the “Company Regulatory Approvals”) and Section 4.5(b)(i) of the Parent Disclosure Schedule (the “Parent Regulatory Approvals” and together with the Company Regulatory Approvals, the “Required Regulatory Approvals”), shall have been duly obtained, made or given, and all terminations or expirations of applicable waiting periods imposed by any Governmental Entity with respect to the transactions contemplated thereby (including under the HSR Act) shall have occurred, and all such Required Regulatory Approvals (including under the HSR Act) shall have become Final Orders.
SECTION 7.2    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction (or waiver by Parent and Merger Sub) at or prior to the Effective Time of the following conditions:
(a)    Representations and Warranties. (i) The representations and warranties of the Company set forth in this Agreement (other than the representations and warranties of the Company set forth in Section 3.1 (Organization and Qualification; Subsidiaries), Section 3.3 (Capitalization), Section 3.4 (Authority), Section 3.5(a)(i) (No Conflict with Organizational Documents) Section 3.9(b) (No Company Material Adverse Effect) and Section 3.20 (Brokers)) shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the Effective Time as though made on and as of the Effective Time (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, in the aggregate, do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii)  the representations and warranties of the Company set forth in (A) Section 3.1 (Organization and Qualification; Subsidiaries), Section 3.4 (Authority), Section 3.5(a)(i) (No Conflict with Organizational Documents) and Section 3.20

(Brokers) shall be true and correct in all material respects and (B) Section 3.3 (Capitalization) shall be true and correct in all but de minimis respects, in the case of each of Section 7.2(a)(ii)(A) and this Section 7.2(a)(ii)(B), as of the Effective Time as though made on and as of the Effective Time (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case as of such earlier date); and (iii) the representation and warranty of the Company set forth in Section 3.9(b) (No Material Adverse Effect) shall be true and correct in all respects as of the Effective Time as though made on and as of the Effective Time;
(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Effective Time;
(c)    No Company Material Adverse Effect. There shall not have occurred any event, development, change, circumstance, effect or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and
(d)    Certificate. Parent shall have received a certificate of an executive officer of the Company, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.
SECTION 7.3    Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be further subject to the satisfaction (or waiver by the Company) at or prior to the Effective Time of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects (without giving effect to any “materiality,” “Parent Material Adverse Effect” or similar qualifiers contained in any such representations and warranties), in each such case, as of the Effective Time as though made on and as of the Effective Time (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, in the aggregate, do not have would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;
(b)    Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Effective Time; and
(c)    Certificate. The Company shall have received a certificate of an executive officer of Parent, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER
SECTION 8.1    Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Requisite Vote (other than as expressly indicated below):
(a)    by mutual written consent of Parent and the Company;
(b)    by Parent or the Company if the condition set forth in Section 7.1(b) (No Legal Restraint) is not satisfied and the Legal Restraint giving rise to such nonsatisfaction has become final and nonappealable; provided, however, that (i) the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party if the Legal Restraint was due to the breach of this Agreement by such Party (or, in the case of Parent, Merger Sub) seeking to terminate this Agreement (it being understood that deemed compliance with Section 6.4 pursuant to Section 6.4(f) shall not constitute a breach under this Section 8.1(b)), and (ii) the Party seeking to terminate this Agreement under this Section 8.1(b) shall have complied in all material respects with Section 6.4 (Regulatory Approvals; Reasonable Best Efforts) (it being understood that deemed compliance with Section 6.4 pursuant to Section 6.4(f) constitutes compliance under this Section 8.1(b)); or
(c)    by Parent or the Company if the Effective Time shall not have occurred on or before 5:00 p.m. New York City time on August 18, 2026 (as may be extended pursuant to the following proviso, the “End Date”); provided, however, that if, prior to the End Date, all of the conditions to the Closing set forth in Article VII have been satisfied or waived, as applicable, or for conditions that by their nature are to be satisfied at the Closing, shall then be capable of being satisfied (except for any condition set forth in (i) Section 7.1(b) (No Legal Restraint) or (ii) Section 7.1(c) (Required Regulatory Approvals)), the End Date shall (A) automatically be extended to December 31, 2026 (the “Extended End Date” which shall constitute the End Date if such extension occurs) and (B) following the extension in the foregoing clause (A), be extended to a date that is three (3) months after the Extended End Date (and if so extended, such later date being the End Date) by mutual written agreement of Parent and the Company not less than three (3) Business Days prior to the Extended End Date, which agreement shall not be unreasonably withheld, conditioned or delayed by either Parent or the Company; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a Party if the failure of the Effective Time to occur on or before the End Date was due to the breach of this Agreement by such Party (or, in the case of Parent, Merger Sub) seeking to terminate this Agreement (it being understood that deemed compliance with Section 6.4 pursuant to Section 6.4(f) shall not constitute a breach under this Section 8.1(c));
(d)    by written notice from the Company if:
(i)    a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied and to be incapable of being satisfied by the End Date, except that, if such breach or failure to perform is curable by Parent or Merger Sub, then, until the earlier of (A) three (3) Business Days prior to the End Date and (B) thirty (30) days after receipt by Parent of written notice from the Company of such breach or failure to perform, but only as long as Parent or Merger Sub, as applicable, continues to use its reasonable best efforts to cure such breach or failure to perform (the “Parent Cure Period”), such termination shall become effective only if the breach or failure to perform is not cured within the Parent Cure Period; provided, however, that, the Parent Cure Period shall not be applicable to any breach or failure to perform by Parent or Merger Sub that gives rise to a termination right under Section 8.1(d)(iii) (Parent Failure to Close); provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if it is then in breach of any of its representations, warranties, covenants or other agreements contained in this Agreement and such breach would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b);
(ii)    prior to obtaining the Company Requisite Vote, in accordance with, and subject to, and in compliance with, all of the terms and conditions of, Section 6.1(d) in order to enter into a definitive agreement with respect to a Superior Proposal; provided, that the Company shall pay the Company Termination Fee pursuant to Section 8.2(b)(i) at such time as specified in Section 8.2(b)(i); or
(iii)    (A) if all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement, (B) the conditions set forth in Article VII that by their nature are to be satisfied at the Closing are capable of being satisfied at the Closing, (C) Parent and Merger Sub fail to consummate the Closing on the date that the Closing should have occurred pursuant to Section 1.3, (D) following such failure contemplated by the foregoing clause (C), the Company has given irrevocable written notice to Parent and Merger Sub that (1) all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement, (2) the conditions set forth in Article VII that by their nature are to be satisfied at the Closing are capable of being satisfied at the Closing if the Closing were to occur at the time of delivery of such notice, and (3) it is prepared, willing and able to consummate the Closing, and if Parent and Merger Sub are prepared, willing and able to consummate the Closing, it will proceed with and immediately consummate the Closing as required pursuant to Section 1.3 (the “Satisfaction Notice”), and (E) Parent and Merger Sub fail to consummate the Closing by the close of business on the second (2nd) Business Day following receipt of the Satisfaction Notice.
(e)    by written notice from Parent if:
(i)    a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied and to be incapable of being satisfied by the End Date, except that, if such breach or failure to perform is curable by the Company, then, until the earlier of (A) three (3) Business Days prior to the End Date and (B) thirty (30) days after receipt by the Company of written notice from Parent of such breach or failure to perform, but only as long as the Company continues to use its reasonable best efforts to cure such breach or failure to perform (the “Company Cure Period”), such termination shall become effective only if the breach or failure to perform is not cured within the Company Cure Period; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent or Merger Sub is then in breach of any of its representations, warranties, covenants or other agreements contained in this Agreement and such breach would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b);
(ii)    the Company Board of Directors shall have made, prior to obtaining the Company Requisite Vote and whether or not in compliance with Section 6.1, a Company Change of Recommendation;
(f)    by either Parent or the Company if the Company Requisite Vote shall not have been obtained at the Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof, at which a vote on the adoption and approval of this Agreement was taken; or
(g)    by the Company if the Stock Purchase Agreement is terminated by the Company pursuant Article IX of the Stock Purchase Agreement.
SECTION 8.2    Effect of Termination.
(a)    In the event of a termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no force or effect, without any liability or obligation on the part of any Party, whether arising before or after such termination, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter hereof (whether in contract or in tort or otherwise, or whether at law, including at common law or by statute, or in equity), except for (i) Section 6.6(a)(iii)(C)(2) (Access to Information – Reimbursement), the last sentence of Section 6.6(a) (Access to Information – Indemnification), Section 6.6(b) (Confidentiality), Section 6.8 (Publicity), Section 6.19 (Parent Debt Financing Cooperation – Reimbursement), this Section 8.2 (Effect of Termination), Section 8.3 (Expenses) and Article IX (General Provisions), each of which provisions shall survive such termination; (ii) subject to Section 8.2(f), liability of Parent and Merger Sub for any Willful Breach of this Agreement prior to such termination; (iii) subject to Section 8.2(f), liability of the Company for any Willful Breach of this Agreement prior to such termination; or (iv) liability of any Party for damages to another Party for fraud. The liabilities described in the preceding sentence that shall survive any valid termination of this Agreement shall not be limited to reimbursement of expenses or out-of-pocket costs, and in the case of any damages sought by the Company from Parent or Merger Sub, including for any Willful Breach, such damages can be based on the damages incurred by the Company’s shareholders in the event such shareholders would not receive the benefit of the bargain negotiated by the Company on their behalf as set forth in this Agreement; provided, however, that notwithstanding anything to the contrary in this Agreement, including this Section 8.2(a), the liability of Parent and Merger Sub in connection with this Agreement and any of the transactions contemplated herein shall not exceed the Liability Limitation; provided, further, that nothing herein shall limit the liability of (A) Guarantor (as defined in the Guarantee) under the Guarantee, (B) Purchaser under the Stock Purchase Agreement or (C) Guarantor (as defined in the SPA Guarantee). The Company acknowledges and agrees that nothing in this Section 8.2 shall be deemed to affect Parent’s right to specific performance under Section 9.10. In addition to the foregoing, no termination of this

Agreement will affect the rights or obligations of any Party (or Sponsor) pursuant to the Guarantee, which rights and obligations will survive the termination of this Agreement in accordance with the Guarantee’s terms.
(b)    In the event that:
(i)    this Agreement is terminated (A) by the Company pursuant to Section 8.1(d)(ii) (Superior Proposal) or (B) by Parent pursuant to Section 8.1(e)(ii) (Company Change of Recommendation), then the Company shall pay $210,000,000 (the “Company Termination Fee”) to Parent, on or prior to the date of termination in the case of a termination pursuant to Section 8.1(d)(ii) (Superior Proposal) or as promptly as reasonably practicable in the case of a termination pursuant to Section 8.1(e)(ii) (Company Change of Recommendation) (and, in any event, within two (2) Business Days following such termination pursuant to Section 8.1(e)(ii) (Company Change of Recommendation)), payable by wire transfer of immediately available funds; or
(ii)    (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(f) (No Company Requisite Vote) or is terminated by Parent pursuant to Section 8.1(e)(i) (Company Terminable Breach), (B) at any time after the date of this Agreement and prior to such termination an Acquisition Proposal shall have been made to the Company, or the Company Board of Directors or shareholders, or an Acquisition Proposal shall have otherwise become publicly known, and (C) within twelve (12) months after such termination, the Company shall have entered into a definitive agreement with respect to, or consummated, an Acquisition Proposal, then, in the event that the actions described in clauses (A), (B) and (C) above shall have occurred, the Company shall pay to Parent the Company Termination Fee, such payment to be made within two (2) Business Days following the earlier to occur of (1) the date the Company enters into such a definitive agreement with respect to such Acquisition Proposal or (2) the date of the consummation of such Acquisition Proposal. Such payment shall be made by wire transfer of immediately available funds. For the purpose of this Section 8.2(b)(ii), all references in the definition of the term Acquisition Proposal to “twenty percent (20%) or more” will be deemed to be references to “more than fifty percent (50%)”. Any expenses previously paid by the Company to Parent pursuant to Section 8.3 shall be credited toward, and offset against, the payment of the Company Termination Fee.
(c)    In the event that this Agreement is terminated (i) (A) by Parent or the Company pursuant to Section 8.1(b) (No Legal Restraint) solely in connection with Required Regulatory Approvals, (B) by Parent or the Company pursuant to Section 8.1(c) (End Date) or (C) by the Company pursuant to Section 8.1(d)(i) (Parent Terminable Breach), and in each case of Section 8.2(c)(i)(A), Section 8.2(c)(i)(B) or Section 8.2(c)(i)(C) above, at the time of such termination, all other conditions to the Closing set forth in Section 7.1 and Section 7.2 (other than Section 7.1(c) (Required Regulatory Approvals) or, solely in connection with Required Regulatory Approvals, Section 7.1(b) (No Legal Restraint)) shall have been satisfied or waived (except for (1) those conditions that by their nature are to be satisfied at the Closing, but which condition would be satisfied or would be capable of being satisfied if the Closing Date were the date of such termination and (2) those conditions that have not been satisfied as a result of a breach of this Agreement by Parent or Merger Sub) or (ii) by the Company pursuant to either (A) Section 8.1(d)(iii) (Parent Failure to Close) or (B) Section 8.1(g) (Stock Purchase Agreement

Termination), then Parent shall pay to the Company $350,000,000 (the “Parent Termination Fee”) by wire transfer of immediately available funds, such payment to be made within two (2) Business Days of the applicable termination.
(d)    The Parties hereto acknowledge and hereby agree that in no event shall either the Company be required to pay the Company Termination Fee or Parent be required to pay the Parent Termination Fee, on more than one (1) occasion.
(e)    Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement. If the Company fails to promptly pay an amount due pursuant to Section 8.2(b), or Parent fails to promptly pay an amount due pursuant to Section 8.2(c), and, in order to obtain such payment, Parent, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for the amount set forth in Section 8.2(b), or any portion thereof, or a judgment against Parent for the amount set forth in Section 8.2(c), or any portion thereof, the Company shall pay to Parent, on the one hand, or Parent shall pay to the Company, on the other hand, its reasonable actual out-of-pocket costs and expenses (including reasonable attorneys’ fees and the fees and expenses of any expert or consultant engaged by such party; provided, that no contingent, success, fixed or similar fee shall be payable pursuant to this Section 8.2(e)) in connection with such suit, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate as published in The Wall Street Journal, Eastern Edition, in effect on the date of such payment. Any amount payable pursuant to Section 8.2(b) or Section 8.2(c) shall be paid by the applicable Party by wire transfer of same day funds prior to or on the date such payment is required to be made under Section 8.2(b) or Section 8.2(c).
(f)    In any circumstance in which this Agreement is terminated and Parent is entitled to receive the Company Termination Fee from the Company and the Company actually pays the Company Termination Fee or the Company is entitled to receive the Parent Termination Fee from Parent and Parent actually pays the Parent Termination Fee, in each case pursuant to Section 8.2, then (i) the Company Termination Fee or Parent Termination Fee, as applicable, and the costs and expenses of Parent or the Company pursuant to Section 8.2(e) and Section 8.3, and the expense reimbursement and indemnification obligations pursuant to Section 6.6(a)(iii)(C)(2) (Access to Information – Reimbursement), the last sentence of Section 6.6(a) (Access to Information – Indemnification), Section 6.19 (Parent Debt Financing Cooperation – Reimbursement), Section 8.2(e) (Effect of Termination – Collection) and Section 8.3 (Expenses), as applicable, shall be (A) if Parent is entitled to the Company Termination Fee and actually receives the Company Termination Fee and is reimbursed its costs and expenses as described in this Section 8.2(f), the sole and exclusive remedy of Parent, Merger Sub, and their respective Affiliates against the Company, its subsidiaries and any of their respective former, current, or future general or limited partners, shareholders, directors, officers, managers, members, Affiliates, employees, representatives or agents, on the one hand, and, (B) if the Company is entitled to the Parent Termination Fee and actually receives the Parent Termination Fee and is reimbursed its costs and expenses as described in this Section 8.2(f), the sole and exclusive remedy of the Company and its Affiliates against Parent, Merger Sub, their respective subsidiaries and any of their respective former, current, or future general or limited partners, shareholders, directors, officers, managers, members, Affiliates, employees, representatives or agents, on the other hand, in each case of clause (A) or clause (B) of this Section 8.2(f), for any loss suffered as a result of any breach of any covenant or agreement in this Agreement giving rise to such termination, or in respect of any representation made or alleged to be have been made in connection with this Agreement, and (ii) upon timely payment of the applicable termination fee and other amounts referenced in this Section 8.2(f), such paying Party and its respective subsidiaries or and their respective former, current, or future general or limited partners, shareholders, directors, officers, managers, members, Affiliates, employees, representatives or agents shall have no further liability or obligation relating to or arising out of this Agreement, including the termination hereof or in respect of representations made or alleged to be made in connection herewith, whether in equity or at law, in contract, in tort or otherwise. The Company acknowledges and agrees that the Parent’s right to receive the Company Termination Fee under this Agreement shall not limit or otherwise affect Parent’s right to specific performance as provided in Section 9.10, but for the avoidance of doubt, under no circumstances shall Parent, directly or indirectly, be permitted or entitled to receive both a grant of specific performance that results in the Closing, on the one hand, and the payment of the Company Termination Fee, or any other damages, on the other hand.
(g)    Notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of Parent and Merger Sub together under this Agreement, including for any losses, damages, costs or expenses of the Company or its Affiliates related to the failure of the transactions contemplated by this Agreement, or a breach of this Agreement by Parent or Merger Sub or otherwise (including a Willful Breach), shall not exceed the Liability Limitation, and in no event shall the Company, its subsidiaries or its Affiliates seek any amount in excess of the Liability Limitation (including consequential, indirect or punitive damages) in connection with this Agreement or the transactions contemplated by this Agreement or in respect of any other documents (other than the Stock Purchase Agreement or the SPA Guarantee), whether in contract or in tort or otherwise, or whether at law, including at common law or by statute, or in equity; provided that, notwithstanding anything to the contrary, the Company, its subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates shall be deemed to irrevocably waive their right to any amounts due and owing under this Section 8.2 or otherwise (other than the Stock Purchase Agreement or the SPA Guarantee) in excess of the Liability Limitation, and none of Parent, Merger Sub or any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates or Sponsor shall have any payment obligations in excess of the Liability Limitation in connection with this Agreement. In furtherance of the foregoing, notwithstanding anything to the contrary in this Agreement, in no event shall Parent, any of its Affiliates or Representatives or the Parent Debt Financing Sources be required to pay any amount of monetary losses under this Agreement if the Company has received the Parent Termination Fee and its reimbursable costs and expenses as contemplated by Section 8.2(f).
SECTION 8.3    Expenses. Except as otherwise specifically provided herein (including the last sentence of Section 8.2(b)(ii) and this Section 8.3) and the filing fees with respect to any Required Regulatory Approvals, which shall be borne solely by Parent (and Parent shall reimburse the Company to the extent the Company has, pursuant to Section 6.4, incurred any such fees) or as otherwise specifically provided herein, including Section 8.2, each Party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. Expenses incurred in connection with the filing, printing and mailing of the Proxy Statement shall be shared equally by Parent and the Company.
SECTION 8.4    Procedures for Termination, Amendment, Extension or Waiver. Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders or other equityholders of any Party. The Party desiring to terminate this Agreement in accordance with Section 8.1 shall give written notice of such termination to the other Parties in accordance with Section 9.2, specifying the provision of this Agreement pursuant to which such termination is effected.
SECTION 8.5    Modification or Amendment. The Parties may modify or amend this Agreement by written agreement, executed and delivered by duly authorized officers of the respective Parties; provided, however, that after receipt of the Company Requisite Vote, there shall be made no amendment that by applicable Law requires further approval by the shareholders of the Company without the further approval of such shareholders.
SECTION 8.6    Waiver. At any time prior to the Effective Time, any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby and specifically referencing this Agreement. The failure of any Party to assert any rights or remedies shall not constitute a waiver of such rights or remedies. No waiver by any Party of any breach or anticipated breach of any provision hereof by any other Party shall be deemed a waiver of any other contemporaneous, preceding or succeeding breach or anticipated breach, whether similar or not. Except as provided in this Agreement, no action taken pursuant to this Agreement, including investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance by any other Party with any representations, warranties, covenants or agreements contained in this Agreement. All consents given hereunder shall be in writing.
ARTICLE IX

GENERAL PROVISIONS
SECTION 9.1    Non-Survival of Representations, Warranties, Covenants and Agreements; Contractual Nature of Representations and Warranties. None of the representations or warranties contained herein or in any instrument delivered pursuant to this Agreement shall survive, and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect thereto shall terminate at the Effective Time. Except for any covenant or agreement that by its terms contemplates performance after the Effective Time and those covenants and agreements in this Article IX, none of the covenants or agreements of the Parties contained herein shall survive, and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) with respect to such covenants and agreements shall terminate at, the Effective Time. The Parties hereby acknowledge and agree that

(a) all representations and warranties set forth in this Agreement are contractual in nature only and (b) if any such representation or warranty (as modified by the applicable Company Disclosure Schedule or Parent Disclosure Schedule) should prove untrue, the Parties’ only rights, claims or causes of action (other than in the event of Willful Breach, which shall be subject to Section 8.2(a)) shall be to exercise the specific rights set forth in Section 7.2(a), Section 7.3(a), Section 8.1(d)(i) and Section 8.1(e)(i), as and if applicable, and (c) the Parties shall have no other rights, claims or causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) based on, arising out of or related to any such untruth of any such representation or warranty.
SECTION 9.2    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice); provided, however, that delivery by e-mail shall be deemed to have been duly given upon receipt only if confirmed by e-mail or telephone:
(a)    if to Parent or Merger Sub:
345 Park Avenue New York, NY 10154
Attn:    Sebastien Sherman; Heidi Boyd; Max A. Wade
Email:    Sebastien.Sherman@Blackstone.com;
    Heidi.Boyd@Blackstone.com;
    Max.Wade@Blackstone.com;
    BIP-LegalandCompliance@Blackstone.com
with an additional copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
609 Main Street
Houston, TX 77002
Attn:    Rhett A. Van Syoc, P.C.; Robert P. Goodin, P.C.; Debbie P. Yee, P.C.
Email:    rhett.vansyoc@kirkland.com;
    robert.goodin@kirkland.com;
    debbie.yee@kirkland.com
(b)    if to the Company:
TXNM Energy, Inc.
414 Silver Ave. SW
Albuquerque, NM 87102-3289
Attn:    Brian G. Iverson, Esq. Senior Vice President, General Counsel & Secretary
Email:    brian.iverson@txnmenergy.com

with an additional copy (which shall not constitute notice) to:

Troutman Pepper Locke LLP
1001 Haxall Point
15th Floor
Richmond, VA 23219
Attn:    R. Mason Bayler, Jr.; Coburn R. Beck; Heather M. Ducat
Email:    mason.bayler@troutman.com;
    coby.beck@troutman.com;
    heather.ducat@troutman.com
SECTION 9.3    Certain Definitions. For purposes of this Agreement, the term:
(a)    “Acceptable Confidentiality Agreement” means a confidentiality agreement with counterparty(ies) containing customary provisions that require each counter-party(ies) thereto (and each of its (their) representatives named therein) that receive information of or with respect to the Company or its subsidiaries to keep such information confidential (i) in effect on the date hereof or (ii) entered into on or after the date hereof on terms (A) no less favorable in the aggregate to the Company and (B) no less restrictive in the aggregate to such counter-party(ies) (and each of its (their) representatives) than those contained in the Confidentiality Agreement (except for such changes specifically and expressly permitted pursuant to this Agreement), it being understood that such confidentiality agreement need not prohibit the making or amendment of an Acquisition Proposal.
(b)    “Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person; provided, that for purposes of Section 6.4, Blackstone Inc. and its Affiliates and its and their funds and investment vehicles, and managed accounts and their respective portfolio companies (other than Persons managed or advised by Blackstone Infrastructure Advisors L.L.C., but, for the avoidance of doubt, including the portfolio companies and other investments of Sponsor) shall not be considered an Affiliate of Parent, Merger Sub or any Company Party.
(c)    “Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, as amended, and all Laws of any jurisdiction applicable to the Company and its Affiliates concerning or relating to anti-bribery or anti-corruption (governmental or commercial).
(d)    “Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in the United States in New York, New York.
(e)    “Code” means the Internal Revenue Code of 1986, as amended.
(f)    “Company Material Adverse Effect” means any event, development, change, circumstance, effect or occurrence that, individually or in the aggregate with all other events, developments, changes, circumstances, effects or occurrences, (i) would prevent or materially impair or materially delay the consummation of the Merger or (ii) has a material adverse effect on or with respect to the business, properties, results of operations or condition of the

Company Parties (financial or otherwise), taken as a whole; provided, that with respect to clause (ii) only, no events, developments, changes, circumstances, effects or occurrences relating to, arising out of or in connection with or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a Company Material Adverse Effect and no event, development, change, circumstance, effect or occurrence relating to, arising out of or in connection with or resulting from any of the following shall be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur: (A) general changes or developments in the legislative or political condition, or in the economy or the financial, debt, capital, credit, commodities or securities markets, in each such case, in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions, tariff policies, interest rates or inflation, (B) any change affecting any industry in which the Company Parties operate, including electric and renewable power generating, transmission or distribution industries (including, in each case, any changes in operations thereof) or any change affecting retail markets for electric power, capacity or fuel or related products, (C) any changes in the national, regional, state, provincial or local electric generation, transmission or distribution systems or increases or decreases in planned spending with respect thereto, (D) the entry into this Agreement or the public announcement of the Merger or other transactions contemplated hereby, including any impact thereof on relationships, contractual or otherwise, with customers, suppliers, regulators, lenders, partners or employees of the Company Parties, (E) the identity of Parent or any of its Affiliates as the acquiror of the Company, (F) any action taken or omitted to be taken by the Company at the express written request of or with the express written consent of Parent, (G) any actions required to be undertaken by the Company in accordance with, subject to and consistent with Section 6.4 of this Agreement to obtain any Consent or make any Filing required for the consummation of the Merger and the other transactions contemplated herein or, in connection therewith, any written proposal or commitment made by any Party or its Affiliates to any Governmental Entity in accordance with, subject to and consistent with Section 6.4 or imposed by any Governmental Entity, in each case, in order to obtain the Required Regulatory Approvals, (H) changes after the date hereof, in any applicable Laws or applicable binding accounting regulations or principles or interpretation or enforcement thereof by any Governmental Entity, (I) any hurricane, tornado, fire, wildfire, earthquake, flood, tsunami or other natural disaster or weather-related event, act of God, pandemic or epidemic, including the COVID-19 virus, outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage, cyber attacks, ransomware attacks, terrorism, or national or international political or social conditions, (J) any change in the market price or trading volume of the shares of the Company or the credit rating of the Company Parties, (K) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself, (L) any litigation or claim threatened or initiated by shareholders, ratepayers, customers or suppliers of the Company Parties (each in their capacity as such) against the Company Parties or any of their respective officers or directors (in each case, in their capacity as such), in each case, arising out of the execution of this Agreement or the transactions contemplated thereby and (M) any increase in interest rates payable arising from the refinancing of the TNMP Bonds, in each case, in accordance with the express terms of this Agreement (it being understood that in the cases of clause (J) and clause (K) of this Section 9.3(f), the facts, events or circumstances giving rise to or contributing to such change or failure may be deemed to constitute, and may be taken into account in determining whether there has been a Company Material Adverse Effect); except in the cases of clauses (A), (B), (C), (H) or (I) of this Section 9.3(f), to the extent that the Company Parties, taken as a whole, are disproportionately affected thereby as compared with other participants in the industry in which the Company operates in the United States (in which case solely the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect); provided, however, that, notwithstanding anything herein or otherwise to the contrary, the effect of the failure to obtain the consent of the Existing Lenders to the execution of this Agreement prior to the execution and delivery hereof (but not the effect of the failure to obtain consents from Existing Lenders to the Closing that may be required under the Contracts with the Existing Lenders) may be considered, and taken into account, in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur (without giving effect to, and disregarding, any of the exceptions set forth in each of the preceding clauses (A) through (M)).
(g)    “Company Parties” means, collectively, the Company, its subsidiaries and its Joint Ventures, and each of them individually is a “Company Party”.
(h)    “Contract” means any legally binding written or oral agreement, contract, subcontract, lease, instrument, note, option, warranty, sales order, purchase order, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature, excluding any License.
(i)    “control” (including the terms “controlling”, “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
(j)    “Credit Facilities” means the agreements (as in effect on the date of this Agreement) listed in Section 9.3(j) of the Company Disclosure Schedule, and any replacements or refinancings thereof entered into after the date hereof in compliance with Section 5.1.
(k)    “Derivative Product” means any swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument or Contract, based on any commodity, security, instrument, rate or index of any kind or nature whatsoever, whether tangible or intangible, including electricity, natural gas, fuel oil, coal, emissions allowances and offsets, and other commodities, currencies, interest rates and indices.
(l)    “Designated Person” means any Person listed on a Sanctions List.
(m)    “Equity Securities” of any Person means, as applicable (i) any and all of its shares of capital stock, limited liability company interests or other equity interests or share capital, (ii) any warrants, Contracts or other rights or options directly or indirectly to subscribe for or to purchase any capital stock, limited liability company interests or other equity interests or share capital of such Person, (iii) all securities or instruments, directly or indirectly, exchangeable for or convertible or exercisable into, any of the foregoing or with any profit participation features with respect to such Person, or (iv) any share appreciation rights, phantom share rights or other similar rights with respect to such Person or its business.
(n)    “ERISA Affiliate” means each entity, trade or business (whether or not incorporated) that would be treated at any relevant time together with the Person or any of its subsidiaries as a “single employer” within the meaning of Section 414 of the Code or 4001(b) of ERISA.
(o)    “ESP II” means the TXNM Energy, Inc. Executive Savings Plan II, effective January 1, 2015 and as amended on January 1, 2016, January 1, 2020, and August 2, 2024.
(p)    “Ex-Im Laws” means all U.S. and non-U.S. Laws or orders relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the customs and import Laws and orders administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.
(q)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(r)    “FERC” means the Federal Energy Regulatory Commission or any successor thereto.
(s)    “Final Order” means, with respect to any Governmental Entity, action by such Governmental Entity that has not been reversed, stayed, enjoined, set aside, annulled or suspended and is legally binding and effective.
(t)    “FPA” means the Federal Power Act of 1920, 16 U.S.C. §§ 791a, et seq., as amended, and its implementing regulations.
(u)    “GAAP” means the generally accepted accounting principles for financial reporting in the United States consistently applied through the periods involved.
(v)    “Government Official” means (i) any official, officer, employee or representative of, or any person acting in an official capacity for or on behalf of, any Governmental Entity, (ii) any political party or party official or candidate for political office, or (iii) any official, officer, employee, or any person acting in an official capacity for or on behalf of, any company, business, enterprise or other entity owned (in whole or in substantial part) controlled by or affiliated with a Governmental Entity.
(w)    “Governmental Entity” means any governmental, tribal, quasi-governmental or regulatory (including stock exchange) authority (including the North American Electric Reliability Corporation and any regional reliability entity), agency, court, commission or other governmental body, whether foreign or domestic, of any country, nation, republic, federation, sovereign or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof.
(x)    “HSR Act” means Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(y)    “Insolvent” means, with respect to any Person, (i) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total liabilities, including contingent liabilities, (ii) the present fair saleable value of such Person’s assets is less than the amount required to pay the probable liability (subordinated, contingent or otherwise) of such Person on its debts, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts or liabilities that would be beyond its ability to pay such debts and liabilities as they mature, or (iv) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.
(z)    “Intellectual Property” means all worldwide intellectual property, industrial property and proprietary rights and all rights therein, including all (i) patents, methods, technology, designs, processes, inventions, copyrights, works of authorship, software and systems, trademarks, service marks, trade names, corporate names, domain names, logos, trade dress and other source indicators and the goodwill of the business symbolized thereby, trade secrets, know-how and tangible and intangible proprietary or confidential information and materials, (ii) registrations, applications, provisionals, divisions, continuations, continuations-in-part, re-examinations, extensions, re-issues, renewals and foreign counterparts of or for any of the foregoing and (iii) the right to sue and collect damages for any past infringement of any of the foregoing.
(aa)    “Intervening Event” means any event, development, change, effect or occurrence that affects or would reasonably be expected to affect (i) the business, financial condition or continuing results of operation of the Company and its subsidiaries, taken as a whole or (ii) the shareholders of the Company (including the benefits of the Merger to the shareholders of the Company) in either case that (A) is material, (B) was not known to the Company Board of Directors as of the date of this Agreement, (C) becomes known to the Company Board of Directors prior to obtaining the Company Requisite Vote, and (D) does not relate to or involve any Acquisition Proposal; provided, however, that an Intervening Event shall not include (1) any event, development, change, effect or occurrence (i) solely related to Parent or Merger Sub or any of their Affiliates unless such event, development, change, effect or occurrence has had or would reasonably be expected to have a Parent Material Adverse Effect, or (ii) any action taken by any Party hereto pursuant to and in compliance with the affirmative covenants set forth in Section 6.4, or the consequences of any such action, and (2) the receipt, existence or terms of an Acquisition Proposal, or the consequences thereof.
(bb)    “Joint Venture” of a Person, means any Person that is not a subsidiary of such first Person, in which such first Person or one or more of its subsidiaries owns directly or indirectly any Equity Securities, other than Equity Securities held for passive investment purposes that are less than five percent (5%) of each class of the outstanding voting securities or voting capital stock of such second Person.
(cc)    “Judgment” means any decision, verdict, judgment, order, decree, ruling, writ, subpoena, assessment or arbitration award of a Governmental Entity of competent jurisdiction.
(dd)    “knowledge” (i) with respect to the Company means the actual knowledge of any of the individuals listed in Section 9.3(dd) of the Company Disclosure Schedule and (ii)

with respect to Parent or Merger Sub means the actual knowledge of any of the individuals listed in Section 9.3(dd) of the Parent Disclosure Schedule.
(ee)    “Law” means any federal, state, local, municipal, tribal, foreign or other law, statute, act, constitution, principle of common law, ordinance, code, injunction, rule, Judgment, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.
(ff)    “Liability Limitation” means, collectively, the amount of the Parent Termination Fee, plus the aggregate amount of any cost and expense reimbursement and indemnification obligations described in or pursuant to Section 6.6(a)(iii)(C)(2) (Access to Information – Reimbursement), the last sentence of Section 6.6(a) (Access to Information – Indemnification), Section 6.19 (Parent Debt Financing Cooperation – Reimbursement), Section 8.2(e) (Effect of Termination – Collection) and Section 8.3 (Expenses).
(gg)    “NMBCA” means the Business Corporation Act of the State of New Mexico, as amended.
(hh)    “Notional Units” means each notional unit, whether payable in shares of Company Common Stock or in cash, granted under the ESP II.
(ii)    “NYSE” means the New York Stock Exchange.
(jj)    “Organizational Documents” means any corporate, partnership or limited liability organizational documents, including certificates or articles of incorporation, bylaws, certificates of formation, operating agreements (including limited liability company agreement and agreements of limited partnership), certificates of limited partnership, partnership agreements, shareholder agreements, certificates of existence and any each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of that entity’s Equity Securities or of any rights in respect of that entity’s Equity Securities, as applicable.
(kk)    “Parent Debt Financing Entities” means the Parent Debt Financing Sources, together with their Affiliates, their Affiliates’ current or future officers, directors, employees, agents, representatives, stockholders, limited partners, managers, members or partners and their successors and assigns.
(ll)    “Parent Debt Financing Sources” means each entity (including the lenders and each agent and arranger or any underwriter, purchaser, investor or other entity) that commits to provide or otherwise provides or arranges or has entered into agreements in connection with all or any part of the Parent Debt Financing (or any permanent financing consummated in lieu of any portion thereof or Parent Alternative Financing) in connection with the transactions contemplated hereby, including the parties to any joinder agreements, indentures, underwriting agreements, purchase agreements or credit agreements entered into pursuant thereto or relating thereto.
(mm)    “Parent Material Adverse Effect” means, with respect to Parent or Merger Sub, any event, development, change, circumstances, effect or occurrence that, individually or in the aggregate with all other events, developments, changes, circumstances, effects or occurrences, would prevent or materially impair or materially delay the consummation of the Merger by Parent or Merger Sub.
(nn)    “Permitted Permanent Bond Replacement Financing” means any debt financing satisfying the Required Debt Terms the proceeds of which will be used to replace or refinance the TNMP Bonds accepting the Offers to Purchase and/or borrowings under the TNMP Backstop Facility.
(oo)    “Permitted Replacement Backstop Facility” means (i) any amendment to a Backstop Facility or any then-existing Permitted Replacement Backstop Facility to extend the maturity thereof and/or (ii) any new unsecured (or in the case of TNMP, as may be secured by the TNMP Mortgage Indenture) bridge facility provided by one or more commercial banks that have terms that are consistent with the terms of the applicable Backstop Facility or Permitted Replacement Backstop Facility being replaced and incurred to replace or extend the maturity of such Backstop Facility or Permitted Replacement Backstop Facility, and in each case above, with a maturity term that is no less than the lesser of (A) 364 days and (B) the remaining period through the then-effective End Date and on market economic terms and in consultation with the Parent.
(pp)    “Person” means an individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).
(qq)    “Personal Information” means, in addition to any information defined or described by a Person or any of its subsidiaries as “personal information” in any privacy notice or other public-facing statement by or on behalf of such Person or its subsidiaries, all information identifying an individual or regarding an identified or identifiable individual (such as name, address, telephone number, email address, financial account number, government-issued identifier, and any other data used or intended to be used to identify, contact or precisely locate a person).
(rr)    “Privacy Rules and Policies” means any privacy policies and any other terms applicable to the collection, retention, use, disclosure and distribution of Personal Information from individuals, and any laws related to the collection, use, access to, transmission, disclosure, alteration or handling of Personal Information.
(ss)    “Regulatory Proceeding” means any action, lawsuit, compliant, claim, petition, suit, audit, examination, assessment, arbitration, mediation, or inquiry, or any proceeding or investigation (including any rate case), by or before any Governmental Entity.
(tt)    “Required Debt Terms” means: (i) with respect to any indebtedness permitted to be incurred by the Company under Section 5.1(c)(x) to which this definition applies: such indebtedness shall (A) be in the form of senior unsecured term loans or other bank debt and (B) be permitted by the terms thereof to remain outstanding on and after the Closing Date and not contain any default, event of default, mandatory prepayment, mandatory offer to pay or similar event or change in economic terms that would be triggered by the consummation of the transactions contemplated hereunder; (ii) with respect to any indebtedness permitted to be incurred by PNM under Section 5.1(c)(x) to which this definition applies: such indebtedness shall (A) be in the form of senior unsecured notes or similar debt securities issued in one or more series in a public or private offering and issued pursuant to one or more indentures or note purchase agreement, the covenants of which shall be consistent with the indenture or note purchase agreement for the most recently issued senior unsecured bonds by PNM or in the form of pollution control refunding bonds consistent with the terms of such existing bonds, as applicable, (B) be permitted by the terms thereof to remain outstanding on and after the Closing Date and not contain any default, event of default, mandatory prepayment, mandatory offer to pay or similar event or change in economic terms that would be triggered by the consummation of the transactions contemplated hereunder and (C) not contain any provision that requires PNM to file periodic and other reports with the SEC; and (iii) with respect to any indebtedness permitted to be incurred by TNMP under Section 5.1(c)(x) to which this definition applies: such indebtedness shall (A) be in the form of first mortgage bonds, notes or similar debt securities issued in one or more series in a public or private offering and issued pursuant to one or more indentures, the covenants of which shall be consistent with the TNMP Mortgage Indenture (except as set forth on Section 9.3(oo) of the Company Disclosure Schedule), and (B) be permitted by the terms thereof to remain outstanding on and after the Closing Date and not contain any default, event of default, mandatory prepayment, mandatory offer to pay or similar event or change in economic terms that would be triggered by the consummation of the transactions contemplated hereunder (other than any cross default provisions relating to the Existing Credit Facilities) and, in each case of clauses (i) through (iii) above, on market economic terms and in consultation with Parent.
(uu)    “Required Financial Information” means the financial information of the Company and its subsidiaries of the type and form that are customarily provided in connection with a financing contemplated by the Parent Debt Financing or included in a prospectus or offering memorandum to consummate an offering of non-convertible, debt securities (including information that would be required under Regulation S-X and Regulation S-K).
(vv)    “Sanctioned Country” means a country or territory which is at any time subject to Sanctions.
(ww)    “Sanctions” means (i) economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government and administered by the Office of Foreign Assets Control, (ii) economic or financial sanctions imposed, administered or enforced from time to time by the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury, and (iii) economic or financial sanctions imposed, administered or enforced from time to time by the United Nations Security Council, the European Union, or His Majesty’s Treasury.
(xx)    “Sanctions List” means any of the lists of specially designated nationals or designated persons or entities (or equivalent) held by the U.S. government and administered by the Office of Foreign Assets Control, the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury or any similar list maintained by any other U.S. government entity, the United Nations Security Council, the European Union, or His Majesty’s Treasury, in each case as the same may be amended, supplemented or substituted from time to time.

(yy)    “Significant Subsidiary” means a subsidiary of any Person that would be a “significant subsidiary” within the meaning of Rule 1-02 of Regulation S-X of the SEC.
(zz)    “SPA Guarantee” means that certain Limited Guarantee, dated the date hereof, in favor of the Company with respect to certain obligations of Purchaser under the Stock Purchase Agreement.
(aaa)    “subsidiary” or “subsidiaries” means, with respect to any Person (i) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which fifty percent (50%) or more of the total voting power of shares of stock or other equity interests of such Person entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof and (ii) any partnership, joint venture or limited liability company of which (A) fifty percent (50%) or more of the capital accounts, distribution rights, total equity or voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one (1) or more of the other subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise and (B) such Person or any subsidiary of such Person is a controlling general partner or otherwise controls such entity.
(bbb)    “Tax Return” means all returns and reports, including elections, disclosures, schedules, estimates and information returns, and including any amendment thereof and attachment and supplement thereto, required to be supplied to a Taxing Authority.
(ccc)    “Taxes” means all federal, state, local and foreign taxes or charges, fees, levies, imposts, duties or other assessments of a similar nature, including income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, license, production, value added, occupancy, escheat or unclaimed property and other taxes, or duties or assessments imposed by any Taxing Authority, together with all interest, penalties and additions imposed with respect to such amounts.
(ddd)    “Taxing Authority” means any Governmental Entity exercising any authority to impose, regulate or administer the imposition of Taxes.
(eee)    “TNMP Bonds” means the $1,505,000,000 aggregate principal amount of first mortgage bonds issued by TNMP pursuant to the terms of the TNMP Mortgage Indenture.
(fff)    “TNMP Mortgage Indenture” means that certain First Mortgage Indenture, dated as of March 23, 2009, as amended and supplemented by the supplemental indentures thereto, between TNMP and U.S. Bank Trust Company, National Association, as successor trustee.
(ggg)    “Treasury Regulations” means the U.S. Department of Treasury regulations promulgated under the Code (as amended).
(hhh)    “Willful Breach” means with respect to any Party, any breach of, or failure to perform, any covenant or other agreement contained in this Agreement that is a consequence of an act or failure to act undertaken by or on behalf of such Party with actual or constructive knowledge that such Party’s act or failure to act would, or would reasonably be expected to, result in or constitute a material breach of this Agreement; provided, however, that, without limiting the meaning of Willful Breach, the Parties acknowledge and agree that any failure by the Company to consummate the Merger and the other transactions contemplated hereby in accordance with Section 1.3 after the applicable conditions to the Closing set forth in Article VII have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at the time of such failure to consummate the Closing) shall constitute a Willful Breach of this Agreement.
SECTION 9.4    Severability. If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, this Agreement shall be interpreted as to effect the original intent of the Parties as closely as possible to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
SECTION 9.5    Entire Agreement; Assignment. This Agreement and the Stock Purchase Agreement are being entered into simultaneously but are separate transactions. Except as expressly set forth in this Agreement, the provisions of the Stock Purchase Agreement are not intended to, and in no way, modify or supplement the terms of this Agreement. This Agreement (including the Exhibits hereto and the Company Disclosure Schedule and the Parent Disclosure Schedule), the Guarantee, the SPA Guarantee, the Equity Commitment Letter, the Parent Debt Commitment Letters and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other Parties, and any assignment without such consent shall be null and void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.
SECTION 9.6    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) with respect to the provisions of Section 6.10 which shall inure to the benefit of the Indemnified Parties benefiting therefrom who are intended to be third-party beneficiaries thereof, (b) at and after the Effective Time, the rights of the holders of Company Shares to receive the Per Share Merger Consideration in accordance with the terms and conditions of this Agreement, (c) at and after the Effective Time, the rights of the holders of Restricted Stock Rights and Performance Shares to receive the payments contemplated by the applicable provisions of Section 2.2 at the Effective Time in accordance with the terms and conditions of this Agreement, (d) prior to the Effective Time, the rights of the holders of Company Common Stock to pursue claims for damages and other relief, including equitable relief, for Parent’s or Merger Sub’s breach of this Agreement subject to Section 8.2(a), (e) with respect to the provisions of Section 9.15 which shall inure to the benefit of the Parent Debt Financing Entities benefiting therefrom who are intended to be third-party beneficiaries thereof and (f) the rights of the Non-Recourse Parties under Section 9.16; provided, however, that the rights granted to the holders of Company Common Stock pursuant to the foregoing clause (d) of this Section 9.6 shall only be enforceable on behalf of such holders by the Company in its sole and absolute discretion. The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.6 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Consequently, Persons other than the Parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
SECTION 9.7    Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware (without giving effect to choice of law principles thereof or of any other jurisdiction that would mandate or permit the application of the Laws of any jurisdiction other than the State of Delaware), except that any matter relating to the (a) fiduciary obligations of the Company Board of Directors shall be governed by the Laws of the State of New Mexico and (b) the mechanics of the Merger shall be governed by the NMBCA.
SECTION 9.8    Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
SECTION 9.9    Counterparts. This Agreement may be executed and delivered (including by facsimile transmission, “.pdf,” or other electronic transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
SECTION 9.10    Specific Performance.
(a)    The Company agrees that irreparable damage for which monetary damages, even if available, may not be an adequate remedy, would occur in the event that the Company does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Company acknowledges and agrees that Parent shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the Company’s obligation to consummate the Merger, subject to the terms and conditions of this Agreement), without any requirement for obtaining, furnishing or posting any bond or other security, this being in addition to any other remedy to which Parent is entitled at law or in equity. The Parties acknowledge and agree that the Company shall not be entitled to the equitable remedy of specific performance or other equitable relief to prevent or remedy a breach of this Agreement by Parent or Merger Sub and that the Company’s sole and exclusive remedy relating to a breach of this Agreement by Parent, Merger Sub or otherwise shall be the termination of this Agreement in accordance with Section 8.1, if applicable, and the collection of the Parent Termination Fee (and other amounts contemplated by) in accordance with Section 8.2(f), if applicable; provided, however, that the Company shall be entitled to specific performance to prevent any breach by Parent or Merger Sub of Section 6.6(b). For the avoidance of doubt, the foregoing shall not limit any right to seek specific performance under the Stock Purchase Agreement.
(b)    The Company agrees that it will not raise any objections to the availability of the equitable remedy of specific performance or other equitable relief as provided herein, including objections on the basis that (i) Parent has an adequate remedy at law or equity or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Parent, if seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, shall not be required to provide any bond or other security in connection with any such order or injunction. The Company further agrees that nothing set forth in this Section 9.10 shall require Parent to institute any proceeding for specific performance under this Section 9.10 prior to or as a condition to exercising any termination right under Article VIII (and/or receipt of any amounts due pursuant to Section 8.2), nor shall the commencement of any legal action or legal proceeding pursuant to this Section 9.10 or anything set forth in this Section 9.10 restrict or limit Parent’s right to terminate this Agreement in accordance with the terms of Article VIII.
(c)    If Parent has the right to terminate this Agreement pursuant to Section 8.1 but instead elects to bring an action for specific performance pursuant to this Section 9.10, then if such action for specific performance is unsuccessful, Parent shall not be deemed to have waived its right to terminate this Agreement pursuant to Section 8.1 and may thereafter terminate this Agreement pursuant to Section 8.1 and the Company shall pay any applicable Company Termination Fee pursuant to Section 8.2.
(d)    If, prior to the End Date, Parent brings an action to enforce specifically the performance of the terms and provisions of this Agreement by Company, the End Date shall automatically be extended by (i) the amount of time during which such action is pending, plus twenty (20) Business Days, or (ii) such other time period established by the court presiding over such action.
SECTION 9.11    Jurisdiction. Each of the Parties irrevocably (a) agrees that it shall bring any and all actions or proceedings in respect of any claim arising out of, related to, or in connection with, this Agreement, the Merger or the other transactions contemplated by this Agreement, whether in tort or contract or at law or in equity, exclusively in Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware or, if such court shall not have or declines to accept jurisdiction over a particular matter, then any federal court within the State of Delaware, (b) submits with regard to any such action or proceeding, generally and unconditionally, to the personal jurisdiction of such courts and agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this

Agreement in any court other than the courts described above, and (d) consents to service being made through the notice procedures set forth in Section 9.2. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby. Each Party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 9.11, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable Law, that the suit, action or proceeding in any such court is brought in an inconvenient forum, that the venue of such suit, action or proceeding is improper, or that this Agreement, or the subject matter hereof or thereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable Law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the Party is entitled pursuant to the final judgment of any court having jurisdiction. Each Party expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Laws of the State of Delaware and of the United States of America; provided, that each such Party’s consent to jurisdiction and service contained in this Section 9.11 is solely for the purpose referred to in this Section 9.11 and shall not be deemed to be a general submission to said courts or in the State of Delaware other than for such purpose.
SECTION 9.12    WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.
SECTION 9.13    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent, Merger Sub or the Surviving Corporation when due.
SECTION 9.14    Interpretation. When reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule of this Agreement, as applicable, unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive and has the meaning represented by the phrase “and/or”. References to “dollars” or “$” are to United States of America dollars. When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if”. Whenever the phrase “ordinary course” or “ordinary course of business” is used in this Agreement, it shall be deemed to be followed by the words “consistent with past practice” whether or not so specified. The interpretations contemplated by Section 9.14 of the Company Disclosure Schedule shall apply as contemplated therein. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted. Terms defined in the singular have a comparable meaning when used in the plural, and vice versa. References herein to any gender include any other gender. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material”, a “Company Material Adverse Effect” or a “Parent Material Adverse Effect” under this Agreement. Unless otherwise indicated, all references herein to the subsidiaries of a Person shall be deemed to include all direct and indirect subsidiaries of such Person unless otherwise indicated or the context otherwise requires. Each representation or warranty in Article III made by the Company relating to a Joint Venture of the Company or any subsidiary thereof that is neither operated nor managed solely by the Company or any subsidiary thereof, shall be deemed to be made only to the knowledge of the Company. When used in this Agreement, the phrase “made available” shall mean provided by the Company or Parent, as applicable, (i) via email to the other Party or its Representatives, (ii) in a virtual data room accessible by the other Party established in connection with the transactions contemplated by this Agreement, (iii) at the offices of a Party or its Affiliates or (iv) included in, as an exhibit or schedule, the Company SEC Reports, in each cases of clauses (i), (ii), (iii) or (iv) above, as of or prior to 5:00 p.m., Eastern Time, on May 18, 2025.
SECTION 9.15    Parent Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Company hereby (a) agrees that any action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Parent Debt Financing Entities, arising out of or relating to, this Agreement, the Parent Debt Financing or any of the agreements entered into in connection with the Parent Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such action to the exclusive jurisdiction of such court, (b) agrees that any such action shall be governed by, construed and enforced in accordance with the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in a definitive document relating to the Parent Debt Financing, (c) agrees that service of process upon any such party in any such action or proceeding shall be effective if notice is given in accordance with Section 9.2, (d) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action in any such court, (e) waives to the fullest extent permitted by applicable law trial by jury in any action brought against the Parent Debt Financing Entity in any way arising out of or relating to this Agreement, the Parent Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (f) agrees that none of the Parent Debt Financing Entities will have any liability to the Company relating to or arising out of this Agreement, the Parent Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, (g) agrees that no Parent Debt Financing

Entity shall be subject to any special, consequential, punitive or indirect damages or damages of a tortious nature in connection with this Agreement, the Parent Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (h) (i) waives any and all rights or claims against the Parent Debt Financing Entities in connection with this Agreement, the Parent Debt Financing or any of the agreements entered into in connection with the Parent Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or equity, contract, tort or otherwise, and (ii) agrees not to commence (and if commenced agrees to dismiss or otherwise terminate) any proceeding or legal or equitable action against any Parent Debt Financing Source in connection with this Agreement, the Parent Debt Financing or any of the agreements entered into in connection with the Parent Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder and (provided that, for the avoidance of doubt, and notwithstanding the foregoing, nothing herein shall limit Parent’s and its Affiliates’ rights under any agreements relating to the Parent Debt Financing) and (i) agrees that the Parent Debt Financing Entities are express third-party beneficiaries of, and may enforce, Section 8.2, Section 9.6 and any of the provisions in this Agreement reflecting the foregoing agreements in this Section 9.15 and that Section 8.2, Section 9.6 and this Section 9.15 (or any other provision of this Agreement the amendment, modification or alteration of which has the effect of modifying such provisions) may not be amended in a manner adversely affecting any Parent Debt Financing Entity without the written consent of such adversely affected Parent Debt Financing Entity. Notwithstanding anything to the contrary herein, nothing in this Agreement shall impact the rights of Parent, Merger Sub and their Affiliates, or the obligations of the Parent Debt Financing Entities, under any definitive agreement relating to the Parent Debt Financing.
SECTION 9.16    No Recourse. Notwithstanding anything to the contrary in this Agreement or in any document, agreement or instrument delivered in connection herewith, (a) the Company covenants, agrees and acknowledges that no Person other than Parent and Merger Sub has any liability, obligation or commitment of any nature, known or unknown, whether due or to become due, absolute, contingent or otherwise, hereunder and that neither the Company nor any other Person has any right of recovery or recourse under this Agreement or under any document, agreement or instrument delivered in connection herewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, this Agreement, such obligations or their creation, the transactions contemplated hereby or thereby or in respect of any oral representations made or alleged to be made in connection herewith or therewith, against, and no personal liability whatsoever shall attach to, be imposed upon or be incurred by, any former, current or future equity holders, controlling persons, incorporators, directors, officers, employees, advisors, agents, representatives, Affiliates, members, managers or general or limited partners of Parent or Merger Sub or any former, current or future equity holder, controlling person, incorporator, director, officer, employee, advisor, general or limited partner, member, manager, Affiliate, financing source, portfolio company, representative or agent of any of the foregoing and their successors or assigns (collectively, but not including Parent or Merger Sub, each, a “Non-Recourse Party”), whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by the enforcement of any assessment or by any Proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, as such, for any obligations of Parent, Merger Sub or any of their successors or permitted assignees under this Agreement or any documents, agreements or instruments delivered in connection herewith or therewith or for any claim based on, in respect of, or by reason of such obligation or their creation and (b) the provisions of this Section 9.16 are intended to be for the benefit of, and enforceable by, the Non-Recourse Parties and each such Person shall be a third-party beneficiary of this Section 9.16; provided, that notwithstanding the generality of the foregoing, nothing in this Section 9.16 shall prevent the Company from enforcing (i) the Guarantee against the Guarantor (as defined in the Guarantee) in accordance with the terms of the Guarantee, (ii) the Stock Purchase Agreement against Purchaser in accordance with the terms of the Stock Purchase Agreement or (iii) the SPA Guarantee against Guarantor (as defined in the SPA Guarantee) in accordance with the terms of the SPA Guarantee.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
COMPANY:
TXNM ENERGY, INC.
By:      /s/ Patricia K. Collawn
Name:    Patricia K. Collawn
Title:    Chief Executive Officer
Signature Page to Agreement and Plan of Merger

PARENT:
TROY PARENTCO LLC
By:    BIP Holdings Manager L.L.C.
Its:    Manager
By:     /s/ Sebastien Sherman
Name:    Sebastien Sherman
Title:    Senior Managing Director
MERGER SUB:
TROY MERGER SUB INC.
By:     /s/ Sebastien Sherman
Name:    Sebastien Sherman
Title:    Chief Executive Officer
Signature Page to Agreement and Plan of Merger